Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

KAPSTONE KRAFT PAPER CORPORATION,

U.S. CORRUGATED ACQUISITION INC.,

PINE MERGER CORP.,

DENNIS DORIAN MEHIEL,
for purposes of Section 10.3,

and

DENNIS MEHIEL,
for purposes of Section 10.3 and as the Representative

Dated as of September 22, 2011

ARTICLE VII COVENANTS OF PURCHASER, MERGER SUB AND THE COMPANY		68

Section 7.1	Access to Information	68
Section 7.2	Required Actions	70
Section 7.3	Certain Filings	72
Section 7.4	Public Announcements	72
Section 7.5	Notices of Certain Events	73
Section 7.6	Exclusive Dealing	72
Section 7.7	Tax Matters	74
Section 7.8	Substitution of Guarantees	73
Section 7.9	Financing	78
Section 7.10	Title	81
Section 7.11	Shared Contracts	83
Section 7.12	ERISA Section 4204	83
Section 7.13	Supplier Consents	85
Section 7.14	Environmental Insurance	85
Section 7.15	Amsterdam Insurance Proceeds	85

ARTICLE VIII CONDITIONS TO THE MERGER		86

Section 8.1	Conditions to Obligations of Each Party	86
Section 8.2	Conditions Precedent to the Obligations of the Company	86
Section 8.3	Conditions Precedent to the Obligations of Purchaser and Merger Sub	87

ARTICLE IX TERMINATION		91

Section 9.1	Termination	91
Section 9.2	Effect of Termination	92
Section 9.3	Release of Deposit Amount	93

ARTICLE X SURVIVAL; INDEMNIFICATION		93

Section 10.1	Survival	93
Section 10.2	Indemnification	94
Section 10.3	Mehiel Liability	98

ARTICLE XI REPRESENTATIVE		98

Section 11.1	Appointment of Representative	98

ARTICLE XII MISCELLANEOUS		100

Section 12.1	Notices	100
Section 12.2	Entire Agreement	102
Section 12.3	Assignment; Binding Effect	102
Section 12.4	Specific Performance	103
Section 12.5	Fees and Expenses	103
Section 12.6	Amendments	103

EXHIBITS

Exhibit A	Agreed Accounting Principles and Illustrative Calculation of Target Net Working Capital(1)
Exhibit B	Deposit Agreement
Exhibit C	Escrow Agreement
Exhibit D	Form of Reciprocal Restrictive Covenants Agreement
Exhibit E	Form of Certificate of Merger
Exhibit F	DL-6 Lease Amendments
Exhibit G	Forms of Transition Services Agreements
Exhibit H	Disposition Agreement Term Sheet

SCHEDULES

Schedule 1.1(a)(i)	Company Bonus Payments
Schedule 1.1(a)(ii)	Company Bonus Payments
Schedule 1.1(b)	Disposed Assets
Schedule 1.1(c)	Additional Deductions from Merger Consideration
Schedule 1.1(d)	Other Filings
Schedule 3.1	Organization and Qualification
Schedule 3.2	Capitalization

Schedule 3.4	Consents and Approvals
Schedule 3.5	No Violations
Schedule 3.6	Financial Statements; Books and Records
Schedule 3.7	No Undisclosed Liabilities
Schedule 3.8	Compliance with Law
Schedule 3.9	Litigation
Schedule 3.10	Employee Benefit Matters
Schedule 3.11	Taxes
Schedule 3.12	Intellectual Property
Schedule 3.13	Material Contracts
Schedule 3.14	Brokers and Finders
Schedule 3.15	Absence of Certain Changes
Schedule 3.16	Environmental Matters
Schedule 3.17	Labor and Employee Matters
Schedule 3.18	Related Party Transactions
Schedule 3.19	Real Property
Schedule 3.20	Insurance
Schedule 3.21	Accounts Receivable
Schedule 3.22	Customers and Suppliers
Schedule 3.23	Title; Condition and Availability of Assets
Schedule 3.24	Warranties; Product Defects
Schedule 3.25	Bank Accounts; Power of Attorney; Minute Books
Schedule 4.3	Consents and Approvals
Schedule 5.1	Conduct of the Company
Schedule 5.4	Termination of Related Party Contracts
Schedule 5.9	Capital Expenditures
Schedule 6.1(c)	Contracts, Policies and Plans to be Honored
Schedule 7.1(a)	Access to Information
Schedule 7.8	Substitution of Guarantees
Schedule 7.9(e)	Financing
Schedule 7.11	Shared Contracts

Schedule 7.13	Supplier Consents
Schedule 8.1(c)	Approvals of Governmental Entities
Schedule 8.3(h)	Consents
Section 8.3(p)(x)	Director and Officer Resignations
Schedule 10.2(a)(ix)	Additional Indemnification Matters

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into this 22nd day of September, 2011, by and among U.S. CORRUGATED ACQUISITION INC., a Delaware corporation (the “Company”), KAPSTONE KRAFT PAPER CORPORATION, a Delaware corporation (“Purchaser”), PINE MERGER CORP., a Delaware corporation (“Merger Sub”), DENNIS DORIAN MEHIEL, an individual resident of the State of New York, for purposes of Section 10.3, and DENNIS MEHIEL, an individual resident of the State of New York, for purposes of Section 10.3 and in his capacity as Representative (the “Representative”).

WHEREAS, the respective boards of directors of the Company and Merger Sub have determined that the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and a wholly owned subsidiary of Purchaser, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), would be advisable and in the best interests of the current stockholders of the Company and Merger Sub, respectively;

WHEREAS, immediately following the execution and delivery of this Agreement, the respective boards of directors of the Company and Merger Sub shall present this Agreement for adoption by the respective stockholders of the Company and Merger Sub, and (i) holders of in excess of a majority of the Company Stock (as defined below) shall execute written consents pursuant to Section 228 of the DGCL approving and adopting the Merger and the other transactions contemplated hereby in accordance with Section 251 of the DGCL (the “Approval Consents”) and (ii) Purchaser, as the sole stockholder of Merger Sub, shall execute a written consent pursuant to Section 228 of the DGCL approving and adopting the Merger and the other transactions contemplated hereby in accordance with Section 251 of the DGCL;

WHEREAS, the board of directors of Purchaser has determined that the Merger would be advisable and in the best interests of the current stockholders of Purchaser; and

WHEREAS, Purchaser, Merger Sub and the Company desire to make, and have relied upon, certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section  1.1                                   Defined Terms.  When used in this Agreement, the following terms shall have the meanings set forth below:

“AAA” has the meaning set forth in Section 12.12(a)(i).

“AAA Rules” has the meaning set forth in Section 12.12(a)(i).

“Adjusted Per Share Estimated Merger Consideration” means the Baseline Per Share Estimated Merger Consideration, less an amount equal to the Per Share Escrow Adjustment Amount.

“Adjusted Per Share Merger Consideration” means the Baseline Per Share Merger Consideration, less an amount equal to the Per Share Escrow Adjustment Amount.

“Adjustment Escrow Amount” means an amount equal to the sum of (i) 15% of the Target Net Working Capital and (ii) the excess of the estimated Net Working Capital (based on the computation used to determine the Estimated Merger Consideration) over the Target Net Working Capital (if such amount is greater than zero), which, subject to the terms of the Escrow Agreement, shall be held in the Escrow Account until its release within two Business Days following the determination of the Final Closing Statement pursuant to Section 2.11.

“Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person, including each Subsidiary of such specified Person.  For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or equity or ownership interests or by contract, credit arrangement or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Aggregate Consideration” has the meaning set forth in Section 2.13.

“Agreed Accounting Principles” means the accounting principles, methodologies, procedures and classifications applied in determining the illustrative calculation of Target Net Working Capital set forth on Exhibit A hereto.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Financing” has the meaning set forth in Section 7.9(a).

“Alternative Financing Agreements” has the meaning set forth in Section 7.9(b).

“Alternative Financing Commitment” has the meaning set forth in Section 7.9(a).

“Applicable Acquisition Date” means, with respect to the following portions of the facilities and operations of the Company and its Subsidiaries, respectively:

(a)                                  for the facilities and operations in (i) Cowpens, South Carolina, (ii) Fort Worth, Texas, (iii) Atlanta, Georgia (Eagle Container - Gwaltney Drive), (iv) Atlanta, Georgia (Selig Drive); and Tullahoma, Tennessee, August 26, 2006;

(b)                                 for the facilities and operations in (i) Fridley, Minnesota (Twin Cities), (ii) Cedar Rapids, Iowa, (iii) West Springfield, Massachusetts, (iv) Amsterdam, New York, (v) Bowling Green, Kentucky, (vi) Seward, Nebraska, (vii) Grand Forks, North Dakota, and (viii) Milwaukee, Wisconsin, April 27, 2007;

(c)                                  for the facilities and operations in (i) Lawrenceburg, Kentucky, and (ii) Somerset, Kentucky, February 15, 2008;

(d)                                 for the facilities and operations in College Park, Georgia, July 16, 2008;

(e)                                  for the facilities and operations in (i) Coal Center, Pennsylvania, and (ii) Bethesda, Ohio, July 17, 2008;

(f)                                    for the facilities and operations in Mesquite, Texas, October 2, 2008; and

(g)                                 for the facilities and operations in Cleveland, Ohio (Maple Heights), January 18, 2011.

“Approval Consents” has the meaning set forth in the Recitals.

“Arbitrators” has the meaning set forth in Section 12.12(a)(ii).

“Available Amount” has the meaning set forth in Section 7.7(e)(iii).

“Baseline Per Share Estimated Merger Consideration” means (a) the Estimated Merger Consideration, plus the aggregate exercise price of all of the In-the-Money Options and In-the-Money Warrants outstanding and unexercised immediately prior to the Effective Time, divided by (b)(i) the number of shares of Company Stock outstanding immediately prior to the Effective Time (assuming the exercise of In-the-Money Warrants outstanding and unexercised immediately prior to the Effective Time) plus (ii) the Option Number.

“Baseline Per Share Merger Consideration” means (a) the Merger Consideration, plus the aggregate exercise price of all of the In-the-Money Options and In-the-Money Warrants outstanding and unexercised immediately prior to the Effective Time, divided by (b)(i) the number of shares of Company Stock outstanding immediately prior to the Effective Time (assuming the exercise of In-the-Money Warrants outstanding and unexercised immediately prior to the Effective Time) plus (ii) the Option Number.

“Basket Amount” has the meaning set forth in Section 10.2(a).

“Business” means the business conducted by the Company and its Subsidiaries as conducted on the date hereof; provided, however, that, for purposes of Article V, following the Disposition, “Business” shall mean the Surviving Business.

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions located in New York, New York are authorized or obligated by Law or executive order to close.

“Business Guaranties” has the meaning set forth in Section 7.8.

“Class A Consent” means a written consent pursuant to which each holder of Class A Preferred Stock, among other things, (a) waives its redemption rights under the Company Certificate of Incorporation, (b) waives its appraisal rights under Section 262 of the DGCL with respect to the Merger, (c) waives the provisions of Section 8.6 of the Securities Purchase Agreement with respect to the Disposition, (d) consents and agrees to the termination of the agreements set forth on Section 5.4 of the Company Disclosure Schedule to which it is a party and waives any claims thereunder and (e) waives any applicable limitation on payment of dividends with respect to Junior Stock (as such term is defined in the Company Organizational Documents) contained in any of the Company Organizational Documents in connection with the Disposition.

“Class A Merger Consideration” means the aggregate amount payable by the Company to holders of Class A Preferred Stock pursuant to Section 2.8(b).

“Class A Preferred Stock” means the Class A preferred stock, par value $0.01 per share, of the Company.

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash” means the aggregate amount of the Company’s and each of the Retained Subsidiaries’ cash and cash equivalents on hand or in bank accounts as of the Closing, including, without duplication, all lease and other security deposits posted by the Company and each of the Retained Subsidiaries.  For the avoidance of doubt, Closing Cash shall also include, without duplication, any cash proceeds received by the Company prior to the Closing from the Disposition Purchasers in connection with the Disposition, but shall exclude any cash and cash equivalents on hand or in bank accounts of the Disposed Subsidiaries as of the Closing.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Indebtedness” means the aggregate amount of the indebtedness for borrowed money of the Company and the Retained Subsidiaries (including the Senior Indebtedness) that is unpaid and outstanding as of the Closing, including all accrued interest relating thereto, and including any termination fees, prepayment penalties, expenses, breakage costs or other fees or expenses due upon prepayment of or payable in connection with any indebtedness of the Company or the Retained Subsidiaries, including as a result of the entering into this Agreement or the consummation of the transactions contemplated hereby.  “Closing Indebtedness” shall not include (a) any amounts taken into account in Net Working Capital or in Transaction Expenses, (b) the Company Bonus Payment, or (c) any obligation under capital leases.

“Closing Statement” has the meaning set forth in Section 2.11(a).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company 401(k) Plan” means the U.S. Corrugated, Inc. 401(k) Savings Plan.

“Company Bonds” means the debt instruments of U.S. Corrugated, Inc., a Subsidiary of the Company, issued and outstanding under the Indenture.

“Company Bonus Payment” means the aggregate amount of (a) payments to be made to employees and officers of U.S. Corrugated, Inc. at Closing attributable to the Supplemental Bonus Plan as set forth on Section 1.1(a)(i) of the Company Disclosure Schedule, which schedule shall be updated by the Company not less than two (2) Business Days prior to the Closing to set forth the dollar amount payable to each Person set forth on such schedule at the time of execution of this Agreement, and (b) the other bonus payments set forth on Section 1.1(a)(ii) of the Company Disclosure Schedule.

“Company Certificate of Incorporation” means the Certificate of Incorporation of the Company, as amended.

“Company Disclosure Schedule” means the Disclosure Schedule delivered by the Company to Purchaser simultaneously with the execution and delivery of this Agreement.

“Company Environmental Policies” has the meaning set forth in Section 7.14(a)(i).

“Company Fundamental Representations” has the meaning set forth in Section 10.1.

“Company Group Losses” has the meaning set forth in Section 10.2(b).

“Company Intellectual Property” means all Intellectual Property that is owned by, or licensed for use in connection with the business of, the Company or the Retained Subsidiaries.

“Company Material Adverse Effect” means any change, event, occurrence, state of facts, condition, circumstance, development or effect that has, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, properties, liabilities, operations or condition (financial or otherwise) of the Company and the Retained Subsidiaries, individually or taken as a whole, or (b) the ability of the Company and the Retained Subsidiaries to consummate the Merger and any other transactions contemplated hereby, provided, however, that clause (a) of the definition of “Company Material Adverse Effect” shall not include any change, event, occurrence, state of facts, condition, circumstance, development or effect to the extent arising after the date hereof and relating to (i) the economy of the United States in general, (ii) the financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iii) the industries or markets in which the Company or the Retained Subsidiaries are operating as of the date hereof, (iv) the entry into and announcement of this Agreement and the consummation of the transactions contemplated hereby, in each case as a result of the identity of Purchaser as opposed to any other Person, (v) changes in Law or GAAP or (vi) acts of war, terrorism or the escalation of either of the forgoing; provided further, however, that none of the foregoing shall have had or shall reasonably be expected to have a disproportionate impact on the Company and the Retained Subsidiaries, individually or taken as a whole, relative to other participants in the industries in which the Company and the Retained Subsidiaries operate.

“Company Multiemployer Plan” means any Multiemployer Plan to which the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has ever contributed or been required to contribute or with respect to which the Company, any of its Subsidiaries or any of their respective ERISA Affiliates otherwise has any liability.

“Company New Environmental Policy” has the meaning set forth in Section 7.14(b).

“Company Organizational Documents” has the meaning set forth in Section 3.1(a).

“Company Stock” has the meaning set forth in Section 2.8(c).

“Company Stock Consent” means a written consent pursuant to which each holder of Company Stock, among other things, (a) votes in favor of the adoption of this Agreement and the consummation of the transactions contemplated hereby, including the consummation of the Merger and the appointment and indemnification of the Representative as agent for the holders of Company Stock in accordance with Article XI, (b) waives its appraisal rights under Section 262 of the DGCL with respect to the Merger, (c) waives the provisions of Section 8.6 of the Securities Purchase Agreement and Section 5 of the Stockholders Agreement with respect to the Disposition and consents to the consummation of the Disposition in accordance with the provisions of this Agreement, (d) waives the provisions of Section 9.5 and 9.6 of the Securities Purchase Agreement with respect to the consummation of the transactions contemplated hereby, including the Merger and (e) consents and agrees to the termination of the agreements set forth on Section 5.4 of the Company Disclosure Schedule to which it is a party and waives any claims thereunder.

“Company Tax Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included the Company or any of its Subsidiaries or any predecessor of or successor to the Company or any of its Subsidiaries (or another such predecessor or successor), or any other group of corporations that, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with the Company or any of its Subsidiaries or any predecessor of or successor to the Company or any of its Subsidiaries (or another such predecessor or successor).

“Condition Failure Notice” has the meaning set forth in Section 12.15(a).

“Confidentiality Agreement” means the nondisclosure agreement, dated as of June 15, 2011, by and between U.S. Corrugated, Inc. and KapStone Paper and Packaging Corporation.

“Continuation Period” has the meaning set forth in Section 6.1(a).

“Contract” means any note, bond, mortgage, indenture, Lease, lease, sublease, license, sublicense, contract, invoice, purchase order, bid and quotation, undertaking, obligation,

commitment, understanding, arrangement or other legally binding agreement, including any amendment thereto; in each case whether written or oral.

“Corporate Headquarters” means the Leased Real Property at 550 Broad Street, Suite 605, Newark, New Jersey 07102.

“Corporate Management Agreement” means the Corporate Management Agreement, dated as of May 1, 2007, by and between D Mehiel Holdings, LLC (as assignee of Four M Investments, LLC) and U.S. Corrugated, Inc. (as successor in interest to U.S.C. Acquisition Corp.).

“D&O Indemnified Person(s)” has the meaning set forth in Section 6.2(a).

“Debt Financing Sources” has the meaning set forth in Section 7.10(a).

“Deposit Account” means an escrow account established by the Deposit Agent pursuant to the Deposit Agreement.

“Deposit Agent” means Wollmuth Maher & Deutsch LLP.

“Deposit Agreement” means that certain deposit agreement by and among Purchaser, the Representative and the Deposit Agent being entered into concurrently with the execution of this Agreement, a copy of which is attached hereto as Exhibit B, as the same may be amended from time to time.

“Deposit Amount” means cash in the amount of $15,000,000 to be paid by Purchaser to the Deposit Agent promptly following the execution of this Agreement and to be held, and subject to release, by the Deposit Agent in accordance with the terms of the Deposit Agreement.

“DGCL” has the meaning set forth in the Recitals.

“Disposed Assets” means (a) all capital stock of the Disposed Subsidiaries held by the Company and its Subsidiaries and (b) the assets of the Company and its Subsidiaries set forth on Section 1.1(b) of the Company Disclosure Schedule.

“Disposed Assets Employee” means any current, former or retired employee, director, officer or consultant of a Disposed Subsidiary, any Employee who currently provides, or when last providing services to the Company or one if its Subsidiaries (or a predecessor thereto) was providing, services primarily with respect to a Disposed Subsidiary or the Disposed Assets.

“Disposed Liabilities” means any and all liabilities or obligations of any kind, whether known or unknown, and whether absolute, contingent, accrued or otherwise, of the Disposed Subsidiaries or Disposed Assets or arising or resulting from the Disposition, including to the extent arising from or relating to the Disposed Assets, any business activities of the Disposed Subsidiaries or the Disposition Agreements, and including any medical and workers’ compensation and other accrued expenses relating to any Disposed Assets Employee.

“Disposed Subsidiaries” means Timberline Packaging, Inc., a Pennsylvania corporation, and U.S. Display Group, Inc., a Tennessee corporation.

“Disposition” means the sale of the Disposed Assets by the Company and its Subsidiaries and the assumption of the Disposed Liabilities by two distinct Disposition Purchasers, as further described in Section 2.1(b), whereby (a) one Disposition Purchaser shall acquire for cash the Disposed Assets of the Company related to the facility located in Milwaukee, WI (and assume all of the Disposed Liabilities related to the facility located in Milwaukee, WI), and (b) the second Disposition Purchaser shall acquire for cash all other Disposed Assets (and assume all other Disposed Liabilities), in the case of this clause (b) effected through the transfer of certain Disposed Assets by the Company or any Retained Subsidiary to Timberline Packaging, Inc. (and the assumption by Timberline Packaging, Inc. of the Disposed Liabilities relating thereto or in connection with such transfer) and the sale of all of the outstanding capital stock of Timberline Packaging, Inc. to the second Disposition Purchaser.

“Disposition Agreements” means those agreements utilized in connection with the consummation of the Disposition, each of which shall be in form and substance reasonably satisfactory to Purchaser consistent in all respects with the terms set forth on Exhibit H hereto and shall otherwise be

“Disposition Purchasers” has the meaning set forth in Section 2.1(b).

“Dispute” has the meaning set forth in Section 12.12(a).

“Dissenting Holders” has the meaning set forth in Section 2.12.

“Dissenting Shares” has the meaning set forth in Section 2.12.

“DL-6 Lease” means each of (i) the Industrial Triple Net Lease, dated April 27, 2007, by and between DLL-Amsterdam, LLC and U.S. Corrugated, Inc.; (ii) the Industrial Triple Net Lease, dated April 27, 2007, by and between DLL-Bowling Green, LLC and U.S. Corrugated, Inc.; (iii) the Industrial Triple Net Lease, dated April 27, 2007, by and between DLL-Cedar Rapids, LLC and U.S. Corrugated, Inc.; (iv) the Industrial Triple Net Lease, dated April 27, 2007, by and between DLL-Grand Forks, LLC and U.S. Corrugated, Inc.; (v) the Industrial Triple Net Lease, dated April 27, 2007, by and between DLL-Seward, LLC and U.S. Corrugated, Inc.; and (vi) the Industrial Triple Net Lease, dated April 27, 2007, by and between DLL-Fridley, LLC and U.S. Corrugated, Inc., as amended by First Amendments dated in each case as of April 1, 2010.

“Effective Time” has the meaning set forth in Section 2.3.

“Employee” means each current, former, or retired employee, director, officer or consultant of the Company or any of its Subsidiaries.

“Employment Agreement” means each management, employment, severance retention, change in control, consulting or other similar Contract between the Company or any of its Subsidiaries, on the one hand, and any Employee, on the other hand, pursuant to which the Company or any of the Retained Subsidiaries has or may have any liability, contingent or otherwise, and that cannot be terminated by the Company or a Retained Subsidiary at any time without the payment of severance or penalties, or the Company or any Retained Subsidiary incurring any liability.

“Environmental Insurance” means environmental pollution legal liability insurance policies for the benefit of the Surviving Corporation, providing coverage through October 1, 2014 for pre-existing and new pollution conditions (subject only to the limitations set forth in such policies), covering the Real Property (excluding office and warehouse locations).

“Environmental Law” means any Law relating to Environmental Matters.

“Environmental Matter” means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, workplace health or safety, and any matters relating to emissions, discharges, releases or threatened releases, of Materials of Environmental Concern into the air, surface water, groundwater, soil, land surface or subsurface or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of or exposure to Materials of Environmental Concern.

“Environmental Permits” means all Permits and other governmental consents required by applicable Environmental Laws.

“Environmental Report” means the letter report entitled “Environmental Review of Certain Facilities of U.S. Corrugated, Inc., prepared by Environ and dated July 22, 2011, a copy of which has been provided by the Company to the Purchaser.  For avoidance of doubt, the Environmental Report is a summary report and not an actual Phase I Environmental Site Assessment report for each facility covered by such report.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any organization which is or within the past six years has been a member of a controlled group of organizations within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Account” means an escrow account established by the Escrow Agent pursuant to the Escrow Agreement.

“Escrow Agent” means Bank of America Merrill Lynch.

“Escrow Agreement” means that certain escrow agreement by and among Purchaser, the Representative and the Escrow Agent being entered into concurrently with the execution of this Agreement, a copy of which is attached hereto as Exhibit C, as the same may be amended from time to time.

“Escrow Fund” means, collectively, the Adjustment Escrow Amount, the Indemnity Escrow Amount and the Tax Escrow Amount.

“Estimated Merger Consideration” means the good faith estimate of the Merger Consideration, as determined by the Company in consultation with the chief financial officer of KapStone Paper and Packaging Corporation in accordance with Section 2.10.

“Estimated Warrant Payment” means, with respect to each share of Company Stock subject to an In-the-Money Warrant, the excess of (a) the Adjusted Per Share Estimated Merger Consideration over (b) the per share exercise price of such In-the-Money Warrant.

“Final Closing Amount” means the Merger Consideration as set forth on the Final Closing Statement.

“Final Closing Statement” has the meaning set forth in Section 2.11(c).

“Financing” has the meaning set forth in Section 4.5(b).

“Financing Agreements” has the meaning set forth in Section 7.9(a).

“Financing Commitments” has the meaning set forth in Section 4.5(b).

“Financing Parties” has the meaning set forth in Section 7.9(d).

“Flooding” has the meaning set forth in Section 7.15(a).

“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

“Governmental Entity” means any federal, state, local or foreign government or any court, judicial or arbitral body, tribunal, administrative agency, instrumentality, self-regulatory organization or commission or other governmental or other regulatory authority or agency.

“HSR Act” has the meaning set forth in Section 3.4.

“In-the-Money Option” means any Stock Option.

“In-the-Money Warrant” means any Warrant.

“Income Taxes” means any Taxes in the nature of income or franchise taxes.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Indebtedness” means, with respect to the Company and its Subsidiaries, the aggregate amount, as of the applicable date of determination, without duplication, of all (a) Senior Indebtedness and other indebtedness for borrowed money, whether secured or unsecured or evidenced by notes, debentures, bonds or other similar instruments, including all outstanding principal, interest (or interest equivalent) and other amounts payable with respect thereto, (b) guarantees of any of the items set forth in the foregoing clause (a), (c) letters of credit, issued for the account thereof, in each case only to the extent drawn upon and for which a reimbursement obligation is due and payable, (d) obligations under leases required in accordance with GAAP to be recorded as capital leases, (e) off-balance sheet financing, including synthetic leases and project financing, (f) obligations for the deferred purchase price of property or services, including all earnout and similar contingent payment obligations arising from the acquisition of any ongoing business, (g) purchase price indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (h) indebtedness secured by a purchase money mortgage or security interest or similar encumbrance and (i) any fees, penalties, premiums or accrued and unpaid interest or other expenses, including prepayment penalties, make-whole payments and consent or breakage fees, with respect to the items in each of the foregoing clauses (a) through (h); provided, however, that (x) any amounts taken into account in Net Working Capital or in Transaction Expenses and (y) the Company Bonus Payment shall be excluded from Indebtedness.

“Indemnification Claim” has the meaning set forth in Section 10.2(c).

“Indemnification Event” has the meaning set forth in Section 10.2(c).

“Indemnified Party” has the meaning set forth in Section 10.2(c).

“Indemnifying Party” has the meaning set forth in Section 10.2(c).

“Indemnity Escrow Amount” means $16,500,000, which, subject to the terms of the Escrow Agreement, shall be held in the Escrow Account for an 18-month period following the Closing Date.

“Indenture” means the Indenture, dated May 30, 2007, by and among U.S. Corrugated, Inc., as Issuer, U.S. Display Group, Inc., as Guarantor, and Wells Fargo Bank, National Association, as Trustee and Collateral Agent, the First Supplemental Indenture, dated February 26, 2008, by and among U.S. Corrugated, Inc., as Issuer, U.S. Display Group, Inc., as Guarantor, Anderson Packaging, Inc., as Additional Guarantor, and Wells Fargo Bank, National Association, as Trustee and Collateral Agent, and Second Supplemental Indenture, dated as of July 22, 2008, by and among U.S. Corrugated, Inc., as Issuer, U.S. Display Group, Inc. and Anderson Packaging, Inc., as Guarantors, Timberline Packaging, Inc., as Additional Guarantor, and Wells Fargo Bank, National Association, as Trustee and Collateral Agent.

“Intellectual Property” means all intellectual property, including (a) United States and foreign patents, provisional patent applications, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, industrial designs, inventions

(whether or not patentable or reduced to practice) and improvements thereto; (b) United States, state and foreign trademarks, service marks, trade names, brand names, corporate names, trade dress, logos, designs, domain names, moral rights, slogans and other source indicators, whether registered or unregistered, and all applications, pending registrations, registrations and renewals in connection therewith, and all of the goodwill of the Surviving Business associated therewith; (c) United States and foreign copyrights, copyrightable works, mask works (as defined in 17 U.S.C. Section 901) and works of authorship, whether registered or unregistered, and copyright applications and all registrations and renewals in connection therewith; and (d) trade secrets, confidential ideas and business information (including know-how, formulae, compositions, manufacturing and production processes and techniques, concepts, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, mailing lists, models, reports, pricing and cost information and business and marketing plans and proposals) and other proprietary information.

“IRS” means the Internal Revenue Service.

“knowledge of the Company” or “the Company’s knowledge” means the actual knowledge, after reasonable inquiry, of Dennis Mehiel, Dennis Dorian Mehiel, Lawrence Grossman, David Doherty, Jeff Corke, Greg Moore, John Sondergard, John Caplice, Ingrid Santiago, Jim Painter, Jeff Volker and Joe Gasperetti; provided, however, that none of the foregoing individuals (other than Dennis Mehiel) will be required to make any inquiry with respect to matters other than those matters for which he or she explicitly has responsibility as a director, officer and/or employee of the Company.

“knowledge of Purchaser” or “Purchaser’s knowledge” means the actual knowledge, after reasonable inquiry, of Andrea Tarbox, Matt Kaplan, Therese Lowry, Tim Keneally and Roger Stone; provided, however, that none of the foregoing individuals will be required to make any inquiry with respect to matters other than those matters for which he or she explicitly has responsibility as a director, officer and/or employee of Purchaser.

“Latest Balance Sheet” has the meaning set forth in the definition of “Latest Financial Statements.”

“Latest Financial Statements” means (a) the unaudited consolidated balance sheet of the Company and the Retained Subsidiaries (which, for greater clarity, excludes the Disposed Assets, the Disposed Liabilities and the Disposed Subsidiaries) as of August 27, 2011 (the “Latest Balance Sheet”) and the related unaudited statement of operations for the eight (8) months then ended and (b) the unaudited consolidated balance sheet of the Company and its Subsidiaries (which, for greater clarity, includes the Disposed Assets, the Disposed Liabilities and the Disposed Subsidiaries) as of August 27, 2011 and the related unaudited statement of operations for the eight (8) months then ended.

“Law” means any law, constitution, rule, statute, written directive, code, regulation, judgment, injunction, order, decree, ordinance, municipal by-law or judicial, arbitral, administrative, ministerial, departmental or regulatory judgment or order, or other restriction of any Governmental Entity, including general principles of common and civil law and equity.

“Leased Real Property” means the real property leased or subleased by the Company or any of the Retained Subsidiaries, as tenant or subtenant, together with, to the extent leased or subleased by the Company or any of the Retained Subsidiaries, all buildings and other structures, facilities or improvements currently located thereon, all fixtures, systems and equipment attached or appurtenant thereto.

“Leases” has the meaning set forth in Section 3.19(a).

“Lenders” has the meaning set forth in Section 4.5(b).

“Lien” means any claim, restriction on voting or transfer or pledge, mortgage, lien (including environmental and Tax liens), charge, claim, deed of trust, assignment, conditional sale or other title retention agreement, preference, priority, restriction, hypothecation, or security interest of any kind, and any easement, encroachment, covenant, restriction, right of way, defect in title or other encumbrance of any kind.

“Lien Release Letter” means a letter agreement entered into by the Company or one of its Retained Subsidiaries, on the one hand, and a holder of Closing Indebtedness, on the other hand, authorizing Purchaser and any of the Lenders to release all Liens held by such holder of Closing Indebtedness upon the payment to such holder of Closing Indebtedness of the amounts set forth therein.

“Losses” means any and all liabilities, losses, costs, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges, including, in all cases, reasonable legal fees and expenses.

“Material Contracts” has the meaning set forth in Section 3.13(b).

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactive materials, and any other substances of any kind, the release or discharge of which, contamination by which, or exposure to which, is regulated pursuant to or could give rise to liability under any Environmental Law.

“Maximum Liability Estimate” has the meaning set forth in Section 7.7(e)(iii).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means an amount equal to (a) $330,000,000, plus (b) Closing Cash, plus (c) the Net Working Capital Adjustment (which may be a negative number), less (d) the Closing Indebtedness, less (e) Class A Merger Consideration, less (f) the Company Bonus Payment, less (g) Transaction Expenses paid by Purchaser pursuant to Section 2.10(b)(v), less (h) the Escrow Fund, less (i) the Representative Reserve Amount, and less (j) the aggregate amount set forth on Section 1.1(c) of the Company Disclosure Schedule, and plus (k) all Environmental Insurance premiums paid by the Company in accordance with Section 7.14(b).

“Merger Sub” has the meaning set forth in the Preamble.

“Milwaukee Purchaser” has the meaning set forth in Section 7.12.

“Milwaukee Multiemployer Plan” has the meaning set forth in Section 7.12.

“Milwaukee Closing Date” has the meaning set forth in Section 7.12.

“Multiemployer Plan” has the meaning given such term in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA.

“Net Working Capital” means the quick consolidated net working capital of the Company which will be equal to (a) the trade accounts receivable net of the Company and the Retained Subsidiaries as of the Closing, plus (b) inventory, less (c) the accounts payable of the Company and the Retained Subsidiaries as of the Closing less (d) trade for accrual (with respect to each such item, disregarding all other accruals (other than unpaid Transaction Costs, which shall not be disregarded), the Closing Cash, the Disposed Assets, the Disposed Liabilities and, for the avoidance of doubt, the Transaction Expenses paid by Purchaser pursuant to Section 2.10(b)(v)), in each case calculated in accordance with the Agreed Accounting Principles.  For the avoidance of doubt, the parties hereto agree that the Net Working Capital shall be calculated in accordance with Exhibit A hereto, which illustrates the calculation of the Target Net Working Capital applying the Agreed Accounting Principles as of August 27, 2011.

“Net Working Capital Adjustment” means (a) the amount by which the Net Working Capital as of the Closing exceeds the Target Net Working Capital or (b) the lesser of (i) the amount by which the Net Working Capital as of the Closing is less than the Target Net Working Capital or (ii) the Adjustment Escrow Amount, provided, that any amount which is calculated pursuant to this clause (b) shall be deemed to be a negative number.

“Neutral Auditors” has the meaning set forth in Section 2.11(c).

“New Matter” means any matter occurring after the date hereof which, if existing or occurring on or prior to the date hereof, would have been required to be set forth or described in the Company Disclosure Schedule.  For the avoidance of doubt, New Matters shall not include any matter (a) arising on or prior to the date hereof which was required to or could have been disclosed in the Company Disclosure Schedule as of the date hereof (whether known or not) or (b) arising as a result of a breach by the Company, its Subsidiaries or its Affiliates of any covenant or agreement contained herein.

“Option Cancellation Agreement” means a written agreement entered into by the Company, U.S. Corrugated, Inc. and each holder of one or more Stock Options, pursuant to which such holder of Stock Options, among other things, (a) agrees to the treatment of all such Stock Options in accordance with this Agreement and waives any and all further claims with respect to such Stock Options, (b) consents and agrees to the appointment of the Representative in accordance with Article XI and (c) consents to the consummation of the Disposition in accordance with the provisions of this Agreement.

“Option Number” means the number of shares of common stock of U.S. Corrugated, Inc. which are issuable upon the exercise of all of the In-the-Money Options.

“Option Payment” means, with respect to each share of stock subject to an In-the-Money Option, the excess of (a) the Baseline Per Share Estimated Merger Consideration over (b) the per share exercise price of such In-the-Money Option; provided, however, that solely for purposes of this definition, the Estimated Merger Consideration component of Baseline Per Share Merger Consideration shall be calculated without giving effect to the matters set forth in clauses (c), (h) and (i) of the definition of “Merger Consideration”.

“Other Filings” means any filings required to be filed by the Company or Purchaser with any Governmental Entity under any federal, state, local or foreign laws (other than the HSR Act) in connection with the transactions contemplated hereby and listed on Section 1.1(d) of the Company Disclosure Schedule.

“Owned Real Property” means the real property owned by the Company or any of the Retained Subsidiaries, together with all buildings and other structures, facilities or improvements currently located thereon, all fixtures, systems and equipment of the Company or any of the Retained Subsidiaries attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Panel” has the meaning set forth in Section 12.12(a)(ii).

“Paying Agent” means a paying agent to be selected by Purchaser prior to Closing, which paying agent shall be reasonably acceptable to the Company.(2)

“Paying Agent Agreement” means a paying agent agreement by and between Purchaser and the Paying Agent, which shall be entered into on or prior to the Closing Date.

“Per Share Class A Consideration” means, with respect to each outstanding share of Class A Preferred Stock, $1,000 plus the amount of accrued and unpaid dividends with respect to such share as of the Effective Time.

“Per Share Escrow Adjustment Amount” means an amount equal to (a)(i) the Baseline Per Share Estimated Merger Consideration; provided, however, that solely for purposes of clause (a)(i) of this definition, the Estimated Merger Consideration component of Baseline Per Share Merger Consideration shall be calculated without giving effect to the matters set forth in clauses (c), (h) and (i) of the definition of “Merger Consideration”; minus (ii) the Baseline Per Share Estimated Merger Consideration, multiplied by (b) the Option Number, divided by (c) the number of shares of Company Stock outstanding immediately prior to the Effective Time (assuming the exercise of In-the-Money Warrants outstanding and unexercised immediately prior to the Effective Time).

“Per Share Escrow Proceeds” means, without duplication, with respect to each share of Company Stock or Warrant, an amount equal to the quotient of (a) any payment from the Escrow Fund or the Representative Reserve Amount, in each case pursuant to the terms of this Agreement or the Escrow Agreement, divided by (b) the number of shares of Company Stock outstanding immediately prior to the Effective Time (assuming the exercise of all In-the-Money Warrants outstanding and unexercised immediately prior to the Effective Time).

“Percentage Interest” means, with respect to each Securityholder, a fraction, (a) the numerator of which is equal to the aggregate consideration payable to such Securityholder pursuant to Section 2.10(b)(i) (other than Section 2.10(b)(i)(B)), and (b) the denominator of which is equal to the aggregate consideration payable to all Securityholders pursuant to Section 2.10(b)(i) (other than Section 2.10(b)(i)(B)).

“Permits” means all licenses, permits, orders, consents, approvals, registrations, authorizations, qualifications and filings which are required under all applicable Laws.

“Permitted Liens” means (a) Liens for Taxes, assessments and governmental charges or levies not yet delinquent; (b) Liens imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings (and for which, in the case of Liens being contested in good faith by appropriate proceedings, adequate reserves are maintained on the financial statements of the Company and its Subsidiaries as of the Closing Date in conformity with GAAP); (c) pledges or deposits to secure obligations under workers’ compensation or similar Laws or to secure public or statutory obligations; (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice, (e) all exceptions, restrictions, easements, charges, rights-of-way and other Liens set forth in any Environmental Permits, any deed restrictions, groundwater or land use limitations or other institutional controls utilized in connection with any required environmental remedial actions, or other state, local or municipal franchise applicable to the Company or any of its Subsidiaries or any of their respective properties and (f) Liens securing the obligations of the Company or any of its Subsidiaries under Senior Indebtedness of the Company or any of its Subsidiaries.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Entity.

“Plan” means each Employment Agreement and each plan, program, policy, contract, agreement or other arrangement providing for compensation, employment, retirement benefits, deferred compensation, pension benefits, bonus, retention benefits, loan, change in control protection, retiree welfare benefits, salary continuation, severance, termination pay, performance awards, stock or equity-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is now or previously has been sponsored, maintained, entered into, contributed to, or required to be contributed to, directly or indirectly, by the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries has or may have any liability, contingent or otherwise.

“Plats of Survey” means, for each parcel of Real Property, a plat of survey (each, a “Survey”) of the applicable Real Property, dated no earlier than the date hereof and showing lot lines and monuments, building lines, set back lines, zoning and land use information, easements (both benefiting and/or burdening the applicable Real Property), all other title exceptions of record (to the extent such items can be located by the surveyor), access locations, all improvements, roads, streets, driveways and sidewalks, the square footage of the applicable Real Property and an accurate flood plain designation.  Each Survey shall be certified by a registered land surveyor licensed in the state in which the applicable Real Property is located as having been prepared in compliance with the most current ALTA/ACSM land survey standards, which certification shall run to the benefit of Purchaser, the Title Company and the Lenders.  Each Survey shall also include such ALTA/ACSM Table A optional items as Purchaser may reasonably request.

“Post-Closing Tax Period” has the meaning set forth in Section 7.7(h)(i).

“Pre-Closing Tax Period” means any taxable year or period that ends prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the day immediately prior to the Closing Date.

“Proceeding” means any writ, injunction, decree, order, judgment, lawsuit, claim, action, arbitration, proceeding, investigation, summons, audit or hearing (in each case, whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Fundamental Representations” has the meaning set forth in Section 10.1.

“Purchaser Group Losses” has the meaning set forth in Section 10.2(a).

“Purchaser Group Member” means (i) Purchaser, its Affiliates (for the avoidance of doubt, including the Surviving Corporation and its Subsidiaries following the Closing) and their respective directors, officers and employees and (ii) successors and assigns of the foregoing.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Real Property Exceptions” means (i) Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been taken; (ii) Liens arising or resulting from any action taken by Purchaser; (iii) Liens created by, arising out of or specifically contemplated or permitted by this Agreement; (iv) inchoate materialmen’s, mechanics’, workmen’s, repairmen’s, employees’ or other like Liens arising in the course of construction or in the ordinary course of operations or maintenance in each such case securing obligations which are not delinquent or are being contested in good faith and for which adequate reserves have been taken or securing obligations which are bonded in a reasonable manner; (v) zoning, entitlement and other land use, building and fire, and environmental acts, codes, ordinances, Laws, rules, and regulations by Governmental Entities which are not violated by the current use of the Real Property as of the Closing Date and all riparian rights of others in and to any creeks, streams or bodies of water, including flowage rights that do not adversely affect the use or occupancy or detract from the value of the Real Property or the Surviving Business conducted on any Real Property; (vi) rights to minerals of whatever kind and character, including all coal, iron ore, oil, gas, sulfur, methane gas in coal seams, limestone, sand, gravel and other minerals, metals and ores (“Minerals”) located on, in or under each parcel of Real Property and all rights, limitations, restrictions and reservations with respect to the mining, extraction, storage, transmission and removal of the Minerals so located that do not adversely affect the use or occupancy or detract from the value of the Real Property or the Surviving Business conducted on any Real Property and which do not create a risk of subsidence with respect to the Real Property; (vii) all existing public and private roads, streets and sidewalks (whether dedicated or undedicated), and all railroad lines and rights-of-way in connection therewith that do not adversely affect the use or occupancy or detract from the value of the Real Property or the Surviving Business conducted on any Real Property; (viii) all such other imperfections in title, including all charges, easements, quasi-easements, licenses, covenants, conditions, declarations, restrictions and Liens which do not materially detract from or diminish the value of or materially interfere with the present use of or conduct of the Surviving Business on such Real Property, and in case of any easements, such easements which do not underlie the improvements and buildings on the Real Property and are not violated by the current use of the Real Property as of the Closing Date; and (ix) with respect to the Leased Real Property, the interests and rights of the respective lessors with respect thereto that do not adversely affect the use or occupancy or detract from the value of the Leased Real Property or the Surviving Business conducted on any Leased Real Property.  Notwithstanding the foregoing, Real Property Exceptions shall not include any Lien (including any mortgage or deed of trust) evidencing or securing any indebtedness of any Person.

“Receivables” means all accounts receivable, promissory notes issued by third parties, contract rights, commercial paper issued by third parties, debt securities issued by third parties and other rights to receive money outstanding of, or held by, the Company or any of the Retained Subsidiaries.

“Reciprocal Restrictive Covenants Agreement” means an agreement by and among KapStone Paper and Packaging Corporation, Four M Investments, LLC, each of the Disposition Purchasers, Dennis Mehiel and Dennis Dorian Mehiel in the form attached hereto as Exhibit E.

“Recovery” has the meaning set forth in Section 10.2(g).

“Recovery Payment” has the meaning set forth in Section 10.2(g).

“Related Party Contract” has the meaning set forth in Section 3.18(a).

“Replacement Contract” has the meaning set forth in Section 7.11.

“Representative” has the meaning set forth in the Preamble.

“Representative Reserve Amount” means $2,500,000 to be deposited into a reserve account established by the Representative for use in accordance with this Agreement.

“Resolution Period” has the meaning set forth in Section 2.11(b).

“Retained Subsidiaries” means the Subsidiaries of the Company other than the Disposed Subsidiaries.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated November 28, 2006, by and among the Company, Four M Holdings, LLC, and each of the Persons listed on Exhibit A thereto, as amended by the First Amendment to the Securities Purchase Agreement, dated May 2, 2011, by and among the Company, Four M Holdings, LLC, Louis R. Cappelli Family Limited, and Louis R. Cappelli.

“Securityholder Group Member” means (i) the Securityholders and their Affiliates (for the avoidance of doubt, excluding the Surviving Corporation and its Subsidiaries following the Closing) and (ii) successors and assigns of the foregoing.

“Securityholder” means each holder of Company Stock or a Warrant.

“Senior Indebtedness” means the obligations of the Company and certain Subsidiaries of the Company under the following:  (a) the Company Bonds; (b) the Loan and Security Agreement, dated as of July 2, 2008, by and among U.S. Corrugated, Inc. and U.S. Display Group, Inc., as Borrowers, the financial institutions party to this agreement from time to time as lenders, and Bank of America, N.A., a national banking association, as agent for the lenders, as amended by Amendment No. 1 and Waiver to Loan and Security Agreement, dated April 2, 2009, by and among the foregoing listed parties; as further amended or modified to the extent permitted by this Agreement (c) the Loan and Security Agreement, dated July 2, 2008, by and between Anderson Packaging, Inc., as Borrower, and Bank of America, N.A., as Lender, as amended by Amendment No. 1 and Waiver to Loan and Security Agreement, dated April 2, 2009, by and among the foregoing listed parties; as further amended or modified to the extent permitted by this Agreement (d) the Revolving Credit, Term Loan and Security Agreement dated as of October 2, 2008, by and among U.S. Corrugated of Mesquite, LLC, as Borrower, the financial institutions which are now or which hereafter become a party to the agreement, as Lenders, and PNC Bank, National Association, as agent for the Lenders, as amended by Amendment No. 1, dated November 12, 2009, by and among the foregoing listed parties, and by Amendment No. 2, dated December, 2010, by and among the foregoing listed parties; and (e) the 7.50% Secured Subordinated Note, dated October 1, 2008, and issued by U.S. Corrugated of Mesquite, LLC to Durango McKinley Paper Co.

“Shared Contract” has the meaning set forth in Section 7.11.

“Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form.

“Stock Option” means an option to purchase shares of stock of U.S. Corrugated, Inc. issued under the Stock Option Plan.

“Stock Option Plan” means U.S. Corrugated, Inc.’s Amended and Restated 2008 Stock Incentive Plan.

“Stockholders” means all of the stockholders of the Company set forth in Section 3.2(a) of the Company Disclosure Schedule.

“Stockholders Agreement” means that certain Stockholders Agreement, dated November 28, 2006, by and among the Company, Four M Holdings, LLC, Crystal Capital Fund, L.P., KEP VI, LLC, BVS Acquisition Co. LLC, Louis R. Cappelli, Richard Ferrucci, and Thomas Uleau, as amended by the First Amendment to Stockholders Agreement, dated April, 2007, by and among U.S. Corrugated Acquisition Inc., GE Capital Equity Investments, Inc., Louis R. Cappelli Family Limited Partnership II, Four M Holdings, LLC, 1903 Offshore Loans SPV, Ltd., 1903 Onshore Funding, LLC, Crystal Capital Fund, L.P., KEP VI, LLC, BVS Acquisition Co. LLC, Louis R. Cappelli, Richard Ferrucci, and Thomas Uleau.

“Straddle Period” has the meaning set forth in Section 7.7(b).

“Subject Employee” has the meaning set forth in Section 6.1(d).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture, or other legal entity of which such Person (either above or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture, or other legal entity.  Notwithstanding the foregoing, the Disposed Subsidiaries shall not be considered direct or indirect Subsidiaries of the Company or any of the Company’s Subsidiaries as of any time after the Closing for any purpose under this Agreement.

“Supplemental Bonus Plan” means the Supplemental Bonus Plan, dated as of December 17, 2008, of U.S. Corrugated, Inc.

“Supplemental Deposit” has the meaning set forth in Section 2.10(e).

“Supplemental Period” has the meaning set forth in Section 2.10(e).

“Surviving Business” means the business conducted by the Company and the Retained Subsidiaries immediately after consummation of the Disposition.

“Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Tail Policy” has the meaning set forth in Section 6.2(b).

“Target Net Working Capital” means $38,000,000, which shall be reduced by the Net Working Capital as of the Closing of the Milwaukee, Wisconsin operations included in the Disposed Assets.

“Tax” means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, withholding, escheat, payroll, employment, excise, severance, stamp, capital stock, occupation, property, environmental or windfall profits tax, or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any tax authority responsible for the imposition of any such tax (domestic or foreign) and (ii) any liability of the Company or any of its Subsidiaries for the payment of amounts determined by reference to amounts described in clause (i) (A) as a result of being a member of an affiliated, consolidated, combined or unitary group, (B) as a result of any obligation of the Company or any of its Subsidiaries under any Tax Sharing Arrangement or Tax indemnity agreement or (C) as transferee or successor, by contract or otherwise.

“Tax Benefit” has the meaning set forth in Section 7.7(d).

“Tax Claim” has the meaning set forth in Section 7.7(e)(ii).

“Tax Escrow Amount” means $1,000,000, which, subject to the terms of the Escrow Agreement, shall be held in the Escrow Account for a period following the Closing Date ending 90 days following the expiration of the longest statute of limitations period applicable to Pre-Closing Tax Periods (after giving effect to any extension or waiver thereof agreed to by the Representative in writing, which agreement shall not be unreasonably withheld, conditioned or delayed).

“Tax Return” means any return, declaration or information return relating to Tax, including any schedule or attachment thereto, and including any amendment thereto, required to be filed with any Tax authority.

“Tax Sharing Arrangement” means any written or unwritten agreement or arrangement providing for the allocation or payment of Tax liabilities or payment for Tax benefits between the Company or any Subsidiary, on the one hand, and any other Person (including, but not limited to, members of any Company Tax Group other than the Company and the Subsidiaries), on the other.

“Technology” means trade secrets, proprietary information, Software (including all current and historical databases), research records, test information, market surveys, marketing or other know-how, inventions, processes and procedures.

“Termination Date” has the meaning set forth in Section 9.1(c).

“Third-Party Claim” has the meaning set forth in Section 10.2(d).

“Title Company” has the meaning set forth in Section 7.10(a).

“Title Defects” has the meaning set forth in Section 7.10(b).

“Title Insurance Commitments” has the meaning set forth in Section 7.10(a).

“Title Insurance Policies” means, for each parcel of Real Property, 2006 Form ALTA owner’s title insurance policies covering such Real Property issued to the owner of the Real Property by the Title Company, in each case (a) having an effective date as of the Closing Date, (b) in amount, form and substance reasonably satisfactory to Purchaser, (c) insuring that the Company or the applicable Retained Subsidiary has good and marketable title to the Real Property, free and clear of all Liens except Real Property Exceptions, and (d) including such endorsements as Purchaser may reasonably request (which may include endorsements providing for extended coverage over the general title exceptions, zoning, 3.1 endorsements, contiguity endorsements, access endorsements, endorsements insuring compliance with any covenants, conditions and restrictions of record, tax parcel endorsements and non-imputation endorsements).

“Transaction Expenses” means, to the extent not paid before the Closing, the amount of any fees, costs and expenses incurred or accrued at or prior to closing, including (a) fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives, agents and consultants, (b) any compensation (in excess of compensation paid in the ordinary course of business consistent with past practice) payable by the Company or any Retained Subsidiary to any Employee or independent contractor, including change in control payments (other than the Option Payments), severance costs and retention, “stay” or other bonuses, (c) any payments pursuant to the Corporate Management Agreement and (d) the aggregate amount of expenses borne by the Company pursuant to Section 5.5(a) and Section 12.5; in each case in the foregoing clauses (a) through (d) incurred or to be incurred by the Company or any Retained Subsidiaries in connection with the negotiation, execution and delivery of, and/or their performance under, this Agreement or the transactions contemplated hereby, (e) the aggregate amount of premiums payable by the owners of the Disposed Assets and the DL-6 Lease landlords in respect of the Environmental Insurance and (f) one half (1/2) of the fees and expenses relating to the Escrow Agent and the Escrow Fund; provided, however, that the Company Bonus Payment shall not be a Transaction Expense.

“Transfer Taxes” means all sales, use, transfer, real property transfer, documentary, recording, gains, stock transfer and similar Taxes and fees, and any deficiency, interest or penalty asserted in respect thereof.

“Transition Services Agreements” means the three Transition Services Agreements (including the schedules thereto) between the Company and the applicable Disposition Purchaser, substantially in the forms attached as Exhibit G hereto, together with any changes thereto as Purchaser and the Company may mutually agree.

“Updated Schedules” has the meaning set forth in Section 12.15(a).

“WARN” has the meaning set forth in Section 3.17(i).

“Warrant Payment” means, with respect to each share of Company Stock subject to an In-the-Money Warrant, the excess of (a) the Adjusted Per Share Merger Consideration over (b) the per share exercise price of such In-the-Money Warrant.

“Warrant Cancellation Agreement” means a written agreement entered into by the Company and each holder of one or more Warrants, pursuant to which such holder of Warrants, among other things, (a) agrees to the treatment of all such Warrants in accordance with this

Agreement and waives any and all further claims with respect to such Warrants, (b) consents and agrees to the appointment of the Representative in accordance with Article XI, (c) waives the provisions of Section 9.5 of the Securities Purchase Agreement with respect to the consummation of the transactions contemplated hereby, including the Merger, (d) consents and agrees to the termination of the agreements set forth on Section 5.4 of the Company Disclosure Schedule to which it is a party and waives any claims thereunder and (e) consents to the consummation of the Disposition in accordance with the provisions of this Agreement.

“Warrants” means all outstanding warrants to purchase Company Stock.

Section  1.2            Interpretation.  Meanings specified in this Agreement shall be applicable to both the singular and plural forms of such terms and to the masculine, feminine and neuter genders, as the context requires.  The words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation” and the word “or” is not exclusive.  The words “hereof,” “herein,” “hereunder” and other similar words refer to this Agreement as a whole and Article, Section, Schedule and Exhibit references in this Agreement are to Articles of, Sections of, Schedules to and Exhibits to this Agreement.  All references to “days” shall be to calendar days unless Business Days are specified.  All references to “dollars” or “$” shall mean United States Dollars.

ARTICLE II

THE MERGER

Section  2.1            The Merger; Actions Immediately Prior to the Merger.

(a)   Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease.  The Company shall be the surviving corporation in the Merger (the Company in its capacity as the surviving corporation is sometimes hereinafter referred to as the “Surviving Corporation”) and the Surviving Corporation shall have the name “KapStone Acquisition Inc.”  The Merger shall have the effects specified in the DGCL.

(b)           Immediately prior to the consummation of the Merger, the Disposition shall occur, and the applicable transferees, assignees and successors of the Disposed Assets and Disposed Liabilities (in each case in accordance with Section 5.6) shall be referred to herein as the Disposition Purchasers.

Section  2.2            Closing.  Unless this Agreement is sooner terminated as provided in Article IX, upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Wollmuth Maher & Deutsch LLP, 500 Fifth Avenue, New York, New York 10110, at 10:00 a.m. local time, (a) if the conditions set forth in Article VIII (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment of such conditions) have been fulfilled or waived in accordance herewith prior to October 28, 2011(1), on October 31, 2011, (b) if the conditions set forth in Article VIII (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment of such conditions) have not been fulfilled or waived in accordance herewith prior to October 28, 2011, on the fifth (5th) Business Day following the satisfaction or waiver of such conditions, or (c) at such other time or date as the parties hereto may agree; provided, however, that the Closing may be delayed by giving written notice (i) by Purchaser or Merger Sub during the pendency of any applicable cure period with respect to a Condition Failure Notice, a Title Defect or a matter that, if uncured, would give rise to a right of Purchaser to terminate this Agreement pursuant to Section 9.1(e), or (ii) by the Company during the pendency of any applicable cure period with respect to a matter that, if uncured, would give rise to a right of the Company to terminate this Agreement pursuant to Section 9.1(d), in each case until the fifth (5th) Business Days following the expiration of the applicable cure period.  The date on which the Closing shall occur is hereinafter referred to as the “Closing Date” and the Closing shall be deemed effective at 12:01 a.m. (Eastern Standard Time) on the Closing Date.

Section  2.3            Effective Time.  If all the conditions to the Merger set forth in Article VIII shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article IX, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL, substantially in the form of Exhibit F hereto, to be properly executed and filed in accordance with such section on the Closing Date.  The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties shall have agreed upon and designated in such filing as the effective time of the Merger (the “Effective Time”).

Section  2.4            Certificate of Incorporation.  At the Effective Time, the certificate of incorporation of the Company shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law and the terms thereof.

Section  2.5            Bylaws.  The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law and the terms thereof; provided, however, that provisions no less favorable to the applicable indemnities than those in the Company’s bylaws relating to the indemnification of directors, officers, employees and agents shall be included in the bylaws of the Surviving Corporation.

Section  2.6            Directors of the Surviving Corporation.  As of the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section  2.7            Officers of the Surviving Corporation.  As of the Effective Time, the officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section  2.8            Effect of Merger on Capital Stock, Warrants and Stock Options.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company, Warrants or Stock Options (other than those actions previously taken) or any shares of the capital stock of Merger Sub:

(a)   Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one fully paid and nonassessable share of voting common stock, $0.01 par value, of the Surviving Corporation.

(b)   Except as otherwise provided herein, each share of Class A Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive from Purchaser, conditioned upon surrender of the certificate or certificates which prior thereto represented shares of Class A Preferred Stock, cash in an amount equal to the Per Share Class A Consideration in accordance with Sections 2.9 and 2.10.  As of the Effective Time, all shares of Class A Preferred Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Class A Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the cash payment set forth in this Section 2.8(b) in accordance with Sections 2.9 and 2.10 upon the surrender of such certificate.

(c)   Except as otherwise provided herein, each share of common stock, $0.01 par value, of the Company (“Company Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive from Purchaser, conditioned upon surrender of the certificate or certificates which prior thereto represented shares of Company Stock, cash in an amount equal to (i) the Adjusted Per Share Merger Consideration in accordance with Sections 2.9 and 2.10 and (ii) any Per Share Escrow Proceeds in respect thereof, if and when payable in accordance with this Agreement and the Escrow Agreement.  As of the Effective Time, all shares of Company Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Stock shall cease to have any rights with respect thereto, except the right to receive the (x) Adjusted Per Share Merger Consideration in accordance with Sections 2.9 and 2.10 and (ii) any Per Share Escrow Proceeds in respect thereof, if and when payable in accordance with the terms of this Agreement and the Escrow Agreement, upon the surrender of such certificate.

(d)   Notwithstanding anything in this Agreement to the contrary, shares of Company Stock or Class A Preferred Stock issued and outstanding immediately prior to the Effective Time held by a holder (if any) who has the right to demand payment for and an appraisal of such shares in accordance with the DGCL shall not be converted into the right to receive (i) the Adjusted Per Share Merger Consideration in accordance with Sections 2.9 and 2.10 and any Per Share Escrow Proceeds in respect thereof, if and when payable in accordance with this Agreement and the Escrow Agreement, or (ii) the Per Share Class A Consideration, as applicable, unless such holder fails to perfect or otherwise loses such holder’s right to such payment or appraisal, if any.

(e)   Each Option that is outstanding immediately prior to the Effective Time (whether or not vested immediately prior to the Effective Time), shall be cancelled at the Effective Time, and the stock option agreement providing therefor shall be terminated and shall thereafter be deemed null and void in all respects, and the holder of any In-the-Money Option will be entitled to receive from Purchaser, for each share of common stock of U.S. Corrugated, Inc. subject to such In-the-Money Option, the Option Payment in accordance with Sections 2.9 and 2.10; and the holder of any Stock Option that is not an In-the-Money Option shall not be entitled to receive any consideration for the cancellation of such Stock Option.  All amounts payable pursuant to this Section 2.8(e) shall be subject to any required withholding of Taxes, which shall be withheld from the Option Payment.

(f)    Each Warrant that is outstanding immediately prior to the Effective Time shall be cancelled at the Effective Time and shall thereafter be deemed null and void in all respects, and the holder of any In-the-Money Warrant will be entitled to receive from Purchaser, for each share of Company Stock subject to such In-the-Money Warrant, (i) the Warrant Payment in accordance with Sections 2.9 and 2.10 and (ii) any Per Share Escrow Proceeds in respect thereof, if and when payable in accordance with this Agreement and the Escrow Agreement; and the holder of any Warrant that is not an In-the-Money Warrant shall not be entitled to receive any consideration for the cancellation of such Warrant.  All amounts payable pursuant to this Section 2.8(f) shall be subject to any required withholding of Taxes, which shall be withheld from the Warrant Payment.

Section  2.9            Exchange of Certificates.

(a)   At or after the Effective Time, each holder of a certificate or certificates which prior to the Effective Time represented issued and outstanding shares of Company Stock or Class A Preferred Stock shall surrender to the Paying Agent such certificate or certificates representing such shares of Company Stock or Class A Preferred Stock, together with a duly executed letter of transmittal substantially in a form to be mutually agreed upon by the parties hereto in good faith following the date hereof and, upon acceptance thereof by the Paying Agent, shall be entitled to the consideration into which such holder’s shares of Company Stock or Class A Preferred Stock have been converted into the right to receive pursuant to this Agreement.  After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Company Stock or Class A Preferred Stock which have been converted, in whole or in part, pursuant to this Agreement into the right to payment of the consideration into which such shares have been converted pursuant to this Agreement and if such certificates are presented to the Paying Agent for transfer, they shall be canceled against payment of such consideration.  Until surrendered as contemplated by this Section 2.9(a), (i) each certificate for shares of Class A Preferred Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Class A Consideration with respect to each share represented by such certificate as contemplated by Section 2.8(b), and (ii) each certificate for shares of Company Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Adjusted Per Share Merger Consideration and any Per Share Escrow Proceeds in respect thereof, if and when payable in accordance with this Agreement and the Escrow Agreement, with respect to each share represented by such certificate as contemplated by Section 2.8(c).  No interest will be paid or will accrue on any amounts payable as Adjusted Per Share Merger Consideration or Per Share Class A Consideration.

(b)   No dividends or other distributions with respect to Company Stock or Class A Preferred Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for shares of Company Stock or Class A Preferred Stock with respect to the shares of Company Stock or Class A Preferred Stock represented thereby.

(c)   None of Purchaser, Merger Sub nor the Surviving Corporation shall be liable to any Person in respect of any shares of Company Stock or Class A Preferred Stock or Stock Options or Warrants (or dividends or distributions with respect thereto), or the Adjusted Per Share Merger Consideration, Per Share Class A Consideration or any Per Share Escrow Proceeds, if and when payable in accordance with this Agreement and the Escrow Agreement, with respect thereto, which is properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(d)   If any consideration is to be paid to a Person other than the Person in whose name the certificate surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Person requesting such exchange shall pay to the Surviving Corporation any Transfer Taxes or other Taxes required by reason of the payment of such consideration to a Person other than that of the registered holder of the certificate so surrendered, or such Person shall establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

(e)   If any certificate for shares of Company Stock or Class A Preferred Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, and upon the receipt by the Surviving Corporation of an agreement from such Person to provide reasonably satisfactory indemnification to the Surviving Corporation with respect to such certificate, the Surviving Corporation shall cause the Paying Agent to pay, in exchange for such lost, stolen or destroyed certificate, (i) the Adjusted Per Share Merger Consideration in accordance with Sections 2.9 and 2.10 and any Per Share Escrow Proceeds in respect thereof, if and when payable in accordance with this Agreement and the Escrow Agreement, or (ii) the Per Share Class A Consideration, as applicable, to be paid in respect of each share of Company Stock or Class A Preferred Stock represented by such certificate in accordance with this Section 2.9 and 2.10 and, with respect to shares of Company Stock, Section 2.11.

Section  2.10          Payments at and After Closing.

(a)   Within one Business Day after the Closing Date is determined pursuant to Section 2.2, but not less than two Business Days prior to Closing, the Company shall deliver to Purchaser a certificate, signed by the chief financial officer of the Company, setting forth the Estimated Merger Consideration and the components thereof, together with reasonable supporting detail, it being understood that such Estimated Merger Consideration shall be prepared in consultation with the chief financial officer of KapStone Paper and Packaging Corporation and any comments therefrom shall be considered in good faith and taken into account by the Company in the preparation of such Estimated Merger Consideration.

(b)   Promptly following the Closing, Purchaser shall deposit sufficient funds with the Paying Agent, and shall cause the Paying Agent, to:

(i)            pay to each holder of (A) Company Stock (other than Dissenting Holders), with respect to each share held thereby of Company Stock outstanding immediately prior to the Effective Time, the Adjusted Per Share Estimated Merger Consideration, (B) one or more In-the-Money Options, with respect to each share of common stock of U.S. Corrugated, Inc. subject to an In-the-Money Option held thereby, an amount equal to the Option Payment and (C) one or more In-the-Money Warrants, with respect to each share of Company Stock subject to an In-the-Money Warrant held thereby, an amount equal to the Estimated Warrant Payment;

(ii)           pay to each holder of Class A Preferred Stock (other than Dissenting Holders), with respect to each share held thereby of Class A Preferred Stock outstanding immediately prior to the Effective Time, the Per Share Class A Consideration;

(iii)          pay the Company Bonus Payment, net of any required withholding, in accordance with Sections 1.1(a)(i) and 1.1(a)(ii) of the Company Disclosure Schedule;

(iv)          pay the Closing Indebtedness to the appropriate payees thereof in accordance with the Lien Release Letters;

(v)           pay all known Transaction Expenses to the appropriate payees thereof; provided, however, that the Company shall provide to Purchaser, not less than two Business Days prior to the Closing, a certificate of an authorized officer of the Company setting forth such Transaction Expenses (itemized by each individual Transaction Expense to be paid at the Closing and including applicable wire transfer or other payment instructions);

(vi)          deposit an amount equal to the Representative Reserve Amount into an account established by the Representative; provided, however, that the Representative shall provide to Purchaser, not less than two Business Days prior to the Closing, applicable wire transfer or other payment instructions; and

(vii)         deposit an amount equal to the Escrow Fund minus the Deposit Amount into the Escrow Account.

(c)   Promptly following the Closing, the Company and Purchaser shall give joint written instructions to the Deposit Agent to deliver the Deposit Amount held in the Deposit Account to the Escrow Agent for deposit into the Escrow Account, which shall thereafter be deemed to be a portion of the Escrow Fund.

(d)   The Company shall request each Stockholder, each holder of In-the-Money Options and/or In-the-Money Warrants and each recipient of a portion of the Company Bonus Payment to submit to the Company, not later than the time the date of the Closing is determined pursuant to Section 2.2, instructions for delivery of the payment to be made pursuant to Sections 2.10(b)(i), 2.10(b)(ii) and 2.10(b)(iii), as applicable to such Person.  No later than such time, the Company shall deliver to Purchaser an updated schedule of Percentage Interests and a flow-of-

funds schedule setting forth how the payments to be made pursuant to Section 2.10(b) will be distributed, including in each case wire or other payment instructions, as applicable.

(e)   In accordance with the terms of the Escrow Agreement during the term of the Escrow Agreement, within fifteen Business Days following each six month anniversary of the Closing Date (each successive six month period ending on each such anniversary, a “Supplemental Period”), Purchaser shall deposit an amount of cash with the Escrow Agent for deposit into the Escrow Account equal to (i)(A) the average of the amount of the month-end balances of the Escrow Fund (excluding the Adjustment Escrow Amount) during such Supplemental Period multiplied by (B) the weighted average of the interest rate paid by Purchaser in respect of its outstanding term loan under its credit agreement during such Supplemental Period minus (ii) any investment earnings earned by the Escrow Fund during such Supplemental Period (each such amount, a “Supplemental Deposit”).  Upon receipt thereof by the Escrow Agent, each Supplemental Deposit shall automatically become part of the Escrow Fund and shall supplement the Indemnity Escrow Amount and the Tax Escrow Amount in proportion to their relative amounts of the Escrow Fund as of the last day of the applicable Supplemental Period.

Section  2.11          Post-Closing Adjustments.

(a)   As promptly as practicable after the Closing, but in no event more than 60 days after the Closing Date, Purchaser shall in good faith prepare and deliver to the Representative (on behalf of the Securityholders) a statement (the “Closing Statement”) indicating Purchaser’s calculation of the Merger Consideration and each of the components thereof, in each case in a manner consistent with the Agreed Accounting Principles, as applicable, together with reasonable supporting detail; provided, however, that the valuation of “Inventories” included in the calculation of Net Working Capital and incorporated into the Closing Statement shall be based on the physical inventory to be taken by the Company and Purchaser on a date not earlier than 15 Business Days prior to the Closing Date as agreed to by Purchaser and the Company (at which representatives of Purchaser, the Company, the Representative and KPMG LLP are to be present), as updated by the Company’s inventory records for the period after the taking of such physical inventory through the Closing Date.  Subject to the Representative’s entry into a customary confidentiality and access agreement with Purchaser’s independent outside auditors and upon such auditors’ consent, at the time of delivery of the Closing Statement, Purchaser shall also deliver to the Representative all schedules and workpapers used by it in preparing the Closing Statement and all line items set forth therein.

(b)   After receipt of the Closing Statement, the Representative shall have 60 days to review the Closing Statement, together with the work papers used in the preparation thereof.  Purchaser shall (i) provide the Representative and its representatives reasonable access during normal business hours to all relevant work papers, trial balances and other financial information of the Surviving Corporation to the extent necessary or useful to complete the review of the Closing Statement, and (ii) cooperate with the Representative’s and its representatives’ reasonable requests with respect to the review of the Closing Statement, including by providing on a timely basis all information necessary or useful in reviewing the Closing Statement.  Unless the Representative delivers written notice to Purchaser on or prior to the 60th day after the

Representative’s receipt of the Closing Statement specifying in reasonable detail the amount, nature and basis of all disputed items, the Representative shall be deemed to have accepted and agreed to the calculation of the Merger Consideration set forth on the Closing Statement.  If the Representative notifies Purchaser of its objection to the calculation of the Merger Consideration as set forth on the Closing Statement (which notification shall be in writing and shall set forth in reasonable detail the Representative’s reasons for such objection, including the Representative’s calculation of the Merger Consideration and each of the components thereof, in each case in a manner consistent with the Agreed Accounting Principles, as applicable), the Representative and Purchaser shall, within 15 days (or such longer period as the parties may agree in writing) following such notice (the “Resolution Period”), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive (other than as a result of manifest error or fraud).

(c)   If, at the conclusion of the Resolution Period, there are any amounts of the Merger Consideration remaining in dispute, then such amounts remaining in dispute shall be submitted to KPMG LLP or, if mutually agreed in good faith by Purchaser and the Representative, another accounting firm of national standing (the “Neutral Auditors”).  The Neutral Auditors shall act as an arbitrator to determine, based solely on the provisions of this Section 2.11, the applicable defined terms set forth herein related to the calculation of the Merger Consideration and the presentations by the Representative and Purchaser, and not by independent review, only those issues still in dispute.  The Neutral Auditors’ determination shall be made within 30 days of the dispute being submitted for their determination, shall be set forth in a written statement delivered to the Representative and Purchaser and shall be final, non-appealable and binding on the parties hereto, absent manifest error or fraud.  A judgment of a court of competent jurisdiction may be entered upon the Neutral Auditors’ determination.  The Neutral Auditors shall have exclusive jurisdiction over, and resort to the Neutral Auditors as provided in this Section 2.11(c) shall be the only recourse and remedy of the parties against one another with respect to, any disputes arising out of or relating to the adjustments to the Merger Consideration pursuant to this Section 2.11.  The fees, costs and expenses of the Neutral Auditors shall be paid 50% by Purchaser, on the one hand, and 50% by the Representative (on behalf of the Securityholders), on the other hand.  The term “Final Closing Statement” shall mean the definitive Closing Statement agreed to (or deemed to be agreed to) by Purchaser and the Representative in accordance with Section 2.11(b) or resulting from the determinations made by the Neutral Auditors in accordance with this Section 2.11(c) (in addition to those items theretofore agreed to by the Representative and Purchaser).

(d)   If the Final Closing Amount exceeds the Estimated Merger Consideration, then:

(i)            Purchaser shall, promptly following final determination of the Final Closing Amount, deposit sufficient funds with and cause the Paying Agent to pay to the Representative (on behalf of the Securityholders and for prompt further distribution thereto in accordance with their Percentage Interests) an amount equal to (A) the Final Closing Amount minus (B) the Estimated Merger Consideration; and

(ii)           Purchaser and the Representative shall cause the Escrow Agent to pay to the Representative (on behalf of the Securityholders and for prompt further distribution thereto in accordance with their Percentage Interests) the Adjustment Escrow Amount.

(e)   If the Estimated Merger Consideration exceeds the Final Closing Amount, then:

(i)            Purchaser and the Representative shall cause the Escrow Agent to pay to Purchaser from the Adjustment Escrow Amount an amount equal to the lesser of (A) the difference between the Estimated Merger Consideration and the Final Closing Amount, and (B) the Adjustment Escrow Amount; and

(ii)           Purchaser and the Representative shall cause the Escrow Agent to release from the Escrow Account to the Representative (on behalf of the Securityholders and for prompt further distribution thereto in accordance with their Percentage Interests) the remaining balance of the Adjustment Escrow Amount.

(f)    If the Estimated Merger Consideration equals the Final Closing Amount, then Purchaser and the Representative shall cause the Escrow Agent to pay to the Representative (on behalf of the Securityholders and for prompt further distribution thereto in accordance with their Percentage Interests) the Adjustment Escrow Amount.

(g)   All payments made pursuant to this Section 2.11 shall be made (and, with respect to payments to be made by the Escrow Agent, Purchaser and the Representative shall take all commercially reasonable action to cause the Escrow Agent to make the required payments) by wire transfer of immediately available funds within two Business Days following the determination of the Final Closing Statement to accounts previously designated in writing by Purchaser and the Representative.

(h)   The Adjustment Escrow Amount exists solely to secure the obligations of the Securityholders pursuant to this Section 2.11 and shall not be subject to any other provision of this Agreement.  For the avoidance of doubt, Purchaser’s sole recourse with respect to the obligations of the Securityholders pursuant to this Section 2.11 shall be recovery from the Adjustment Escrow Amount, except in the case of fraud by or on behalf of the Company, in which case Purchaser may be entitled to recover additional amounts pursuant to Section 10.2(a)(viii) or Section 10.3, as applicable.

Section  2.12          Appraisal Rights.  Holders of shares of Company Stock or Class A Preferred Stock which have complied with all requirements for demanding and perfecting appraisal rights as set forth in Section 262 of the DGCL (the “Dissenting Holders,” and the shares held thereby with respect to which appraisal rights have been exercised, the “Dissenting Shares”) are entitled to their rights under such Laws.  Each Dissenting Share shall not be converted into or represent the right to receive the (i) the Adjusted Per Share Merger Consideration in accordance with Sections 2.9 and 2.10 and any Per Share Escrow Proceeds in respect thereof, if and when payable in accordance with this Agreement and the Escrow Agreement, or (ii) the Per Share Class A Consideration, as applicable.  Dissenting Holders shall be entitled to receive payment of the appraised value of such Dissenting Shares held by them in accordance with the provisions of Section 262 of the DGCL.  Each share of Company Stock or Class A Preferred Stock held by holders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive (i) the Adjusted Per Share Merger Consideration in accordance with Sections 2.9 and 2.10 and any Per Share Escrow Proceeds in respect thereof, if and when payable in accordance with this Agreement and the Escrow Agreement, or (ii) the Per Share Class A Consideration, as applicable, in each case without any interest thereon, upon surrender, in the manner provided in Section 2.9, of the certificate or certificates that formerly evidenced such shares.  The Company shall give Purchaser prompt written notice of any assertions of appraisal rights or withdrawals of assertions of appraisal rights, and any other instrument in respect thereof received by the Company and the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.  The Company shall not, except with the prior written consent of Purchaser or as required by applicable Law, make any payment with respect to any demands for appraisal or offer to settle or settle any such demand.

Section  2.13          Aggregate Consideration.  Notwithstanding anything in this Agreement to the contrary, the aggregate consideration payable to Securityholders and holders of Stock Options in respect of their Company Stock, Stock Options and/or Warrants pursuant to the Merger (for the avoidance of doubt, not including any indemnification payments required to be made by Purchaser pursuant to this Agreement) shall not exceed the aggregate amount of, without duplication, the (a) Merger Consideration, (b) Escrow Fund (and any other supplemental amounts deposited with the Escrow Agent in accordance with this Agreement or the Escrow Agreement) and (c) Representative Reserve Amount (collectively, the “Aggregate Consideration”).  In the event that the Aggregate Consideration is inadequate to pay in full all amounts to be paid to the Securityholders and holders of Stock Options pursuant to the terms of this Agreement, the Company Certificate of Incorporation, Stock Options and/or Warrants, the Aggregate Consideration shall be divided among the Securityholders and holders of Stock Options in accordance with the relative rights and preferences set forth in the Company Certificate of Incorporation, Stock Options and/or Warrants as in effect as of the Effective Time, and neither Purchaser nor the Surviving Corporation shall have any liability for any excess amounts.  For the avoidance of doubt, if, between the date of this Agreement and the Effective Time, the number of issued and outstanding shares of Company Stock, Stock Options or Warrants shall have been changed into, or exchanged for, a different number of securities or a difference class of securities, by reason of any stock dividend, subdivision, reclassification, recapitalization, stock split (including a reverse stock split), combination or exchange of securities, the Adjusted Per Share Merger Consideration, Per Share Escrow Proceeds, if and when payable, Option Payment and Warrant Payment shall be correspondingly adjusted to provide the Securityholders and holders of Stock Options the same economic effect as contemplated by this Agreement prior to such event; provided, however, that in no event shall the Aggregate Consideration to be paid by Purchaser to the Securityholders and holders of Stock Options pursuant to this Agreement be increased by any such adjustment.

Section  2.14          Withholding Rights.  Notwithstanding anything in this Agreement to the contrary, Purchaser, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, to any Securityholder, holder of Stock Options, holder of Class A Preferred Stock or recipient of Company Bonus Payments such amounts as Purchaser, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Tax Law.  To the extent that amounts are so withheld, such withheld amounts will be treated for all purposes of this Agreement as having been delivered and paid to such Securityholder, holder of Stock Options, holder of Class A Preferred Stock or recipient of Company Bonus Payments in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Purchaser and Merger Sub as follows (in each case, except as otherwise explicitly set forth in this Article III, without giving effect to the Disposition):

Section  3.1            Organization and Qualification.

(a)   The Company and each of its Subsidiaries is duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on the Surviving Business as it is now being conducted.  None of the Company or its Subsidiaries is in violation of any provision of its respective certificate of incorporation and by-laws (or if such Subsidiary is not a corporation, its organizational documents) (collectively, the “Company Organizational Documents”).

(b)   The Company and each of its Subsidiaries is in good standing and duly qualified to do business in each jurisdiction in which the transaction of the Surviving Business makes such qualification necessary.  True and complete copies of the Company’s and each of its Subsidiary’s Company Organizational Documents, each as amended to date and currently in full force and effect, have been made available to Purchaser.  Section 3.1 of the Company Disclosure Schedule sets forth a list of each of the Company’s Subsidiaries, indicating the jurisdiction of incorporation or formation or each such Subsidiary, and all jurisdictions in which the Company and each of its Subsidiaries are qualified to do business.

Section  3.2            Capitalization.

(a)   The Company’s authorized and outstanding capital stock is set forth in Section 3.2(a) of the Company Disclosure Schedule.  All outstanding shares of Company Stock, all shares of Class A Preferred Stock and the shares of capital stock or equity or ownership interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive or similar rights.  Section 3.2(a) of the Company

Disclosure Schedule also sets forth a list, as of the date hereof, of the Stockholders and the number of shares of Company Stock and Class A Preferred Stock held by each such Stockholder.  Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, conversion rights, rights of first offer, rights of first refusal, tag-along rights, drag-along rights, registration rights, commitments, arrangements or any other agreements to which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company is bound which obligate the Company or any Subsidiary of the Company to (i) issue, grant, deliver or sell or cause to be issued, granted, delivered or sold any additional shares of Company Stock or any other capital stock or equity or ownership interests of the Company or any Subsidiary of the Company or any other securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any such shares of Company Stock or any other capital stock or equity or ownership interests of the Company or any Subsidiary of the Company or (ii) purchase, redeem or otherwise acquire any shares of Company Stock or any other capital stock or equity or ownership interests of the Company or any Subsidiary of the Company, except for the redemption of the Class A Preferred Stock in accordance with the Company Certificate of Incorporation.  Section 3.2(a) of the Company Disclosure Schedule sets forth, (i) with respect to each Stock Option, a list of the holder thereof, the number of shares of common stock of U.S. Corrugated, Inc. subject thereto, the exercise price, the grant date and the expiration date, and (ii) a listing of all ungranted options to purchase shares of stock of U.S. Corrugated, Inc. that the Company or any of its Subsidiaries committed to grant to any Employee or Disposed Assets Employee, including the name of the Person to whom such commitment was made, the “Option Exercise Price per Share set on the most recent Grant Date” (as such phrase is used in the Supplemental Bonus Plan), and the number of shares of stock of U.S. Corrugated, Inc. covered by such commitment (and the class of stock subject thereto).  Upon the execution of an Option Cancellation Agreement by the holder of each outstanding Stock Option, the treatment described in Article II with respect to each such Stock Option will be permitted under the terms of the Stock Option Plan and the applicable award agreement granting such Stock Options.  Section 3.2(a) of the Company Disclosure Schedule also sets forth, with respect to each Warrant, a list of the holder thereof, the number of shares of Company Stock subject thereto, the exercise price, the issuance date and the expiration date.  Since the issuance date of each such Warrant, there has been no occurrence which would trigger any anti-dilutive provisions of the agreement pertaining to each such Warrant (including any provision contained in Section 4 thereof).  There are no stock purchase rights outstanding under the Stock Option Plan.

(b)   All Stock Options have been granted with exercise prices that equaled or exceeded the fair market value of the shares underlying such Stock Options on the applicable date of grant.  Except for the Stockholders Agreement or as set forth in Section 3.2(b) of the Company Disclosure Schedule, to the knowledge of the Company, there are no voting trusts, stockholder agreements, agreements or arrangements providing for registration rights, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Company Stock and the shares of common stock or equity or ownership interests of any Subsidiary of the Company.

(c)   Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or equity or ownership interests or other proprietary interest, or rights or obligations to acquire the same, in any Person.  Section 3.2(c) of the Company Disclosure Schedule sets forth the authorized and outstanding capital stock or equity or ownership interests of each of the Company’s Subsidiaries.  Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, the Company, either directly or indirectly, owns 100% of all of the issued and outstanding shares of capital stock or equity or ownership interests of each of its Subsidiaries.  Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, all such interests are held free and clear of all Liens, other than Permitted Liens, each of which will be removed prior to the Closing.  Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, no Subsidiary of the Company owns any shares of the Company Stock.

Section  3.3            Authorization and Validity of Agreement.  The Company has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof.  The Company has duly authorized the execution, delivery and performance of this Agreement.  This Agreement has been duly executed and delivered by the Company and, assuming the due execution and authorization by the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.  Immediately following the execution of this Agreement, the holders of in excess of a majority of the Company Stock will execute Approval Consents, which action by written consent complies with the provisions of Section 228 of the DGCL and the Company Organizational Documents.  No other action, vote or approval of the Company or the Stockholders is required to authorize the execution and delivery by the Company of this Agreement or the consummation by it of the Merger, other than the notices to be delivered by the Company to Stockholders who did not execute written consents adopting and approving the Merger in accordance with Section 5.2.

Section  3.4            Consents and Approvals.  Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will require on the part of the Company or any of its Subsidiaries any consent, waiver, order, declaration, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity, except (a) for any applicable filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (b) as set forth in Section 3.4 of the Company Disclosure Schedule or (c) as provided for in Section 2.3.

Section  3.5            No Violations.  Except as set forth in Section 3.5 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby (including the Disposition) will (a) conflict with or violate the Company Organizational Documents, (b) result in a violation or breach of, constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, cancellation or acceleration of, require a consent or waiver under, require the payment of a penalty or increased liabilities or fees under, or cause the loss of a benefit under, or result in the imposition of any Lien, other than a Permitted Lien (excluding any Liens upon the capital stock or equity or ownership interests of the Company or any of its Subsidiaries), on any assets, rights or property of the Company or any of its

Subsidiaries pursuant to any Contract or other obligation to which the Company or any of its Subsidiaries is a party, or by which the Company, any of its Subsidiaries or any of their assets, rights or properties are bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, have a Company Material Adverse Effect, or (c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.4 and this Section 3.5 are duly and timely obtained or made, violate any Law applicable to the Company or any of its Subsidiaries or any of their respective assets, rights and properties, except for such conflicts, violations, breaches or defaults which would not reasonably be expected to adversely affect the Company and its Subsidiaries in any material respect or prevent the consummation of the transactions contemplated hereby.

Section  3.6            Financial Statements; Books and Records.

(a)   Attached hereto as Section 3.6 of the Company Disclosure Schedule are true and complete copies of (a) the unaudited consolidated balance sheets and statements of operations for the Company and the Retained Subsidiaries (which, for greater clarity, exclude the Disposed Assets, the Disposed Liabilities and the Disposed Subsidiaries) as of and for the fiscal year ended January 1, 2011, (b) the audited consolidated balance sheets and statements of operations for the Company and its Subsidiaries (which, for greater clarity, include the Disposed Assets, the Disposed Liabilities and the Disposed Subsidiaries) as of and for the fiscal year ended January 1, 2011, and (c) the Latest Financial Statements.  Each of the aforementioned financial statements (i) has been prepared based on the books and records of the Company and its Subsidiaries in accordance with GAAP consistently applied during the periods involved (except for inconsistencies and departures from normal accounting practices necessary to exclude the Disposed Assets, the Disposed Liabilities and the Disposed Subsidiaries, as applicable), and (ii) presents fairly, in all material respects, the consolidated financial condition and results of operations of (A) the Company and its Subsidiaries or (B) the Company and the Retained Subsidiaries, as applicable, as of the dates indicated or for the periods indicated; provided, however, that the Latest Financial Statements are subject to normal and recurring year-end adjustments (which adjustments are not reasonably expected to be material either individually or in the aggregate) and lack footnotes.

(b)   The Company and its Subsidiaries maintain accurate books and records reflecting their assets and liabilities and maintain internal accounting controls that provide reasonable assurance (i) that transactions are executed with management’s authorization, (ii) that transactions are recorded as necessary to permit preparation of their financial statements and to maintain accountability for their assets, (iii) that access to their assets is permitted only in accordance with management’s authorization, (iv) that the reporting of their assets is compared with existing assets at regular intervals and (v) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s or its Subsidiaries’ assets, except as would not (with respect to the foregoing clauses (i) through (v)), individually or in the aggregate, materially affect the Latest Financial Statements or the audited consolidated balance sheets and statements of operations for the Company and its Subsidiaries as of and for the fiscal years ended each of December 31, 2010, 2009 and 2008 (disregarding for this purpose any effect relating to the Disposed Assets, the Disposed Liabilities or the Disposed Subsidiaries).

(c)   Neither the Company or any of its Subsidiaries nor, to the knowledge of the Company, any representative thereof, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods or internal accounting controls of the Company or any of its Subsidiaries, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in improper accounting or auditing practices (disregarding for this purpose any complaint, allegation, assertion or claim relating to the Disposed Assets, the Disposed Liabilities or the Disposed Subsidiaries).

Section  3.7            No Undisclosed Liabilities.

(a)   Neither the Company nor any of its Subsidiaries has any material liability, whether absolute, accrued, contingent or otherwise, other than (i) liabilities shown on the Latest Balance Sheet, (ii) liabilities incurred in the ordinary course of business consistent with past practices since the date of the Latest Balance Sheet, (iii) liabilities arising under this Agreement or in connection with the transactions contemplated hereby or (iv) liabilities that are otherwise disclosed in Section 3.7(a) of the Company Disclosure Schedule.

(b)   Except as disclosed in Section 3.7(b) of the Company Disclosure Schedule, since the date of the Latest Balance Sheet neither the Company nor any of its Subsidiaries has incurred any long term liability other than in the ordinary course of business.

Section  3.8            Compliance with Law.

(a)   Except as set forth in Section 3.8(a) of the Company Disclosure Schedule, the Company and each of the Retained Subsidiaries is and has been for the past five years in compliance in all material respects with all Laws which apply to such entity.  Except as set forth in Section 3.8 of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries has received any written notification alleging the contrary to the foregoing.  This Section 3.8 does not relate to matters with respect to Environmental Matters, which are the subject of Section 3.16.

(b)   Except as set forth on Section 3.8(b)(i) of the Company Disclosure Schedule, the Company and the Retained Subsidiaries have all material Permits that are required for the conduct of the Surviving Business as currently conducted or currently contemplated to be conducted, including the ownership, leasing, operation or use of any of the assets of the Company and the Retained Subsidiaries.  All such Permits have been validly issued or assigned and duly obtained, and are presently held, by the Company or the Retained Subsidiaries, as the case may be, and are in full force and effect and are listed and briefly described in Section 3.8(b)(ii) of the Company Disclosure Schedule.  The operation of the Surviving Business is in compliance with such Permits and the Company and the Retained Subsidiaries have filed all necessary reports and maintained and retained all necessary records pertaining to such Permits, other than where the failure to do so would not reasonably be expected to adversely affect the Company and the Retained Subsidiaries in any material respect.  There is no Proceeding pending or, to the knowledge of the Company, threatened against the Company or any of the Retained

Subsidiaries to terminate the rights thereof under any of such Permits and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall not conflict with, result in the violation of, constitute a default under or result in the termination or revocation of any Permit listed in Section 3.8(b)(ii) of the Company Disclosure Schedule.

Section  3.9            Litigation.  Except as disclosed in Section 3.9 of the Company Disclosure Schedule, there are no Proceedings pending or, to the knowledge of the Company, threatened against (a) the Company or any of its Subsidiaries or any of their respective assets or properties or (b) any director, officer, Employee or, to the knowledge of the Company, Stockholder or holder of Warrants or Stock Options; in each case that relate to or affect the Company or any of the Retained Subsidiaries or any of their respective assets or properties or the operation of the Surviving Business or consummation of the transactions contemplated hereby.  Neither the Company nor any of the Retained Subsidiaries is subject to any outstanding and unsatisfied order, writ, judgment, award, injunction, decree, settlement, stipulation or consent agreement by or with a Governmental Entity.

Section  3.10          Employee Benefit Matters.

(a)   Section 3.10(a) of the Company Disclosure Schedule contains a true and complete list of each Plan and each Employment Agreement.  Section 3.10(a) of the Company Disclosure Schedule identifies (i) each Plan that is a Company Multiemployer Plan, and (ii) each Plan and Employment Agreement that is maintained or sponsored by any Disposed Subsidiary or to which any Disposed Subsidiary is a party and each Multiemployer Plan with respect to which any Disposed Subsidiary contributes or otherwise has any liability.  None of the Company, any of its Subsidiaries or any Disposed Subsidiary maintains, operates or has liability with respect to any employee benefit plan, program, policy, agreement or arrangement that is or was subject to the Laws of a jurisdiction other than the United States.

(b)   Except with respect to any Company Multiemployer Plan, the Company has made available to Purchaser, including through electronic means, true and complete copies of the following documents, as they have been amended to the date hereof, relating to each Plan: (i) all plan documents and, in the case of any unwritten Plan, a written summary thereof; (ii) the current summary plan description and all summaries of material modifications thereto; (iii) the Form 5500, if applicable, for the three most recent plan years and accompanying schedules and actuarial and financial reports; (iv) all trust agreements, insurance contracts and other funding vehicles, (v) all material communications with any Governmental Entity, and (vi) the pending application for the IRS determination letter.

(c)   Except as set forth in Section 3.10(c) of the Company Disclosure Schedule: (i) the Company and its Subsidiaries have performed all obligations required to be performed by such entity under each Plan and Employment Agreement, including obligations related to making contributions or paying premiums, and none of the Company or any of its Subsidiaries is in default under or in violation of any Plan or Employment Agreement, or any contractual agreement related thereto; (ii) each Plan (with respect to any Company Multiemployer Plan, to the knowledge of the Company) and Employment Agreement has been established, operated, maintained and performed in compliance with its terms, ERISA, the Code and all other applicable Laws, statutes, orders, rules and regulations, and each Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification and nothing has occurred whether by action or failure to act that could reasonably be expected to cause the loss of such qualification; (iii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA and no breach of fiduciary duties, has occurred with respect to any Plan (with respect to any Company Multiemployer Plan, to the knowledge of the Company); (iv) there are no actions, proceedings, arbitrations, investigations, suits or claims pending, or to the knowledge of the Company threatened or anticipated (other than routine, non-material claims for benefits) with respect to any Plan (with respect to any Company Multiemployer Plan, to the knowledge of the Company) or Employment Agreement; (v) no Plan (with respect to any Company Multiemployer Plan, to the knowledge of the Company) is under audit or investigation by the IRS, the Department of Labor, the Pension Benefit Guarantee Corporation, or any other Governmental Entity, and to the knowledge of the Company, no such audit or investigation is pending or threatened, and (vi) the Company or one of its Subsidiaries may amend or terminate each Plan at any time without incurring liability therefor, except for claims incurred prior to such amendment or termination.

(d)   Except as set forth in Section 3.10(d) of the Company Disclosure Schedule, at no time in the past six years has the Company, any of its Subsidiaries, any Disposed Subsidiary or any of their respective ERISA Affiliates contributed to or been required to contribute to, directly or indirectly, or incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) or any other liability with respect to, any (i) Multiemployer Plan, (ii) any other plan covered by Title IV of ERISA, (iii) any multiple employer plan subject to Section 4063 or 4064 of ERISA or Section 413(c) of the Code, or (iv) any multiple employer welfare benefit arrangement (as defined in Section 3(40)(A) of ERISA).

(e)   With respect to each Company Multiemployer Plan, the Company has, prior to the date hereof, requested and received the most recent estimate of withdrawal liability available, and Section 3.10(e) of the Company Disclosure Schedule identifies such estimates of withdrawal liability.  All material communications during the preceding five years between the Company, any of its Subsidiaries, any Disposed Subsidiary or any of their respective ERISA Affiliates and any Multiemployer Plan, including the information provided by the Company Multiemployer Plans in connection with the estimates set forth on Section 3.10(e) of the Company Disclosure Schedule, have been delivered to Purchaser.  If the Company, any of its Subsidiaries, any Disposed Subsidiary or any of their respective ERISA Affiliates were to withdraw from each Company Multiemployer Plan as of the Closing Date, the liability that would actually be incurred by the Company, its Subsidiaries and the Disposed Subsidiaries with respect to any Company Multiemployer Plan would not be greater than the applicable estimated withdrawal liability disclosed on Section 3.10(e) of the Company Disclosure Schedule.  Neither the Company, any of its Subsidiaries, any Disposed Subsidiary nor any of their respective ERISA Affiliates has incurred any liability on account of a “complete withdrawal” or a “partial withdrawal” (within the meaning of Sections 4203 and 4205 of ERISA, respectively) from any Multiemployer Plan, no circumstances exist that would give rise to a complete or partial withdrawal from such plan by the Company, any of its Subsidiaries, any Disposed Subsidiary or any of their respective ERISA Affiliates and none of the Company, any of its Subsidiaries, any Disposed Subsidiary or any of

their respective ERISA Affiliates has received notice that a Multiemployer Plan is assessing a withdrawal liability that could result in any liability to the Company, any of its Subsidiaries, any Disposed Subsidiary nor any of their respective ERISA Affiliates, whether such liability is contingent or otherwise.  All contributions and premium payments owed by the Company, its Subsidiaries, the Disposed Subsidiaries and their respective ERISA Affiliates with respect to Multiemployer Plans have been paid when due.  None of the Company, any of its Subsidiaries, any Disposed Subsidiary, nor any of their respective ERISA Affiliates has experienced a reduction in contribution base units in the three (3) consecutive years prior to the date of this Agreement that would, if continued, reasonably be expected to result in a partial withdrawal assessment that could result in any liability to them, whether such liability is contingent or otherwise.  Section 3.10(e) of the Company Disclosure Schedule identifies each Multiemployer Plan that has notified the Company, any of its Subsidiaries, any Disposed Subsidiary or any of their respective ERISA Affiliates of any failure to satisfy minimum funding standards, or of its status as a critical or endangered plan.  The Disposition will not result in any withdrawal liability being incurred with respect to any Company Multiemployer Plan or increase the likelihood of a “partial withdrawal” occurring with respect to any Company Multiemployer Plan.

(f)    Except as set forth in Section 3.10(f) of the Company Disclosure Schedule, no Plan provides, and none of the Company, any of its Subsidiaries nor any Disposed Subsidiary has any liability or obligation to provide, life insurance, medical or other employee welfare benefits to any Employee upon or following such Employee’s retirement or termination of employment or, in the case of a Disposed Assets Employee, following the Disposition, except as may be required by Section 4980B of the Code.  No Company or Company Plan has any obligation to provide welfare benefits to any Person who is not a current or former employee of the Company, any of its Subsidiaries or any Disposed Subsidiary or a beneficiary thereof.  None of the Company, any Subsidiary, any Disposed Subsidiary nor any of their respective  ERISA Affiliates has any liability of any kind whatsoever on account of any violation of the health care requirements of Part 6 or 7 of Subtitle B of Title I of ERISA or Section 4980B or 4980D of the Code.

(g)   Each Plan which is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been administered, operated and maintained in all respects according to the requirements of Section 409A of the Code, and none of the Company, any of its Subsidiaries nor any Disposed Subsidiary has been required to withhold or pay any Taxes as a result of a failure to comply with Section 409A of the Code.  None of the Company, any of its Subsidiaries nor any Disposed Subsidiary has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A of the Code.

(h)   Except pursuant to the Stock Option Plan or the Supplemental Bonus Plan or as set forth in Section 3.10(h) of the Company Disclosure Schedule, the execution of, and performance of the transactions contemplated in, this Agreement (including the Disposition) will not, whether alone or in connection with any other event, result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or compensation or obligation to fund benefits with respect to any Employee or Disposed Assets Employee under any Plan or Employment Agreement or otherwise.

(i)    Except as set forth with specificity (indicating the affected person and the amount at issue) in Section 3.10(i) of the Company Disclosure Schedule, the Company and its Subsidiaries have not made any payments or provided any benefits, and are not obligated to make any payments or provide any benefits, and are not a party to any arrangement that under any circumstances could obligate any of them to make any payments or provide any benefits, that would not be deductible under Section 280G of the Code.  Neither the Company nor any of its Subsidiaries has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 4999 of the Code

(j)    Section 1.1(a)(i) of the Company Disclosure Schedule sets forth a list of each participant and such participant’s entitlement under the Supplemental Bonus Plan (assuming for these purposes that the Merger constitutes a “Change of Control,” as such term is used in the Supplemental Bonus Plan).

Section  3.11          Taxes.  Except as set forth in Section 3.11 of the Company Disclosure Schedule, (a) each of the Company and each of its Subsidiaries has timely filed or will timely file all Income Tax Returns and all other material Tax Returns required to be filed by it on or prior to the Closing Date, and has timely paid all Taxes shown to be due on such Income Tax Returns and other material Tax Returns; (b) such Tax Returns are true, correct and complete in all material respects; (c) each of the Company and each of its Subsidiaries has paid all material Taxes required to be paid by it; (d) none of the Company or any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return; (e) none of the Company or any of its Subsidiaries has waived or has been requested to waive any statute of limitations affecting any Tax liability or agreed to any extension of time during which a Tax assessment or deficiency assessment may be made, which waiver, extension or request is still outstanding; (f) there are no ongoing or pending Tax audits, investigations, claims or proceedings with respect to any material Taxes of the Company or any of its Subsidiaries and no such Person has received written notice of any Tax audit, investigation, claim or proceeding with respect to any material Taxes of the Company or any of its Subsidiaries; (g) no claim has ever been made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries has never paid Taxes or filed Tax Returns asserting that the Company or any of its Subsidiaries is or may be subject to Taxes assessed by such jurisdiction; (h) the Company and its Subsidiaries have complied in all material respects with all Laws relating to information reporting with respect to payments made to third parties and the payment and withholding of Taxes, including with respect to payments made to employees or other third parties; (i) all Taxes which the Company or any of its Subsidiaries is required by Law to withhold or to collect for payment have been duly withheld and collected and have been timely paid to the appropriate Governmental Entity; (j) all Tax Sharing Arrangements and Tax indemnity arrangements relating to the Company or any of its Subsidiaries (other than this Agreement) will terminate prior to the Closing Date and neither the Company nor any of its Subsidiaries will have any liability thereunder in any Post Closing Tax Period; (k) the Company and its Subsidiaries have paid all deficiencies or assessments asserted or made by any Tax authority for any Tax; (l) none of the Company or any of its Subsidiaries (1) has been a member of any Company Tax Group other than each Company Tax Group of which it is a member as of the date hereof, (2) has had any direct or indirect ownership in any Person other than the Subsidiaries set forth on Section 3.1 of the Company Disclosure Schedule and the Disposed Subsidiaries or (3) is liable for the Taxes of any other Person under Treasury

Regulations §1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by contract, or otherwise; (m) none of the Company or any of its Subsidiaries is or has ever been, a United States real property holding company within the meaning of Section 897(c)(2) of the Code; (n) none of the Company or any of its Subsidiaries will be required as a result of any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law), or any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) to include any item of income in, or exclude any item of deduction from, taxable income in any Post Closing Tax Period; (o) there are no closing agreements, Tax rulings or requests for Tax rulings with respect to the Company or any of its Subsidiaries that could affect the Company’s or such Subsidiary’s liability for Taxes in any Post Closing Tax Period; (p) the Company has made available to Purchaser copies of all U.S. federal Income Tax Returns filed by the Company and its Subsidiaries in the past three years; (q) neither the Company nor any of its Subsidiaries has entered into any transactions that are or would be part of any “reportable transaction” under Sections 6011, 6111 or 6112 of the Code (or any similar provision under any state, or local Law); (r) there are no Tax credits, grants or similar amounts previously received by or awarded to the Company or any of its Subsidiaries that are or could be subject to “clawback” or recapture as a result of (1) the transactions contemplated by this Agreement (including the Disposition) or (2) a failure to satisfy any requirements on which the credit, grant or similar amount is or was conditioned; (s) the Company has delivered to Purchaser a correct and complete schedule of (1) any material income or gain of the Company or any of its Subsidiaries (or any predecessor) deferred pursuant to Treasury Regulation Sections 1.1502-13 or -14, or any similar or predecessor Treasury Regulation, whether proposed, temporary or final and (2) any excess loss account (as described in Treasury Regulation Sections 1.1502-19 and 1.1502-32) that exists with respect to the capital stock of or ownership or equity interests in any of the Company’s Subsidiaries; (t) during the last three years, neither the Company nor any of its Subsidiaries has been a party to any transaction (other than a transaction described in Section 355(e)(2)(C) of the Code) treated by the parties thereto as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied; (u) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any items of deduction from, taxable income in any Post Closing Tax Period as a result of any (1) installment sale or open transaction disposition made on or prior to the Closing Date, (2) prepaid amount received on or prior to the Closing Date, or (3) election under Section 108(i) of the Code; and (v) since the date of the Latest Balance Sheet, neither the Company nor any of its Subsidiaries has prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods which would have the effect of deferring income to Post-Closing Tax Periods or accelerating deductions to Pre-Closing Tax Periods).

Section  3.12          Intellectual Property.

(a)   Section 3.12(a) of the Company Disclosure Schedule sets forth a list of all Company Intellectual Property (specifying whether it is owned, licensed or otherwise used by the Company or the Retained Subsidiaries, as applicable) that has been registered or issued, or for which applications to register or obtain issuance have been filed and are pending anywhere in the world, or which is unregistered and material to the Surviving Business.  To the extent indicated in Section 3.12(a) of the Company Disclosure Schedule, such applicable Company Intellectual Property has been duly registered in, filed in, pending in or issued by the United States Copyright Office, the United States Patent and Trademark Office or any similar national or local foreign intellectual property authority.

(b)   Section 3.12(b) of the Company Disclosure Schedule sets forth a true and complete list (showing in each case the parties thereto) of all Contracts, assignments and indemnities to which the Company or any of the Retained Subsidiaries is a party and which relate to any Intellectual Property required to be listed in Section 3.12(a) of the Company Disclosure Schedule.  Except as set forth in Section 3.12(b) of the Company Disclosure Schedule, the agreements required to be identified in Section 3.12(b) of the Company Disclosure Schedule are in full force and effect, and there has been no breach or violation by the Company or any of its Subsidiaries under, or any other party to, any such agreements.

(c)   Except as set forth in Section 3.12(c) of the Company Disclosure Schedule:

(i)            the Company and the Retained Subsidiaries (A) own the entire right, title and interest in and to the Company Intellectual Property and Technology purported to be owned thereby, free and clear of any Lien, (B) have the valid right to use all Company Intellectual Property and all Technology purported to be licensed to or used thereby, and (C) there is no other Company Intellectual Property or Technology necessary for the Company and the Retained Subsidiaries to conduct the Surviving Business as currently conducted or contemplated to be conducted;

(ii)           (A) to the knowledge of the Company, no infringement, misappropriation or violation of any Intellectual Property of any other Person has occurred or results in any way from the operation of the Surviving Business or the use, sale or distribution of any Company Intellectual Property; (B) no claim of any infringement, misappropriation, violation or dilution of any Intellectual Property or any such rights of any other Person has been made or asserted in writing in respect of the operation of the Surviving Business; (C) no written claim of invalidity of any Company Intellectual Property has been made by any other Person; (D) no proceedings are pending or, to the knowledge of the Company, threatened that challenge the validity, ownership or use of any Company Intellectual Property; (E) neither the Company nor any of the Retained Subsidiaries has had notice of, and to the knowledge of the Company without any inquiry there is no basis for, a claim against the Company or any of its Subsidiaries that the operations, activities, products, Software, equipment, machinery or processes of the Surviving Business infringe, misappropriate, violate or dilute any Intellectual Property or any such rights of any other Person; and (F) to the knowledge of the Company without any inquiry, no Person infringes, misappropriates or violates any Company Intellectual Property;

(iii)          (A) the Company and its Subsidiaries have taken commercially reasonable actions to maintain and preserve, and prevent the disclosure or unauthorized use of, the Company Intellectual Property and the Technology, including protecting against computer viruses, entering into valid and effective Intellectual Property assignment and confidentiality/non-disclosure agreements with all third parties who develop or create material proprietary Company Intellectual Property or to whom it discloses any confidential information or trade secrets which are Company Intellectual Property, and making all filings and all payments of all maintenance and similar fees for any Company Intellectual Property listed in Section 3.12(a) of the Company Disclosure Schedule and (B) there has been no unauthorized disclosure or use of the Company Intellectual Property or the Technology by Employees, consultants, stockholders or agents of the Company and its Subsidiaries; and

(iv)          the consummation of the transactions contemplated by this Agreement shall not materially impair or materially alter any of the Company’s and the Retained Subsidiaries’ rights in any Company Intellectual Property or Technology.

Section  3.13          Material Contracts.

(a)   Section 3.13(a) of the Company Disclosure Schedule sets forth a true and complete list of all the following Contracts to which the Company and any of the Retained Subsidiaries is a party:

(i)            a Contract under which the Company or any of the Retained Subsidiaries has incurred Indebtedness or directly or indirectly guaranteed any indebtedness, liabilities or obligations of any other Person;

(ii)           a Contract granting a Lien (other than a Permitted Lien) upon any of the assets or properties of the Company or any of the Retained Subsidiaries (other than the Disposed Assets);

(iii)          any Contract or group of related Contracts (A) involving payments after the Closing to the Company or the Retained Subsidiaries of $1,000,000 or more in the aggregate, (B) involving payments after the Closing from the Company or the Retained Subsidiaries of $250,000 or more in the aggregate, (C) excluding a purchase order, involving the obligation of the Company or any of the Retained Subsidiaries to deliver products or services for annual payments after the Closing of more than $250,000 or (D) which extends pursuant to its terms beyond the one year anniversary of this Agreement; except in each case commitments which may be terminated without liability or penalty by the entity that is a party thereto on not more than 90 days’ notice;

(iv)          a Contract involving any joint venture, partnership, product development or research and development providing for a sharing of profits, revenues, cash flows, losses, costs or liabilities by the Company or any of the Retained Subsidiaries with any other Person;

(v)           the principal Contract (and no ancillary or other related Contracts unless such Contracts are material) used to effectuate a material acquisition, divestiture, merger, securities sale or purchase or similar transaction that has or has not been consummated and which contains representations, covenants, indemnities or other obligations that are still in effect;

(vi)          other than advances made to Employees in the ordinary course of business and capital contributions made to Retained Subsidiaries, all Contracts to loan or advance money or extend credit to or make a capital contribution in any other Person;

(vii)         a Contract concerning Company Intellectual Property (excluding non-exclusive, off-the-shelf Software licenses with annual fees of less than $25,000, but including all “open source” or similar licenses affecting material products or services);

(viii)        any Contract entered into within the last 12 months in the nature of a settlement of a conciliation agreement arising out of any claim asserted by any Person (including any Governmental Entity) providing for aggregate payments after the Closing in excess of $200,000;

(ix)           any Contract granting a power of attorney to any Person;

(x)            any Contract containing “most favored nation,” “take or pay” or other similar pricing terms;

(xi)           any Contract containing minimum sales or volume requirements or providing for rebates;

(xii)          any Contract relating to capitalized lease obligations or the deferred purchase price of property or operating leases; or

(xiii)         any other Contract to which the Company or any of the Retained Subsidiaries is a party, not otherwise covered by clauses (i) through (xii) above, the loss of which would adversely affect the Company or its Subsidiaries in any material respect.

(b)   The Company has provided or made available to Purchaser correct and complete copies of all written Contracts, including all amendments, schedules and exhibits thereto (or, in the case of oral contracts, a written summary thereof), set forth in Sections 3.10(a), 3.12(b), 3.13(a), 3.17(a) and 3.18 of the Company Disclosure Schedule (collectively, the “Material Contracts”). Except as disclosed in Section 3.13(b) of the Company Disclosure Schedule, none of the Company or any of the Retained Subsidiaries is (with or without the lapse of time or the giving of notice, or both) in breach or default of or under any Material Contract and, to the knowledge of the Company, no other party to any such Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder.  No event has occurred, and neither the Company nor the Retained Subsidiaries has received written notice of a material breach or default or any event, that with notice or lapse of time, or both, would constitute a material breach or default by either the Company or any of the Retained Subsidiaries of a Material Contract.  Neither the Company nor any of the Retained Subsidiaries has, except as disclosed in Section 3.13(b) of the Company Disclosure Schedule, received any written notice of the intention of any Person to terminate any Material Contract.  Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, no notices are required to be delivered to any Person under any Material Contract in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement.

Section  3.14          Brokers and Finders.  In connection with the transactions contemplated hereby (including the Disposition), no broker, finder, investment bank or other Person filling a similar role has acted directly or indirectly for the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has incurred any obligation to pay any brokerage, finder’s or other fee or commission or similar payments to any Person, other than to the Persons disclosed in Section 3.14 of the Company Disclosure Schedule.

Section  3.15          Absence of Certain Changes.  Except as disclosed in Section 3.15 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement, (a) since December 31, 2010, (i) the business of the Company and each of its Subsidiaries has been conducted only in the ordinary course consistent with past practice and (ii) neither the Company nor any of its Subsidiaries has engaged in or taken any action which would be prohibited by Sections 5.1(b)(iv), 5.1(b)(v), 5.1(b)(vi), 5.1(b)(x), 5.1(b)(xi), 5.1(b)(xiii), 5.1(b)(xiv), 5.1(b)(xv), 5.1(b)(xvi), 5.1(b)(xvii), 5.1(b)(xix) or 5.1(b)(xx) if taken after the date hereof, (b) since July 31, 2011, neither the Company nor any of its Subsidiaries has engaged in or taken any action which would be prohibited by Section 5.1 (other than Sections 5.1(b)(vii) and 5.1(b)(ix)) if taken after the date hereof, and (c) since September 16, 2011, neither the Company nor any of its Subsidiaries has engaged in or taken any action which would be prohibited by Section 5.1(b)(vii) or 5.1(b)(ix) if taken after the date hereof.  From December 31, 2010 through the date hereof, there has not occurred a Company Material Adverse Effect (disregarding clause (b) of the definition of Company Material Adverse Effect).

Section  3.16          Environmental Matters.  Except as set forth in Section 3.16 of the Company Disclosure Schedule or in the Environmental Report and except for any matters that would not, individually or in the aggregate, reasonably be expected to result in Losses in excess of $100,000:

(a)   the Company and its Subsidiaries have obtained and are and have been in substantial compliance with, all Environmental Permits required for the operation of the Surviving Business, and neither the Company nor any of its Subsidiaries has received any notice of any threatened modification or revocation of any such Environmental Permits;

(b)   the Company and its Subsidiaries and their operations, and the Owned Real Property and Leased Real Property, are and have been in compliance with all Environmental Laws in all material respects;

(c)   the Company and its Subsidiaries have received no notice of any order from any Governmental Entity, or of any demand or Proceeding, pending or threatened, alleging liability under any Environmental Law or with regard to Materials of Environmental Concern, including with respect to any third party location to which the Company, its Subsidiaries or any of their respective predecessors transported or arranged for the treatment or disposal of any Material of Environmental Concern and, to the knowledge of the Company, there is no basis for any such order, demand or Proceeding;

(d)   neither the Company nor any of its Subsidiaries has assumed or retained by Contract, liability under any Environmental Law or with respect to any Materials of Environmental Concern; and

(e)   the Company has provided to Purchaser true and complete copies of all material reports, studies, assessments, audits or other similar documents that address Environmental Matters relating to the Company or any of its Subsidiaries that are in the possession or control of the Company or any of its Subsidiaries.

Section  3.17          Labor and Employee Matters.

(a)   Section 3.17(a) of the Company Disclosure Schedule lists as of the date of this Agreement each collective bargaining agreement that is applicable to any current Employee.  No collective bargaining agreement is currently being negotiated or renegotiated by the Company or any of its Subsidiaries with any Employees.  Except as set forth on Section 3.17(a) of the Company Disclosure Schedule, no grievance, demand for arbitration or arbitration proceeding arising out of or under any collective bargaining agreement relating to any Employees is pending or, to the knowledge of the Company, threatened.

(b)   Except as set forth in Section 3.17(b) of the Company Disclosure Schedule, since January 1, 2008, (i) neither the Company nor any of its Subsidiaries has experienced and, to the knowledge of the Company, there has not been threatened, any strike, work stoppage, slowdown, lockout, picketing, leafleting, boycott, other labor dispute, union organization attempt, demand for recognition from a labor organization or petition for representation under the National Labor Relations Act or applicable state or local Law and (ii) to the knowledge of the Company, there is no union organization campaign relating to any Employees.

(c)   Except as set forth in Section 3.17(c) of the Company Disclosure Schedule, there is no complaint or other Proceeding against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened, respecting or involving any applicant for employment, any Employee, or any class of the foregoing, including before (i) the National Labor Relations Board or any corresponding state Governmental Entity, whether relating to any unfair labor practice or any question concerning representation, (ii) the Equal Employment Opportunity Commission or any other corresponding state or local fair employment practices Governmental Entity relating to any claim or charge of discrimination or harassment in employment, (iii) the United States Department of Labor or any other corresponding state or local Governmental Entity relating to any claim or charge concerning hours of work, wages or employment practices, (iv) the Occupational Safety and Health Administration or any other corresponding state or local Governmental Entity relating to any claim or charge concerning employee safety or health and (v) the Office of Federal Contract Compliance or any corresponding state Governmental Entity.

(d)   For each Employee, Section 3.17(d)(i) of the Company Disclosure Schedule sets forth as of the date hereof the name, position, market location, employer, classification as salaried, exempt or nonexempt, permanent or temporary, full-time or part-time, hourly or union, most recent date of hire, adjusted date of hire, service credited for purposes of vesting and eligibility under the Plans, current status as either active or on leave and, if on leave, the type and beginning date of such leave and the expected return date.  Section 3.17(d)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of each Disposed Assets Employee who is not employed by a Disposed Subsidiary and identifies such Person’s status that makes him or her a Disposed Assets Employee.

(e)   Except as set forth in Section 3.17(e) of the Company Disclosure Schedule, to the knowledge of the Company, no executive Employee and no group of Employees has any plans to terminate his, her or their employment.  The Company and its Subsidiaries have complied in all material respects at all times with all applicable Laws relating to employment and employment practices and those relating to the calculation and payment of wages (including overtime pay, maximum hours of work and child labor restrictions), equal employment opportunity (including Laws prohibiting discrimination and/or harassment or requiring accommodation on the basis of race, color, national origin, religion, gender, disability, age, sexual orientation or otherwise), affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment compensation, the payment of social security and other Taxes, and unfair labor practices under the National Labor Relations Act or applicable state or local Law.  There are no internal Company complaints (or internal Company Subsidiary complaints) from Employees about such matters and, to the knowledge of the Company, there are none threatened, in each such case, other than those arising in the ordinary course of business and which, individually or in the aggregate, would not reasonably be expected to result in a material liability to the Company or any of the Retained Subsidiaries.  Section 3.17(e) of the Company Disclosure Schedule sets forth a true and complete list of all workers’ compensation claims pending against the Company or any Retained Subsidiary as of September 12, 2011.  All of the workers’ compensation claims set forth in Section 3.17(e) of the Company Disclosure Schedule have arisen in the ordinary course of business and, individually or in the aggregate, would not reasonably be expected to result in a material liability to the Company or any of the Retained Subsidiaries.  To the knowledge of the Company, no Employee is subject to any noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such Employee to carry out fully all activities of such Employee in furtherance of the business of the Company or any of its Subsidiaries.

(f)    For each Employee hired after November 6, 1986, the Company or one if its Subsidiaries has retained an Immigration and Naturalization Service Form I-9, completed in accordance with applicable Law.

(g)   The employment of any terminated former Employee has been terminated in material compliance with any applicable Contract terms and applicable Law, and other than (i) with respect to any COBRA obligations of the Company or any of its Retained Subsidiaries or (ii) ongoing severance payments being made by the Company or any of its Retained Subsidiaries to the individuals set forth in Section 3.17(g) of the Company Disclosure Schedule, which schedule is true and correct as of September 12, 2011 (and, to the knowledge of the Company, is true and correct as of the date of this Agreement), neither the Company nor any of its Retained Subsidiaries has any liability or obligation under any such Contract or applicable Law toward any such terminated employee.  Except as set forth in Section 3.17(g) of the Company Disclosure Schedule or as contemplated by Section 6.1(d), the transactions contemplated by this Agreement will not cause the Company or any of its Retained Subsidiaries to incur or suffer any liability relating to, or obligation to pay, severance, termination or other payments to any Person.

(h)   Except as set forth in Section 3.17(h) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has made any loans (except advances for business travel, lodging or other reimbursable expenses arising in the ordinary course and properly reflected in the Companies’ or its Subsidiaries’ books and records) to any Employee.

(i)    There has been no work reduction program undertaken by or on behalf of any of the Company or any of its Subsidiaries in the past two years, and no such program has been adopted or publicly announced by the Company or any of its Subsidiaries.  The Company and each of its Subsidiaries is in compliance with the Workers Adjustment and Retraining Notification Act and all similar state or local Laws (“WARN”) and have no liabilities pursuant thereto.  Neither the Company nor any of its Subsidiaries has implemented or been involved in any “mass layoff” or “plant closing” as defined in WARN or in any similar applicable state or local Law within the last twelve (12) months.

Section  3.18          Related Party Transactions.

(a)           Except as set forth on Section 3.18 of the Company Disclosure Schedule and except for the Disposition Agreements, no director, officer, stockholder, employee or Affiliate of the Company or any of its Subsidiaries is a party to any Contract (which in the case of employees, shall not include executed confidentiality agreements, invention assignment agreements, option awards agreements, 401(k) or similar benefits plan documents, employee handbooks, or other Contracts of a similar nature which are customary for employees to execute in a company of this size and nature) to which the Company or any of the Retained Subsidiaries is a party or by which any of their respective assets or properties are bound (except, in the case of employees of the Company or any of its Subsidiaries, any employment contract set forth in Section 3.17(g) of the Company Disclosure Schedule) or employee loan agreement set forth in Section 3.17(h) of the Company Disclosure Schedule) (each such Contract, a “Related Party Contract”) and, since January 1, 2010, no such Persons have purchased, leased from or otherwise acquired any property or obtained any services from, or sold, leased to or otherwise disposed of any property or furnished any services to (except with respect to remuneration for services rendered as an officer), or entered into any transaction with, the Company or any of the Retained Subsidiaries, in the ordinary course of business or otherwise.  Except as set forth on Section 3.18 of the Company Disclosure Schedule, neither the Company nor any of the Retained Subsidiaries owes any amount to such Persons and none of such Persons owes any amount to the Company or any of the Retained Subsidiaries.

(b)   Neither the Company or any of its Subsidiaries, nor any officer, employee or agent or other person acting on its behalf has, directly or indirectly, (i) in the case of operations and facilities of the Company and its Subsidiaries acquired on or after January 1, 2006, since the Applicable Acquisition Date of such acquired operation or facility and (ii) in the case of all other operations and facilities of the Company and its Subsidiaries, since August 26, 2006, given or agreed to give any gift or similar benefit (other than with respect to bona fide payments for which adequate consideration has been given) to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Business (or assist the Company or any of its Subsidiaries in connection with any actual or proposed transaction) (A) which might subject the Company or any of its Subsidiaries to any damage or penalty in any Proceeding, (B) which, if not continued in the future, would reasonably be expected to have an adverse effect on the Surviving Business or the assets, operations or prospects of the Company or any of its Subsidiaries or which would subject the Company or any of its Subsidiaries to suit or penalty in any Proceeding, (C) for any of the purposes described in Section 162(c) of the Code, or (D) for establishment or maintenance of any concealed fund or concealed bank account.

Section  3.19          Real Property.

(a)   Section 3.19(a) of the Company Disclosure Schedule contains a complete and correct list (including the street address) of all of the Leased Real Property.  The Company has delivered or made available to Purchaser complete and accurate copies of each of the leases and all amendments thereto with respect to the Leased Real Property (collectively, the “Leases”).  With respect to each such Leased Real Property, the Company or a Retained Subsidiary of the Company owns a leasehold estate in such Leased Real Property, free and clear of all Liens except Real Property Exceptions.  Except as set forth in Section 3.19(a) of the Company Disclosure Schedule, (i) no default by the Company or any of the Retained Subsidiaries or, to the knowledge of the Company, any other party exists under any Lease nor do any facts or circumstances exist which, with notice or lapse of time or both, would become a default under any of the Leases by the Company, any of the Retained Subsidiaries or any other party, (ii) each Lease is legal, valid, binding and enforceable and in full force and effect, (iii) neither the Company nor any of the Retained Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof and (iv) neither the Company nor any of the Retained Subsidiaries has collaterally assigned or granted any other security interest in any Lease or any interest therein that will not be released at or prior to the Closing.  No notices or consents under the Leases are required for the transactions contemplated by this Agreement or, if any such notices or consents are required, all such notices and consents shall be provided and/or obtained by the Company or the Retained Subsidiaries on or before the Closing Date and shall be effective as of the Closing Date.

(b)   Section 3.19(b) of the Company Disclosure Schedule sets forth a complete and correct list (including the street address and owner) of all Owned Real Property.  The Company and the Retained Subsidiaries do not own any real property or hold any options or rights to acquire any real property (in each case other than the Owned Real Property set forth on Section 3.19(b) of the Company Disclosure Schedule) and they are not obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease, purchase or acquire any real property.  With respect to each Owned Real Property, (i) either the Company or a Retained Subsidiary owns good and marketable title in fee simple to such Owned Real Property, free and clear of all Liens except for Real Property Exceptions, (ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase such Owned Real Property or any portion thereof or interest therein, and (iii) there are no leases, subleases, licenses, options, rights, concessions or other agreements affecting any portion of such Owned Real Property.  The Company has delivered to Purchaser true, correct and complete copies of all deeds, surveys, title commitments and/or policies, certificates of occupancy, appraisals, property reports and similar documents related to the Real Property in the possession, control or custody of the Company or the Retained Subsidiaries.

(c)   Except as set forth on Section 3.19(c) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries has received written notice of any pending or threatened condemnation or eminent domain proceedings or their local equivalent that would affect any Real Property and there is no pending or, to the knowledge of the Company, threatened condemnation, eminent domain or similar proceedings affecting all or any part of the Real Property, (ii) the use and occupancy of the Real Property by the Company and its Subsidiaries and the conduct of the business by the Company and its Subsidiaries does not violate any applicable Laws or any deed restrictions, covenants, encumbrances, easements, rights of way or similar agreements, the violation of which would adversely affect the use, value or occupancy of any such Real Property or the conduct of the Surviving Business thereat, and (iii) each parcel of Real Property is zoned for the purposes for which it has been used in connection with the normal operation of the Surviving Business conducted thereon.

Section  3.20          Insurance.  Section 3.20 of the Company Disclosure Schedule sets forth a correct and complete list of each insurance policy that is currently in effect which is presently owned or held by the Company or any of the Retained Subsidiaries, insuring the products, physical properties, assets, business, operations, employees, or officers and directors of the Company or any of the Retained Subsidiaries (other than the Disposed Assets).  The Company has delivered or made available to Purchaser correct and complete copies of such insurance policies and all amendments and riders thereto.  Such policies evidence insurance in such amounts and against such risks and losses as are generally maintained by other similar businesses in the industry in which the Company operates.  All such insurance policies are in full force and effect, all premiums due on such insurance policies have been paid and no notice of cancellation or termination or intent to cancel, in each case which has not been rescinded, has been received in writing by the Company or any of its Subsidiaries with respect to any such insurance policy, and all such insurance policies will be in full force and effect at the same coverage levels immediately following the consummation of the transactions contemplated hereby.  None of the Company or any of its Subsidiaries is in material default under any such insurance policies.

Section  3.21          Accounts Receivable.  Except as set forth in Section 3.21 of the Company Disclosure Schedule, (a) all Receivables in existence as of the date hereof are legal, valid and binding obligations of the obligors, and (b) none of them (i) have been written off or cancelled, except in the Company’s ordinary course of business consistent with past practice; (ii) have been disposed of or transferred and (iii) are subject to dispute with the obligor except in the Company’s ordinary course of business consistent with past practice.

Section  3.22          Customers and Suppliers.  Except as set forth in Section 3.22 of the Company Disclosure Schedule, none of the customers or suppliers of the Company or the Retained Subsidiaries have notified the Company or any of its Subsidiaries that it intends to cease or materially alter its business with the Company or any of the Retained Subsidiaries.  Except as set forth in Section 3.22 of the Company Disclosure Schedule, since January 1, 2011, neither the Company nor any of its Subsidiaries has experienced any difficulties in obtaining any inventory items necessary to the operation of its business, and no such shortage of supply of inventory items is pending or threatened, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.  The Company is not required to provide any bonding or other financial security arrangements in any amount in connection with any transactions with any of its customers or suppliers except in the ordinary course of business consistent with commercial practice in the Company’s industry.

Section  3.23          Title; Condition and Availability of Assets.

(a)   The Company and each of the Retained Subsidiaries has good and marketable title to, or valid leasehold interests in, all of the assets (other than Owned Real Property and Leased Real Property, which are covered solely by the representations and warranties set forth in Section 3.19) that it purports to own or lease, free and clear of any Liens other than the Liens described in Section 3.23(a) of the Company Disclosure Schedule and any Permitted Liens.

(b)   Except as set forth in Section 3.23(b) of the Company Disclosure Schedule, the rights, property and assets of the Company and the Retained Subsidiaries (excluding the Disposed Assets) are sufficient for the continued conduct of the Surviving Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Surviving Business as currently conducted or currently contemplated to be conducted.  None of the Disposed Assets is used in the Surviving Business.

Section  3.24          Warranties; Product Defects.  No products manufactured, merchandised, serviced, distributed, sold or delivered by the Company or any of its Subsidiaries during the twelve-month period prior to the Closing Date are subject to any contractual or warranty claim involving an amount in excess of $25,000 in the aggregate.  To the knowledge of the Company, no material liability exists for any return claim, warranty claim or other obligation to replace, any products sold or delivered by the Company or any of its Subsidiaries beyond the amounts reserved for warranty expense reflected in the Latest Balance Sheet or expected to be reflected in the calculation of Net Working Capital.  No such products heretofore sold by the Company or any of its Subsidiaries are now the subject of any guarantee or warranty other than the standard form of written warranty of the Company and its Subsidiaries (which form of written warranty has been provided to Purchaser), except as specifically described in Section 3.24 of the Company Disclosure Schedule.

Section  3.25          Bank Accounts; Power of Attorney; Minute Books.

(a)   Section 3.25 of the Company Disclosure Schedule sets forth a complete and correct list of all bank accounts and safe deposit boxes of the Company and each of the Retained Subsidiaries by location and all Persons authorized to sign or otherwise act with respect thereto as of the date hereof and a complete and correct list of all persons holding a general or special power of attorney granted by the Company or any of the Retained Subsidiaries and a complete and correct copy thereof.

(b)   True and complete copies of the minute books of the Company and each of the Retained Subsidiaries have been delivered to Purchaser.  Such minute books contain true and complete records of all meetings and other material corporate actions taken by the boards of directors or other governing bodies thereof, as applicable.

Section  3.26          Import/Export Activities.

(a)   All of the Company’s and the Retained Subsidiaries’ imports have been made in accordance with U.S. import controls Laws.  The Company and the Retained Subsidiaries have paid all customs duties owing with respect to any and all imported assets.  All customs entry information provided by the Company and the Retained Subsidiaries to Governmental Entities in connection with the import thereof has been true and correct in all material respects, and no issue has been raised by any Governmental Entity that is currently pending in connection with any such customs entry.  There is no unresolved issue or unpaid deficiency, fine or penalty relating to any audit, examination or investigation of the customs entries of the Company or the Retained Subsidiaries.

(b)   All of the Company’s and the Retained Subsidiaries’ exports and “deemed exports” have been made in accordance with U.S. export controls Laws, and no issue has been raised by any Governmental Entity that is currently pending in connection with any export transaction or relating to any audit, examination or investigation of any export activities of the Company or the Retained Subsidiaries.  Neither the Company nor any of the Retained Subsidiaries is subject to any claim or judgment of any Governmental Entity that would bar it from exporting or otherwise limit its exporting activities, and there is no unresolved issue or unpaid fine or penalty arising out of or related to the export transactions of the Company or the Retained Subsidiaries.

Section  3.27          Restriction on Business Activities.  There is no Contract, writ, order, injunction, award, judgment, decree or determination binding upon the Company or any of its Subsidiaries which has, or could reasonably be expected to have, the effect of prohibiting or impairing (a) any current or proposed business practice of the Company of any of its Subsidiaries, (b) any acquisition of property by the Company or any of its Subsidiaries or (c) the conduct of the Surviving Business, including by limiting or purporting to limit, the ability of the Company or any of its Subsidiaries (excluding the Disposed Subsidiaries) to compete in any line of business or with any Person in any geographical area.

Section  3.28          Consents and Agreements.  Prior to the date hereof, the Company has provided to Purchaser true and correct copies of the Company Stock Consents, Option Cancellation Agreements, Warrant Cancellation Agreements and Class A Consents, duly executed by each holder of Company Stock, Stock Options, Warrants and Class A Preferred Stock, as applicable.  None of the information or documents used by Purchaser or any of its representatives to solicit the consents or agreements of Securityholders with respect to this Agreement and the transactions contemplated hereby, including the Company Stock Consents, Option Cancellation Agreements, Warrant Cancellation Agreements and Class A Consents, is false or misleading in any material respect or omits to state a fact therein necessary to make the statements therein, considered as a whole, not misleading in any material respect.

Section  3.29          No Other Representations.  Except as expressly provided in this Article III, the Company has not made and is not making any representation or warranty whatsoever to Purchaser as to the Company, any of its Subsidiaries or their respective businesses and shall not be liable in respect of the accuracy or completeness of any information provided to Purchaser in connection with this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PURCHASER AND MERGER SUB

Purchaser and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section  4.1            Organization and Qualification.

(a)   Purchaser is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

(b)   Merger Sub is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

Section  4.2            Authorization and Validity of Agreement.

(a)   Purchaser has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof.  Purchaser has duly authorized the execution, delivery and performance of this Agreement by Purchaser and no other proceedings on the part of Purchaser are necessary to authorize this Agreement or the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Purchaser and, assuming the due execution and authorization of the other parties hereto, constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

(b)   Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof.  Merger Sub has duly authorized the execution, delivery and performance of this Agreement by Merger Sub and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Merger Sub and, assuming the due execution and authorization of the other parties hereto, constitutes the legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity.  Merger Sub is wholly owned by Purchaser.

Section  4.3            Consents and Approvals.  Neither the execution and delivery of this Agreement by Purchaser and Merger Sub nor the consummation by Purchaser and Merger Sub of the transactions contemplated hereby will require on the part of Purchaser or Merger Sub or any of their respective Subsidiaries any consent, waiver, order, declaration, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (a) for any applicable filings required under the HSR Act, (b) as set forth in Section 4.3 of the Company Disclosure Schedule or (c) as provided for in Section 2.3.

Section  4.4            No Violation.  Neither the execution and delivery of this Agreement by Purchaser or Merger Sub nor the consummation by Purchaser or Merger Sub of the transactions contemplated hereby will (a) conflict with or violate its organizational documents (b) result in a violation or breach of, constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, cancellation or acceleration of, or result in the imposition of any Lien on any assets or property of Purchaser or Merger Sub pursuant to any Contract or other instrument or obligation to which Purchaser or Merger Sub is a party or by which Purchaser or Merger Sub or any of their respective assets or properties are bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Lien) as to which requisite waivers or consents have been obtained or which would not prevent the consummation of the transactions contemplated hereby or (c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 4.3 and this Section 4.4 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or Merger Sub or their respective assets or properties, except for such conflicts, violations, breaches or defaults which would not in the aggregate prevent the consummation of the transactions contemplated hereby.

Section  4.5            Financing.

(a)   Purchaser will have at the Closing sufficient unrestricted cash or other sources of immediately available unrestricted funds to enable Purchaser to consummate the transactions contemplated by this Agreement, to satisfy its obligations hereunder on and after the Closing Date and to make payment of all amounts to be paid by it under this Agreement on and after the Closing Date.

(b)   Purchaser has delivered to the Company true and complete copies of an executed commitment letter (including all exhibits, schedules, annexes and amendments to such agreements in effect as of the date of this Agreement) (the “Financing Commitments”) from Bank of America, N.A. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC and Barclays Capital, the investment banking division of Barclays Bank PLC (collectively, the “Lenders”) pursuant to which the Lenders have committed to provide Purchaser with debt financing in an aggregate amount of $525,000,000 (the “Financing”).  Prior to the date of this Agreement, (x) none of the Financing Commitments have been amended or modified and (y) the respective commitments contained in the Financing Commitments have not been withdrawn, modified or rescinded in any respect.

(c)   Each of the Financing Commitments, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Purchaser and, to the knowledge of Purchaser, the other parties thereto.  As of the date of this Agreement, no event has occurred and on the Closing Date, no event shall have occurred, which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Purchaser under any term or condition of the Financing Commitments.  Purchaser has fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date of this Agreement.  The Financing will provide Purchaser with acquisition financing at the Closing sufficient to consummate the transactions contemplated by this Agreement and the other agreements contemplated hereby upon the terms contemplated hereby and thereby and to pay all related fees and expenses associated therewith.  There are no conditions precedent or contingencies relating to the funding of the full amount of the Financing, other than as set forth in or expressly contemplated by the Financing Commitments.  As of the date of this Agreement, to the knowledge of Purchaser, (i) neither Purchaser nor any other party to the Financing will be unable to satisfy any of the conditions that are required to be satisfied by it or such other party as a condition to the obligations under the Financing Commitments prior to the expiration thereof and (ii) Purchaser has no reason to believe that the Financing will not be made available to Purchaser at the Closing.  Assuming (i) that all of the representations and warranties in Article III (without taking into account any materiality, material adverse effect or Material Adverse Effect qualification contained therein) are true and correct in all material respects, (ii) that the Company is in compliance in all material respects with the covenants set forth in Section 5.1 and (iii) satisfaction of the conditions to Purchaser’s obligations to consummate the transactions contemplated by this Agreement, then immediately after the consummation of the transactions contemplated by this Agreement and the other agreements contemplated hereby and the payment of all fees, expenses and other amounts related to the transactions contemplated hereby or thereby and the Financing, Purchaser and its Subsidiaries, taken as a whole, (a) will own assets the fair value of which is greater than the amount of their liabilities (including a reasonable estimate of the amount of all contingent liabilities) as such value is established and liabilities evaluated in accordance with GAAP, (b) will own assets the present fair saleable value of which is not less than the amount that will be required to pay the probable liability on their debts as they become absolute and matured, (c) will be able to pay their debts and other liabilities as they mature in the normal course of business, and (d) are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute unreasonably small capital.

Section  4.6            Brokers and Finders.  In connection with the transactions contemplated hereby, no broker, finder, investment bank or other Person filling a similar role has acted directly or indirectly for Purchaser or Merger Sub, and neither Purchaser nor Merger Sub has incurred any obligation to pay any brokerage, finder’s or other fee or commission or similar payments to any Person.

Section  4.7            No Other Representations.  Except as expressly provided in this Article IV, neither Purchaser nor Merger Sub has made or is making any representation or warranty whatsoever to the Company and shall not be liable in respect of the accuracy or completeness of any information provided to the Company in connection with this Agreement.

ARTICLE V

COVENANTS OF THE COMPANY

Section  5.1            Conduct of the Company.

(a)   Affirmative Covenants of the Company.  Except (i) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as set forth in Section 5.1(a) of the Company Disclosure Schedule, (iii) as otherwise expressly required or permitted by the terms of this Agreement (including in order to effect the Disposition in accordance with the terms of this Agreement) or (iv) as required by Law, from the date hereof to the Closing, the Company shall, and shall cause the Retained Subsidiaries to, conduct the Surviving Business only in the ordinary course consistent with past practice (and hold adequate cash on hand to so conduct the Surviving Business) and in compliance in all material respects with applicable Laws and use their respective reasonable best efforts to (A) preserve the existing relationships of the Company and the Retained Subsidiaries with customers, suppliers, vendors and other Persons having a business relationship therewith, including landlords and creditors, (B) preserve intact its business organization, goodwill and ongoing operations, (C) retain and keep available to Purchaser the services of its officers and other key employees (other than the Disposed Assets Employees), (D) perform in all material respects its obligations under the Material Contracts, (E) maintain insurance coverage on such terms and in such amounts substantially as maintained as of the date of this Agreement (except with respect to the Disposed Assets, the Disposed Liabilities and the Disposed Subsidiaries) and (F) pay all Taxes as such Taxes become due and payable; provided, however, that nothing in this Section 5.1 shall require the Company or any of the Retained Subsidiaries to pay any account payable sooner than it is required to pay it, without penalty, by the applicable Contract, invoice or other applicable arrangement.

(b)   Negative Covenants of the Company.  Without limiting the generality of Section 5.1(a), except (w) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), (x) as set forth in Section 5.1(b) of the Company Disclosure Schedule, (y) as otherwise expressly required or permitted by the terms of this Agreement (including in order to effect the Disposition in accordance with the terms of this Agreement) or (z) as required by Law or the Company Certificate of Incorporation, from the date hereof to the Closing, the Company shall not, and shall cause each of the Retained Subsidiaries not to:

(i)            amend the Company Organizational Documents or create any Subsidiary;

(ii)           authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any (A) shares of the capital stock or ownership or equity interests of the Company or any of the Retained Subsidiaries, or (B) other securities (including securities convertible into or exercisable or exchangeable for such shares of capital stock or equity or ownership interests), options, warrants, calls, subscription or other rights of any kind, fixed or contingent, that directly or indirectly call for the issuance, grant, sale, pledge, disposition or acquisition of any shares of capital stock or ownership or equity interests of the Company or any of the Retained Subsidiaries;

(iii)          (A) effect any reorganization, recapitalization or stock dividend, (B) split, combine or reclassify any shares of its capital stock or ownership or equity interests or (C) create, impose, assume or suffer to exist any Lien on any shares of its capital stock or ownership or equity interests;

(iv)          declare, set aside or pay any distributions, dividends or similar payments (other than cash dividends that would not reasonably be expected to be inconsistent with Section 5.1(a)) in respect of the Class A Preferred Stock or the Company Stock;

(v)           redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or ownership or equity interests or other securities (other than the repurchase of Stock Options and capital stock or ownership or equity interests from employees in connection with their termination consistent with past practice);

(vi)          except for transactions between the Company or any direct or indirect wholly-owned Subsidiary of the Company that is not a Disposed Subsidiary on the one hand, and any direct or indirect wholly-owned Subsidiary of the Company that is not a Disposed Subsidiary on the other hand, (A) create, incur or assume any Indebtedness, other than (1) trade payables in the ordinary course of business consistent with past practice or (2) borrowings pursuant to the Company’s or any of the Retained Subsidiaries’ existing credit facilities; (B) except as required by the terms of any Material Contract, make any loans, advances (other than travel advances and other employee advances in the ordinary course of business consistent with past practice) or capital contributions to, or investments in, any other Person; (C) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or securities of, or by any other manner, any business or any Person or other business organization or division thereof; or (D) except for the sale of the Disposed Assets in the Disposition, sell, transfer, exchange, mortgage, pledge, assign, convey, lease, license, mortgage, restructure, recapitalize, reorganize, or otherwise dispose of, or agree to sell, transfer, exchange, license, mortgage, pledge, assign, convey, lease, license, mortgage, restructure, recapitalize, reorganize, or otherwise dispose of, or otherwise encumber or agree to encumber any material assets or properties, other than Permitted Liens, sales of products and services in the ordinary course of business consistent with past practice and any other transfers of properties, rights or assets, the value of which does not exceed in the aggregate $500,000;

(vii)         except as would relate only to Disposed Assets Employees and would not cause the Company or any of the Retained Subsidiaries to incur any liability (including any contingent liability), (A) modify the compensation of any Employee, except (1) as required by any collective bargaining agreement in effect on the date hereof and (2) in the ordinary course of business consistent with past practice and after prior consultation with Purchaser with respect thereto and (3) in respect of the Company’s annual scheduled merit increases in October, (B) amend or terminate any Plan or Employment Agreement (other than as required by applicable Law), or (C) enter into, establish, amend or terminate any collective bargaining agreement or any plan, policy, program, practice, agreement or other arrangement that would be a Plan or Employment Agreement if in effect as of the date of this Agreement;

(viii)        transfer the employment of any Disposed Assets Employee to the Company or any of the Retained Subsidiaries or transfer the employment of any employee of the Company or any of the Retained Subsidiaries (who is not a Disposed Assets Employee) to a Disposed Subsidiary;

(ix)           (A) hire any employee for any management or sales position or (B) hire or promote any other employees or independent contractors, other than, in the case of clause (B), for the purpose of filling existing vacant positions or the hiring of independent contractors for aggregate consideration not in excess of $50,000; provided, that, in the case of any action taken pursuant to clause (B), such action shall be taken only after prior consultation with Purchaser with respect thereto, or (C) terminate the employment of any employee or the services of any independent contractor other than for cause;

(x)            make or rescind any material election relating to Taxes;

(xi)           (A) settle or compromise any material Tax liability of the Company or any of its Retained Subsidiaries or (B) prepare or file any Tax Return of the Company or any of the Retained Subsidiaries inconsistent with past practice in preparing or filing similar Tax Returns in prior periods if, in the case of clause (B), doing so could adversely affect the Tax position of Purchaser with respect to Post-Closing Tax Periods or, on any such Tax Return, take any position or adopt any method that is inconsistent with positions taken or methods used in preparing or filing similar Tax Returns in prior periods (including positions or methods which would have the effect of deferring income to Post-Closing Tax Periods or accelerating deductions to Pre-Closing Tax Periods);

(xii)          except in the ordinary course of business, (A) enter into any Contract of a type that would be a Material Contract if entered into prior to the date hereof or (B)  modify, amend, terminate, cause the termination of, renew or fail to renew (to the extent such Contract can be unilaterally renewed by the Company or any of its Subsidiaries) any Material Contract or any Contract described in the foregoing clause (A), or waive, release or assign any material rights or claims thereunder;

(xiii)         make any change to its financial or accounting methods, principles or practices, except as may be required by Law or by GAAP or as set forth in the Agreed Accounting Principles; provided, however, that nothing in this Section 5.1 shall require the Company or any of the Retained Subsidiaries to pay any account payable sooner than it is required to pay it, without penalty, by the applicable Contract, invoice or other applicable arrangement;

(xiv)        make any material change to any inventory management, billing, credit, collection or payment policies, procedures and practices, other than in the ordinary course of business consistent with past practice; provided, however, that nothing in this Section 5.1 shall require the Company or any of the Retained Subsidiaries to pay any account payable sooner than it is required to pay it, without penalty, by the applicable Contract, invoice or other applicable arrangement;

(xv)         make any material change to ordinary course cash management practices (except for the payment of cash dividends permitted by Section 5.1(b)(iv); provided, however, that nothing in this Section 5.1 shall require the Company or any of the Retained Subsidiaries to pay any account payable sooner than it is required to pay it, without penalty, by the applicable Contract, invoice or other applicable arrangement;

(xvi)        except for the pre-payment of the Closing Indebtedness or with respect to the Transaction Expenses, pay, discharge, cancel, settle, waive, release, assign, redeem, repay, compromise or satisfy any material claim, liabilities, debts or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice, or fail to pay or otherwise satisfy (except if being contested in good faith) any material accounts payable, liabilities, debts or obligations when due and payable;

(xvii)       disclose any confidential information relating to Company Intellectual Property or Technology, other than to Persons with which the Company or any of its Subsidiaries has entered into a confidentiality agreement;

(xviii)      adopt a plan of complete or partial liquidation or dissolution;

(xix)         initiate, cancel, settle, waive, release, assign or compromise (A) any Proceeding (other than in connection with the enforcement of the Company’s rights under this Agreement), or (B) any claim under any insurance policy for the benefit of the Company or any of its Subsidiaries, in each case involving an amount in excess of $100,000;

(xx)          except as disclosed in Section 5.1(b) of the Company Disclosure Schedule, take any action to incur any long term liability that was not a type of liability that was included as a long term liability in the Latest Balance Sheet;

(xxi)         except for amending each DL-6 Lease in accordance with the amendments attached hereto as Exhibit F, enter into any Contract for the purchase, sale or lease (whether as lessor or lessee) of real property or exercise any option to purchase, sell or lease (whether as lessor lessee) real property or any option to extend or renew a Lease;

(xxii)        except as required by Section 5.9, make or authorize any material capital expenditures or material commitment for capital expenditures in excess of $250,000;

(xxiii)       transfer any assets or property (or rights thereto or interests therein) other than Disposed Assets to any Disposed Subsidiary; or

(xxiv)       authorize, or commit or agree to take, any of the foregoing actions.

Section  5.2            Approval Consents; Stockholder Notices.

(a)   On the date of this Agreement, the Company shall take all lawful action to obtain executed Approval Consents from the holders of in excess of a majority of the Company Stock and shall deliver such executed Approval Consents to Purchaser within one Business Day following the date hereof.

(b)   Promptly, and in any case within five Business Days, following the execution of this Agreement, the Company shall deliver to each (i) holder of Company Stock, if any, that does not execute an Approval Consent or a Company Stock Consent and (ii) holder of Class A Preferred Stock, if any, that does not executed a Class A Consent immediately following the execution of this Agreement (x) the notice required by Section 262(d)(2) of the DGCL and (y) the notice required by Section 228(e) of the DGCL, which notices (and any amendments or supplements thereto) shall be subject to the approval of Purchaser, not to be unreasonably withheld, conditioned or delayed.

Section  5.3            Company’s Stockholder Approval.  The Company shall, prior to Closing, submit any payments and/or benefits that the Company, any of its Subsidiaries or Purchaser reasonably determine may, individually or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) (including any payments and/or benefits provided in connection with the Disposition), for stockholder approval in accordance with Section 280G(b)(5) of the Code and the regulations promulgated thereunder, such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code.  Such stockholder vote, which may be in the form of a written consent, shall be conducted in the time and manner required by Section 280G(b)(5) of the Code and the regulations promulgated thereunder and in a manner reasonably satisfactory to Purchaser, which shall include adequate written disclosure prior to the vote to all persons entitled to vote.  Purchaser shall be given reasonable advance notice of such stockholder vote, shall be given an opportunity to comment on such written disclosure, the form of stockholder consents, and any waiver of the right to such payments and/or benefits executed by a “disqualified person” (as defined in Section 280G of the Code and the regulations promulgated thereunder) and such comments will be taken into consideration in good faith.

Section  5.4            Related Party Contracts; Intercompany Accounts.  At or prior to the Closing:

(a)   except as explicitly contemplated by this Agreement or the Disposition Agreements, the Related Party Contracts set forth on Section 5.4 of the Company Disclosure Schedule (which, for the avoidance of doubt, shall include the Stockholders Agreement and the Securities Purchase Agreement) shall have been terminated (pursuant to an omnibus termination agreement or other documentation reasonably satisfactory in form and substance to Purchaser) in a manner agreed to by the Company and Purchaser, and shall be of no further or continued force or effect; and

(b)   all intercompany balances (other than trade payables and trade receivables incurred in the ordinary course of business consistent with past practice or as explicitly contemplated by this Agreement or the Disposition Agreements) between or among the Company, any of its Subsidiaries, a Disposition Purchaser, any Securityholder or any of their respective Affiliates shall be settled, paid or otherwise terminated in a manner agreed to by the Company and Purchaser.

The Company shall, from time to time at the request of Purchaser, which request(s) shall be made by written notice to the Company not later than five (5) Business Days before Closing, add Related Party Contracts to, or delete Related Party Contracts from, Section 5.4 of the Company Disclosure Schedule (making appropriate corresponding changes to Section 6.1(c) of the Company Disclosure Schedule where applicable), which added or deleted Related Party Contracts shall be deemed to have been included on, or excluded from, Section 5.4 of the Company Disclosure Schedule or Section 6.1(c) of the Company Disclosure Schedule, as the case may be, as of the date of this Agreement.

Section  5.5            Company 401(k) Plan.

(a)           Prior to the Closing Date, the Company shall take all action necessary to transfer sponsorship of the Company 401(k) Plan to a Disposed Subsidiary or a Disposition Purchaser.  The Company shall allow Purchaser to review and comment upon the resolutions effectuating such transfer of sponsorship prior to their adoption and such comments shall be taken into consideration in good faith by the Company.  On and after the Closing Date, none of Purchaser, the Company, the Surviving Corporation or any of their respective Affiliates shall have any liability in connection with or otherwise related to the Company 401(k) Plan.

(b)           To the extent not already permitted, the Company shall cause the plan sponsor of the Company 401(k) Plan to amend such plan no later than the Closing Date to permit the direct rollover from such plan of promissory notes related to outstanding loans to plans maintained by Purchaser or its Affiliates.

(c)           To the extent the foregoing actions described in this Section 5.5 cannot be effectuated without the consent of one or more collective bargaining units, the Company shall use reasonable best efforts to obtain the consent of such collective bargaining units and shall not take any such actions if such consent is not obtained.  To the extent the Company enters into discussions with such collective bargaining units regarding the Company 401(k) Plan, the Company will use reasonable best efforts to allow Purchaser to participate in all such discussions and the resolutions of any such discussion shall be subject to Purchaser’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed.

Section  5.6            Disposition.

(a)           The Company shall cause the Disposition to occur immediately prior to the Closing and in accordance with applicable Law and the Disposition Agreements.  The Company shall inform Purchaser in writing in advance of all material actions the Company or any of its Subsidiaries or Affiliates propose to take in connection with the Disposition and the Company shall provide Purchaser with copies of all of the Disposition Agreements and related documentation for review not less than ten Business Days prior to the execution thereof by the Company or any of its Subsidiaries or Affiliates.  The Company shall incorporate in the Disposition Agreements and related documentation any comments reasonably proposed by Purchaser, and shall not execute any such Disposition Agreements or related documentation until such time as such Disposition Agreements and related documentation are in form and substance reasonably satisfactory to Purchaser.  The Disposition shall be made without any representation or warranty (express or implied) from the Company or any of its Subsidiaries and each Disposition Purchaser shall expressly disclaim and have no recourse against Purchaser, the Surviving Corporation or any of its Subsidiaries with respect to the Disposition or Disposed Subsidiaries.  The Disposition Purchasers will provide full and complete indemnification against any all liabilities relating to the Disposition, including any Disposed Liabilities.

(b)           Purchaser shall act reasonably and diligently to cooperate with the Company to cause the Disposition to occur pursuant to this Section 5.6.  Following the Closing, Purchaser, upon the Representative’s reasonable request and at the sole expense of the Representative, shall (a) deliver copies of the books and records relating to the Disposed Assets and Disposed Liabilities in the possession of Purchaser, the Surviving Corporation or its Subsidiaries and (b) do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all deeds, assignments, transfers and conveyances or other documentation as may be reasonably required for transferring the Disposed Subsidiaries, Disposed Assets and Disposed Liabilities to the Disposition Purchasers.

Section  5.7            Disposed Assets Employees.  At the time of or prior to the Disposition (but for avoidance of doubt, prior to the Closing), the Company shall, or shall cause the Retained Subsidiaries to, transfer the employment of each employee thereof who is a Disposed Assets Employee to a Disposed Subsidiary or a Disposition Purchaser; provided, however, that (i) each Stock Option held by a Disposed Assets Employee that is outstanding pursuant to its terms as of the Effective Time shall be treated in accordance with Section 2.8(e) (and each such Disposed Assets Employee shall have executed an Option Cancellation Agreement in respect thereof) and (ii) for purposes of determining eligibility for a bonus under the Supplemental Bonus Plan, each Disposed Assets Employee who is a participant thereunder and who remains employed by a Disposed Subsidiary (or becomes employed by a Disposition Purchaser) as of the Closing Date shall be treated as though he or she were an employee of the Company or a Retained Subsidiary as of the Effective Time.

Section  5.8            Supplemental Bonus Plan.  Prior to the Closing, the Company and  U.S. Corrugated, Inc. shall have obtained an agreement, in writing (in form and substance reasonably satisfactory to Purchaser), from each participant in the Supplemental Bonus Plan (a) acknowledging that the payment of a bonus in connection with the transactions contemplated by this Agreement will extinguish their rights under the Supplemental Bonus Plan and (b) releasing and extinguishing any and all claims against Purchaser and its Affiliates in respect thereof.

Section  5.9            Capital Expenditures.  Prior to the Closing, the Company shall, and shall cause each of the Retained Subsidiaries, as applicable, to continue to make all capital expenditures and material commitments for capital expenditures provided for in the Company’s 2011 capital expenditure budget (without respect to timing as provided in such budget), which is set forth in Section 5.9 of the Company Disclosure Schedule, consistent with past practice and in the ordinary course of business as if the transactions contemplated by this Agreement were not occurring.

Section  5.10          Information Technology Matters.  Prior to the Closing, the Company shall, and shall cause each of the Retained Subsidiaries to, either (a) remove from all servers and workstations any Software that is not owned by or licensed pursuant to a valid license to the Company or such Retained Subsidiary, as applicable, or (b) obtain a valid license to use such Software.  The actions required by this Section 5.10 shall in no way qualify or limit the representations and warranties of the Company set forth in Section 3.12 (Intellectual Property) or otherwise in this Agreement, including for purposes of determining whether the conditions set forth in Section 8.3 have been satisfied.

Section  5.11          Monthly Financial Statements.  As soon as available, but in any event no later than 21 days after each calendar month-end following the date of this Agreement that occurs prior to the Closing Date, the Company shall deliver to Purchaser a copy of the Company’s normal, internal operating balance sheet and internal profit and loss statement (as such internal reports are currently generated with respect to the Business); in each case both with and without the Disposed Subsidiaries, the Disposed Assets and the Disposed Liabilities.  The financial statements required to be delivered pursuant to this Section 5.11 shall in each case be prepared in accordance with the Agreed Accounting Principles.

Section 5.12           Transition Services Agreement.  Prior to the Closing, Purchaser and the Company shall negotiate in good faith to agree upon final forms for the Transition Services Agreements, in each case substantially in the forms attached as Exhibit G hereto, together with any  changes thereto as Purchaser and the Company may mutually agree.  Promptly following (and conditioned on) Purchaser and the Company reaching agreement on such final forms and schedules (or, if later, on the Closing Date), the Company and the applicable Disposition Purchaser shall enter into such Transition Services Agreements.

ARTICLE VI

COVENANTS OF PURCHASER AND MERGER SUB

Section  6.1            Employee Retention; Compensation and Benefits.

(a)   Subject to the terms of any collective bargaining agreement, for not less than 12 months following the Effective Time (the “Continuation Period”), Purchaser shall maintain, or, where applicable, shall cause the Surviving Corporation and/or its Subsidiaries to maintain, plans, programs and arrangements (including severance policies and programs but excluding stock plans, other equity compensation arrangements, defined benefit pension plans, retiree welfare benefit plans and those plans that are the subject of collective bargaining) for the benefit of Employees who remain employed by the Company or one of its Subsidiaries during the Continuation Period that are not less favorable in the aggregate than those provided to such Employees under the Plans immediately prior to the date of this Agreement and, with respect to Employees who are subject to collective bargaining, all benefits shall be provided after the Effective Time in accordance with the applicable collective bargaining agreement.  In the event that any Employee is at any time after the Effective Time transferred to Purchaser or any Affiliate of Purchaser or becomes a participant in an employee benefit plan, program or arrangement maintained by or contributed to by Purchaser or its Affiliates (other than a Multiemployer Plan), Purchaser shall cause such plan, program or arrangement to treat the prior service of such Employee with the Company or any of its Subsidiaries, to the extent such prior service is recognized under the comparable Plan, as service rendered to Purchaser or its Affiliates, as the case may be; provided, however, that in administering such plans, programs or arrangements of Purchaser or its Affiliates, Purchaser may disregard service or cause a reduction of benefits under any such plans, programs or arrangements to the extent necessary to avoid duplication of benefits with respect to the same covered matter or years of service and provided, further, that the foregoing shall only apply for purposes of eligibility to participate and vesting in such plans, programs or arrangements and for levels of benefits for purposes of vacation and severance, and shall not apply for purposes of benefit accruals or any other purpose or under any arrangement not specified in this Section 6.1(a).  Nothing in this Agreement shall limit Purchaser’s or any of its Affiliates’ rights to terminate the employment of any Employee or change the terms and conditions of employment of any Employee.  Nothing in this Agreement shall obligate Purchaser or any of its Affiliates to continue the employment of any Employee for any specific period.

(b)   Purchaser will cause its medical, dental and other welfare plans in which Employees or their dependants commence to participate after the Effective Time to (i) (A) in the case of any self-insured benefit, waive, or (B) in the case of any insured benefits, use commercially reasonable best efforts to cause the applicable insurance provider to waive, any preexisting condition limitations and (ii) (A) in the case of any self-insured benefit, honor, or (B) in the case of any insured benefits, use commercially reasonable best efforts to cause the applicable insurance provider to honor, any deductible and out-of-pocket expenses incurred by such Employees and dependants for the same plan year under similar plans of the Company or any of its Subsidiaries for the plan year in which such participation begins.  Purchaser will use commercially reasonable best efforts to cause to be waived any medical certification for such Employees up to the amount of coverage such Employees had under any life insurance plan of the Company or any of its Subsidiaries.

(c)   From and after the Effective Time, Purchaser shall cause the Surviving Corporation to honor in accordance with their terms all Employment Agreements, Contracts, policies and plans listed on Section 6.1(c) of the Company Disclosure Schedule.

(d)   The Company agrees to terminate the employment of each employee of the Company or a Retained Subsidiary whose termination is requested by written notice to the Company given by Purchaser from time to time after the date hereof but in no event less than ten (10) Business Days prior to Closing (each, a “Subject Employee”).  With respect to each such Subject Employee whose employment is terminated pursuant to this Section 6.1(d), the Company shall be responsible for severance pay or other benefits incurred thereby in connection with such termination of employment.  Any termination of the employment of a Subject Employee (i) shall be made in accordance with all applicable Laws, (ii) shall be made in consultation with Purchaser, (iii) shall only be made following the expiration or termination of any applicable waiting period under the HSR Act relating to the transaction contemplated hereby, and (iv) shall be made prior to the Closing.

(e)   Nothing contained in this Agreement is intended (i) to require Purchaser, the Company or any of their respective Affiliates to establish or maintain any specific employee benefit plan or arrangement on and after the Closing Date, or (ii) to create or amend any employee benefit plan or arrangement.  Without limiting the generality of the last sentence of Section 12.3, the provisions of this Section 6.1 are solely for the benefit of the parties to this Agreement, no Employee or any other Person shall be regarded for any purpose as a third-party beneficiary of the Agreement.

Section  6.2            Insurance; Indemnity.

(a)   From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall indemnify, defend and hold harmless to the fullest extent permitted under the applicable Company Organizational Documents as in effect on the date hereof each Person who is now or has been an officer or director of the Company or any of its Subsidiaries (individually, a “D&O Indemnified Person” and collectively, the “D&O Indemnified Persons”), against losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys’ fees), judgments, fines, penalties and amounts paid in settlement actually incurred by such D&O Indemnified Person in connection with any Proceeding arising out of or pertaining to acts or omissions (other than illegal acts or acts of fraud), or alleged acts or omissions (other than illegal acts or acts of fraud), by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time; provided, however, that no indemnification shall be made to any D&O Indemnified Person to the extent it is finally determined by a court of competent jurisdiction (after all rights to appeal shall have expired) that such D&O Indemnified Person did not, with respect to the matter subject to indemnification hereunder, act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company or any of its Subsidiaries.  In the event of any such Proceeding, (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected in accordance with the requirements of the Tail Policy, in advance of the final disposition of any such Proceeding to the full extent and under all circumstances permitted by the applicable Company Organizational Documents as in effect on the date hereof, upon receipt of any undertaking required by the applicable Company Organizational Documents, and (ii) the Surviving Corporation will direct the defense of any such matter; provided further, however, that (A) the Surviving Corporation shall not be obligated pursuant to this Section 6.2(a) to pay the fees and disbursements of more than one counsel for all D&O Indemnified Persons in any single Proceeding, except to the extent that, in the opinion of counsel for such D&O Indemnified Persons, two or more of such D&O Indemnified Persons have conflicting interests in the outcome of such action and (B) in the event that it is finally determined that any such D&O Indemnified Person is not entitled to indemnification pursuant to this Section 6.2, any amounts paid to such D&O Indemnified Person hereunder shall be promptly reimbursed by such D&O Indemnified Person to the Surviving Corporation.

(b)   From and after the Effective Time, Purchaser or the Surviving Corporation shall purchase tail insurance (the “Tail Policy”) covering each Person who was a director or officer of the Company or any Subsidiary of the Company at any time prior to the Effective Time with respect to claims arising from facts or events that occurred on or prior to the Effective Time, on coverage terms that are equivalent to the coverage terms of the policies of directors’ and officers’ liability and fiduciary liability insurance in effect for the Company and its Subsidiaries as of the date of this Agreement; provided, however, if the aggregate premium for such insurance exceeds 250% of the per annum rate of premiums currently paid by the Company and its Subsidiaries for such insurance, then Purchaser (or the Surviving Corporation) shall purchase tail insurance providing for the maximum coverage that shall then be available at a premium equal to 250% of such rate.

(c)   Neither Purchaser nor the Surviving Corporation shall, nor shall either permit any of the Subsidiaries of the Surviving Corporation to, take any action directly or indirectly to disaffirm or adversely affect the provisions of the Company Organizational Documents that provide indemnification of and expense reimbursement to any D&O Indemnified Person as it relates to periods prior to the Closing (except as required by Law); provided, however, that, subject to Section 6.2(e), nothing contained in this Section 6.2 shall prohibit or restrict the ability of the Surviving Corporation or any Retained Subsidiary to merge with or into, or consolidate with, any Person, or to liquidate or dissolve or dispose of all or substantially all of its assets.

(d)   The provisions of this Section 6.2 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Person to whom this Section 6.2 applies without the consent of such D&O Indemnified Person and each party entitled to insurance coverage under this Section 6.2, respectively, and his or her heirs and legal representatives, and shall be in addition to any other rights a D&O Indemnified Person may have under the Company Organizational Documents of the Surviving Company or any of its Subsidiaries, under applicable Law or otherwise.

(e)   In the event Purchaser or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.2.

Section  6.3            Use of U.S. Corrugated Name.  Purchaser and the Surviving Corporation shall use their reasonable best efforts to discontinue any use of the “U.S. Corrugated” trade name not later than 90 days following the Closing Date; provided, however, that to the extent such trade name appears on or is incorporated into any inventory of the Surviving Corporation or any of its Subsidiaries which existed as of the Closing Date, Purchaser and the Surviving Corporation shall be permitted to continue to sell indefinitely such inventory without alteration in the normal course of business consistent with past practice.  From and after the Closing, Purchaser and Surviving Corporation agree to indemnify, defend and save the Disposition Purchaser owning such trade name harmless from and against any and all Losses sustained or incurred by such Disposition Purchaser, directly caused by or directly resulting from Purchaser’s and/or the Surviving Corporation’s use of the “U.S. Corrugated” trade name pursuant to this Section 6.3.  Such Disposition Purchaser shall be permitted to undertake the defense of such matters at the expense of Purchaser and the Surviving Corporation.

Section  6.4            Paying Agent Agreement.  Purchaser shall use its reasonable best efforts to ensure the Paying Agent Agreement is in full force and effect upon the Closing.

ARTICLE VII

COVENANTS OF PURCHASER, MERGER SUB AND THE COMPANY

The parties hereto agree that:

Section  7.1            Access to Information.

(a)   From the date hereof until the Closing Date, the Company (i) shall give Purchaser, Merger Sub, and their respective counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours and on reasonable notice to the officers, employees, premises, properties, files, books, records, documents and other information of and relating to the Company and its Subsidiaries, including all such information as Purchaser shall reasonably deem necessary to enable Purchaser and its representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of the Company and its Subsidiaries contained in this Agreement have been complied with and to determine whether the conditions set forth in Article VIII have been satisfied, (ii) shall furnish to Purchaser, Merger Sub, and their respective counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information with respect to the Company and its Subsidiaries, as such Persons may reasonably request, (iii) shall provide to Purchaser and its representatives, at Purchaser’s reasonable request, reasonable access to any suppliers or distributors of, or others (not to include customers) having business dealings with, the Company or its Subsidiaries; provided, however, that, in the case of the foregoing clause (iii), (A) each of Purchaser and the Company shall cooperate with the other in good faith to agree on the reasonable timing and parameters of such access and (B) the Company shall be entitled to participate in any discussions between Purchaser or its representatives and such suppliers, distributors or others, and (iv) shall instruct the employees, counsel and financial advisors of the Company and its Subsidiaries to cooperate reasonably with Purchaser and Merger Sub in their investigation of the Company and its Subsidiaries; provided, however, that any such access or furnishing of information shall be conducted at the expense of Purchaser and Merger Sub, under the supervision of the Company’s personnel and in such a manner as not unreasonably to interfere with the normal operations of the Company and the Subsidiaries.  For the purpose of facilitating such investigation, the Company shall designate individuals from time to time in writing to Purchaser, each of whom shall be empowered to receive and act upon any requests for information, and Purchaser and Merger Sub agree that no communication shall be made by Purchaser or Merger Sub or any of their representatives with any employee, officer or agent of the Company or any of its Subsidiaries who has not been so designated without the prior written consent of the Company; provided, however, that such individuals so designated as of the date hereof are set forth on Section 7.1(a) of the Company Disclosure Schedule.  The parties may agree in writing (including via electronic mail) following the date hereof to revise Section 7.1(a) of the Company Disclosure Schedule to include additional individuals. Any information provided, or caused to be provided, by the Company or its

Subsidiaries pursuant to this Section 7.1 shall be subject to the terms of the Confidentiality Agreement.

(b)   From the date hereof until the Closing Date, unless agreed otherwise in writing, the Company and Purchaser agree to the following with respect to contact with customers of the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement:  (i) neither Purchaser nor any of its Affiliates, agents or representatives will, directly or indirectly, initiate contact with any such customer in connection with the transactions contemplated by this Agreement; (ii) if any such customer directly or indirectly initiates contact with Purchaser or any of its Affiliates, agents or representatives in connection with the transactions contemplated by this Agreement, such Person will avoid substantive discussions with such customer and promptly give the Company notice of such contact; and (iii) not later than five Business Days prior to the Closing, the Company will deliver to Purchaser a list of such customers and arrange for Purchaser or its representatives to have discussions with such customers and the Company shall be entitled to participate in any discussions between Purchaser or its representatives and such customers.  For the avoidance of doubt, nothing contained in this Section 7.1 shall limit the ability of Purchaser or its Affiliates to initiate contact or conduct business with any customer of the Company or its Subsidiaries in the ordinary course of business unrelated to the transactions contemplated by this Agreement.

(c)   Notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Subsidiaries shall be required to disclose any information to Purchaser or Merger Sub or any of their representatives if such disclosure would, in the Company’s reasonable determination, (x) jeopardize any attorney-client or other legal privilege or (y) contravene any applicable Law, or fiduciary duty; provided, however, that the Company shall use reasonable best efforts to make such information available to Purchaser or Merger Sub in a manner that preserves any applicable privilege or complies with any applicable Law, or fiduciary duty, as the case may be.

Section  7.2            Required Actions.

(a)   Subject to the terms and conditions of this Agreement and applicable Law, each of Purchaser, the Company and Merger Sub shall act in good faith and use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as soon as practicable, including such actions or things as the other party may reasonably request in order to cause any of the conditions to such other party’s obligation to consummate the transactions contemplated by this Agreement to be fully satisfied.  Without limiting the foregoing, the parties shall consult and fully cooperate with and provide assistance to each other in obtaining all necessary consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications or other permission or action by, and giving all necessary notices to and making all necessary filings with and applications and submissions to, any Governmental Entity or other Person, as applicable.  Prior to making any application or material written communication to or filing with any Governmental Entity or other Person in connection with this Agreement, each party shall provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts.

(b)   Without limiting the generality of the undertakings in Section 7.2(a) and Section 7.2(c), and subject to Section 7.3(c), the Company and Purchaser agree to use commercially reasonable best efforts to (i) provide as promptly as practicable, information and documents requested by any Governmental Entity necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, (ii) comply with all actions that may be required by any Governmental Entity to consummate the transactions contemplated by this Agreement, (iii) defend any Proceedings, whether judicial or administrative, challenging consummation of the transaction contemplated hereby, including seeking to avoid the entry of, or have reversed, terminated or vacated, any stay or other injunctive relief which could prevent or delay the consummation of the transactions contemplated hereby and (iv) take promptly, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any Proceeding that would make consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of any such transaction, any and all steps (including the appeal thereof or the taking of the steps contemplated by clause (ii) of this Section 7.2(b)) necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.  The Company and Purchaser agree to provide the other party, unless prohibited by Law, a reasonable opportunity to participate in all telephonic conferences and all meetings with a Governmental Entity.  No party hereto shall consent to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed.  Each party hereto shall provide each other party hereto with copies of all correspondence, filings or communications between them or any of their respective representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the transactions contemplated hereby; provided, however, that such materials may be redacted (x) to remove references concerning the valuation of each of Purchaser and its Subsidiaries, the Company and its Subsidiaries, (y) as necessary to comply with applicable Law and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c)   Notwithstanding anything to the contrary in this Agreement:

(i)            (A) Purchaser shall not be obligated to contest any final action or decision taken by the Federal Trade Commission or the Antitrust Division of the Department of Justice or any other Governmental Entity challenging the consummation of the transactions contemplated by this Agreement and the other agreements contemplated hereby, and (B) in no event shall Purchaser or any Affiliate of Purchaser be required to (1) sell or otherwise dispose of (including by sale, license, transfer, assignment or lease), hold separate or agree to sell or dispose of (including by sale, license, transfer, assignment or lease), any assets, categories of assets or businesses of Purchaser, any Affiliate of Purchaser, the Surviving Corporation or any of its Subsidiaries, (2) modify or terminate existing relationships, contractual rights or obligations or enter into any material contractual or other commercial relationships with any third parties, (3) amend or terminate existing licenses or other Intellectual Property agreements or enter into new licenses or other Intellectual Property agreements or (4) agree to any material limitation or alteration in the manner in which Purchaser, any Affiliate of Purchaser, the Surviving

Corporation or any of its Subsidiaries conduct their businesses in the future, in each case to avoid, prevent or terminate any action by the Federal Trade Commission or the Antitrust Division of the Department of Justice or any other Governmental Entity which would restrain, enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement and the other agreements contemplated hereby; and

(ii)           the Company shall not be obligated to, and except with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned) shall not, make any agreement or understanding affecting the Company, the Company Stock, the Company’s Subsidiaries, the capital stock or ownership or equity interests of the Company’s Subsidiaries or the respective assets or businesses of the Company and its Subsidiaries as a condition for obtaining any consents or approvals required by any Governmental Entity or other third party.

(d)   The Company shall, and shall cause each of the Retained Subsidiaries to, give as promptly as is reasonably practicable such notices to third parties and use commercially reasonable best efforts to obtain the consent, approval or waiver, in form and substance reasonably satisfactory to Purchaser, from any party to any Material Contract or Software license required to be obtained in order that such Material Contract or Software license will remain in full force and effect, unchanged, upon the consummation of the transactions contemplated by this Agreement or to otherwise satisfy the conditions set forth in Article VIII.  In obtaining such consents, approvals or waiver, neither the Company nor any of its Subsidiaries shall be required to (a) modify or alter the terms of any applicable Material Contracts or Software licenses or (b) make any payments of consideration or provide any other inducement to any other parties to such Material Contracts or Software licenses.  Purchaser shall cooperate and use commercially reasonable best efforts to assist the Company and its Subsidiaries in giving such notices and obtaining such consents, approvals or waivers, provided that Purchaser shall not be required to make any payments of consideration or provide any other inducement to any other parties to such Material Contracts or Software licenses.

Section  7.3            Certain Filings.

(a)   As soon as practicable, and in any event no later than ten Business Days after the date hereof, each of the parties hereto shall file any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act with respect to transactions contemplated hereby and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable.  All such filings under the HSR Act shall be in compliance in all material respects with the requirements of the HSR Act, and each of the Company and Purchaser shall request early termination of the waiting period required by the HSR Act.  Each of Purchaser and the Company shall furnish to the other such information and assistance as the other shall reasonably request in connection with the preparation of any submissions to, or agency proceedings by, any Governmental Entity under the HSR Act or any comparable Laws of foreign jurisdictions, and each of Purchaser and the Company shall keep the other promptly apprised of any communications with, and inquiries or requests for information from, such Governmental Entities.

(b)   As soon as practicable after the date hereof, each of the Company and Purchaser shall prepare and file any Other Filings required to be filed by them.  The Company and Purchaser shall cooperate with each other and provide to each other all information necessary in order to prepare the Other Filings.  The information provided by the Company and Purchaser for use in the Other Filings shall at all times prior to the Closing Date be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not false or misleading.  Each such filing shall, when filed, comply in all material respects with applicable Law.

Section  7.4            Public Announcements.  Purchaser and the Company will consult with each other before issuing any press release or making any public statement with respect to the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with any securities exchange, will not issue any such press release or make any such public statement unless the text of such statement shall first have been agreed to by the parties hereto.  Without limiting the generality of the foregoing, upon Purchaser’s reasonable request (and at the expense of Purchaser), the Company shall cooperate with and provide commercially reasonable assistance to Purchaser and its Affiliates and representatives in making all required filings with the Securities and Exchange Commission, including by providing financial information requested by Purchaser for the purposes of creating financial statements (including pro forma financial statements) and information to be filed therewith.

Section  7.5            Notices of Certain Events.

(a)   During the period beginning on the date hereof and ending on the Closing Date, each of Purchaser and the Company shall promptly notify the other in writing  following (i) the receipt of any notice or other communication from any Governmental Entity or other third party in connection with the transactions contemplated hereby or of any Proceeding commenced or, to its knowledge, threatened against it which relates to or seeks to prohibit the consummation of the transactions contemplated hereby; and (ii) obtaining knowledge of the occurrence or nonoccurence of any event occurring or not occurring, as applicable, during the period beginning on the date hereof and ending on the Closing Date, which is likely to result in any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that, subject to Section 12.15(a), the delivery of any notice pursuant to this Section 7.5(a) shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice.

(b)   During the period prior to the Closing Date, the Company will promptly notify Purchaser in writing of (i) any Company Material Adverse Effect, (ii) any Proceeding that is threatened, brought, asserted or commenced against the Company or any of its Subsidiaries which would have been required to be listed on Section 3.9 of the Company Disclosure Schedule if such Proceeding had arisen prior to the date hereof, (iii) any notice or other communication from any third party alleging that the consent of such party is or may be required in connection with the transactions contemplated by this Agreement, and (iv) any material default under any Material Contract or other event which, with notice or lapse of time or both, would become such a default on or prior to the Closing Date.

Section  7.6            Exclusive Dealing.  During the period from the date of this Agreement through the Closing Date or the termination of this Agreement pursuant to Section 9.1, the Company will not, and will cause its Subsidiaries and the officers, directors, employees, investment bankers, attorneys, accountants, agents, advisors, representatives and Affiliates of the Company and its Subsidiaries not to, directly or indirectly, take any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than Purchaser, its Affiliates and their respective representatives) concerning (a) the acquisition or recapitalization of the Company or any of its Subsidiaries, (b) a merger, consolidation, stock exchange, reorganization, liquidation, dissolution business combination, or other similar transaction involving the Company or any of its Subsidiaries or (c) the acquisition of at least 5% of the assets or equity securities of the Company or any of its Subsidiaries (other than, in the case of assets, the sale of inventory in the ordinary course of business consistent with past practice).  The Company will promptly cease or cause to be terminated any existing activities or discussions with any Person (other than Purchaser, its Affiliates and their respective representatives) with respect to any of the foregoing and will promptly request the return of any confidential information previously provided to any Person in connection therewith.

Section  7.7            Tax Matters.

(a)   Tax Periods Ending On or Before the Closing Date with Tax Returns Filed After the Closing Date.  The Representative shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns required to be filed by the Company and any of its Subsidiaries after the date hereof for all periods ending on or prior to the Closing Date (including, for the avoidance of doubt, the amended 2008 and 2009 federal income tax returns described in Section 3.11 of the Company Disclosure Schedule) and shall timely pay or cause to be timely paid all of the Taxes due with respect to such Tax Returns.  Prior to filing any such Tax Return described in the preceding sentence that is required to be filed following the Closing Date and which relates solely to the Company and/or one or more of its Subsidiaries (or if the Tax Return includes more than the Company or its Subsidiaries, only the portion of such return that includes the Company and its Subsidiaries), the Representative shall permit Purchaser a reasonable period of time to review and comment on each such Tax Return and the Representative shall consider in good faith making any changes reasonably requested by Purchaser prior to filing such Tax Return, provided Purchaser’s changes are consistent with prior practice and permitted by applicable Law.  Any amounts paid or caused to be paid by the Representative pursuant to this Section 7.7(a) shall not reduce, or otherwise be limited by, amounts in the Escrow Account.

(b)   Tax Periods Beginning on or Before and Ending After the Closing Date.  In the case of any taxable period that includes but does not end on the day immediately prior to the Closing Date (a “Straddle Period”), Taxes of the Company and any of its Subsidiaries (other than ad valorem Taxes) for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the day immediately prior to the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time). The parties agree that for purposes of the foregoing determination, any item of income, gain, loss, deduction or credit of the Company and its Subsidiaries that is attributable to (i) the Option Payments, the Company Bonus Payment or the Warrant Payments or (ii) the Disposition shall be deemed to be attributable to the Pre-Closing Tax Period.  The amount of ad valorem Taxes of the Company and any of its Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the day immediately prior to the Closing Date and the denominator of which is the total number of days in such Straddle Period.

(c)   Tax Accruals.  Notwithstanding anything herein to the contrary, the Securityholders shall not be obligated to pay any Taxes related to a Pre-Closing Tax Period (or indemnify Purchaser for the amount of such Taxes) to the extent that such Taxes have been reflected as accrued liabilities on the Final Closing Statement and specifically deducted in computing the Final Closing Amount (but only to the extent of the amount so deducted).

(d)   Tax Refunds; Credits.  Except (i) to the extent reflected as an asset on the Final Closing Statement and specifically included in computing the Final Closing Amount or (ii) as otherwise provided in this Section 7.7(d), the Securityholders will be entitled to payment for all cash refunds or credits against Tax of the Company or any of its Subsidiaries for any Pre-Closing Tax Period except for cash refunds or credits against Tax attributable to carrybacks from any Post-Closing Tax Period.  The Representative shall be expressly entitled to elect to have the Company carry back losses from any taxable period ending on or prior to the Closing Date to a Pre-Closing Tax Period to the maximum extent allowed under Law in effect as of the Closing Date to produce a cash refund in such earlier period and the Securityholders will be entitled to payment for any such refund, but only to the extent the losses so carried back are attributable to the Option Payments or the Warrant Payments (it being understood that every dollar of loss so carried back that is not in excess of the sum of any deductions attributable to the Option Payments and Warrant Payments will be deemed attributable to the Option Payments or the Warrant Payments).  Any Tax Returns which must be filed in order to claim the refunds described in this Section 7.7(d) shall be considered Tax Returns described in Section 7.7(a) (which, for the avoidance of doubt, the Representative must submit to Purchaser for review and comment prior to filing in accordance with the procedures set forth in Section 7.7(a)).  If Purchaser or the Company receives any cash refund or benefit from any credits against Tax (together with interest, if any, a “Tax Benefit”) to which the Securityholders are entitled pursuant to this Section 7.7(d), Purchaser shall within ten Business Days following the receipt of any such Tax Benefit pay (or cause the Company to pay) the entire amount of such Tax Benefit to the Representative (for the benefit of Securityholders).  Purchaser agrees that, except as may be required by applicable Law, it shall not elect to carry back any Post-Closing Tax losses to Pre-Closing Tax Periods of the Company and its Subsidiaries without the prior written consent of the Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(e)   Cooperation and Control of Tax Disputes.

(i)            The parties hereto agree to cooperate with each other in the conduct of any (i) contests concerning Taxes of the Company or any of its Subsidiaries due for any period or partial period and (ii) audits and other proceedings conducted by Tax authorities with respect to Taxes of the Company or any of its Subsidiaries for any such period.

(ii)           Purchaser agrees to notify or will cause the Surviving Corporation to notify the Representative in writing of any written notice of any contest, audit or other proceeding (a “Tax Claim”) in respect of Taxes for which the Securityholders may be liable pursuant to this Section 7.7, within 30 days of such receipt or such earlier time as would allow the Representative to timely respond to such Tax Claim; provided, that failure to comply with this provision shall not affect Purchaser’s right to indemnification hereunder except to the extent such failure adversely affects the Representative’s ability to contest any such Tax Claim in a material manner.

(iii)          The Representative may, at the expense of the Securityholders, participate in and, upon notice to Purchaser, assume control of the defense of any Tax Claim relating solely to a Pre-Closing Tax Period (which, for the avoidance of doubt, shall include any portion of a Tax Claim determined to relate solely to a Pre-Closing Tax Period pursuant to Section 7.7(e)(iv)), whether such Tax Claim commenced before or commences after the Closing; provided, that the Representative shall have no right to represent the Company’s or any of its Subsidiaries’ interests in any such Tax Claim unless (A) the Representative shall have first notified Purchaser in writing of the Representative’s intention to do so and the identity of counsel, if any, chosen by the Representative and (B) the Representative agrees with Purchaser that as between the Securityholders and Purchaser, the Securityholders shall be liable for any Losses relating to Taxes that result from such Tax Claim and (C) the Tax Escrow Amount (after reduction for all pending Tax Claims) (the “Available Amount”) equals or exceeds the reasonably determined maximum amount of the Losses expected to be incurred, directly or indirectly, by the Purchaser Group Members in connection with or arising from such Tax Claim (such maximum amount, as determined from time to time, the “Maximum Liability Estimate”); provided further, that Purchaser shall have the right to assume sole control from the Representative of any such Tax Claim at any time after the Available Amount is determined in good faith by Purchaser to be less than or equal to 100% of the Maximum Liability Estimate; provided further, that Purchaser and its representatives shall be permitted, at Purchaser’s expense, to be present at, and participate in, any such Tax Claim.  The Representative shall not be entitled to settle, either administratively or after the commencement of litigation any Tax Claim which could adversely affect the liability for Taxes of Purchaser or any of its Affiliates (including the Surviving Corporation and any of its Subsidiaries) for any Post Closing Tax Period without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(iv)          If a Tax Claim potentially involves Taxes for Pre-Closing Tax Periods as well as Taxes for Post-Closing Tax Periods, the parties hereto shall make reasonable efforts to separate the Tax Claim into that portion relating to Pre-Closing Tax Periods (which portion shall be subject to Section 7.7(e)(iii)) and that portion relating to Post-Closing Tax Periods (which portion shall be subject to Section 7.7(e)(v)).  In the event that any such Tax Claim cannot be separated in such manner, Purchaser shall control such Tax Claim; provided, that the Representative shall be permitted, at the expense of the Securityholders, to be present at, and participate in, any such Tax Claim; provided further, that except as provided in Section 7.7(e)(vii), in no case will Purchaser be entitled to settle or otherwise compromise any such Tax Claim with respect to any Taxes for which the Securityholders may be liable pursuant to this Section 7.7 without the Representative’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(v)           Purchaser shall be entitled to control all Tax Claims relating solely to Post-Closing Tax Periods or for which Purchaser has assumed control pursuant to Section

7.7(e)(iii); provided, that the Representative shall be permitted, at the expense of the Securityholders, to be present at, and participate in, any such Tax Claim relating in whole or in part to Taxes for which the Securityholders may be liable pursuant to this Section 7.7.

(vi)          Except as provided in Section 7.7(e)(vii), in no case will Purchaser be entitled to settle or otherwise compromise a Tax Claim with respect to any Taxes for which the Securityholders may be liable pursuant to this Section 7.7 without the Representative’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(vii)         Notwithstanding anything in this Section 7.7(e) to the contrary, Purchaser shall have the sole right to defend the Company or any of its Subsidiaries and to settle or otherwise compromise a Tax Claim with respect to any issue arising in connection with any Tax Claim to the extent Purchaser shall have agreed in writing to forego any indemnification under this Agreement with respect to such issue.

(f)    Further Cooperation on Tax Matters.  From time to time after the Closing Date, the parties hereto shall deliver to each other such information and deliver such powers of attorney and other documents as any party may reasonably request, taking into account that the books and records of the Company and the Retained Subsidiaries will be in the possession of Purchaser following the Closing, in connection with (i) the filing of any Tax Returns that may be required to be filed by it, (ii) any audit, litigation or other proceeding with respect to Taxes, (iii) any customary Tax and accounting procedures, and (iv) enabling such party to satisfy its internal accounting, Tax and other requirements.

(g)   No Section 338(g) Election.  No election under Code Section 338(g) shall be made with respect to the acquisition (or deemed acquisition) of the Company or any of its Subsidiaries.

(h)   Indemnification.

(i)            From and after the consummation of the Closing, Purchaser hereby agrees to indemnify and hold harmless each Securityholder Group Member from, and to reimburse each Securityholder Group Member for, any and all Losses asserted against, imposed upon or incurred by such Securityholder Group Member in connection with, arising from, related to or which are the result of (A) any Taxes of the Company or any of its Subsidiaries for any taxable period beginning on or after the Closing Date and the portion of any Straddle Period which is allocable to any period beginning on or after the Closing Date (each a “Post-Closing Tax Period”) as determined under this Section 7.7, other than any Taxes for which the Securityholders are liable pursuant to Section 7.7(h)(ii) and (B) 50% of any Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement (which, for the avoidance of doubt, shall not include the Disposition).  For the avoidance of doubt, Purchaser shall not be required to indemnify, hold harmless or reimburse any Securityholder Group Member pursuant to clause (A) of the preceding sentence for any reduction in tax losses attributable to income or gain of the Company for the portion of any Straddle Period which is allocable to any period beginning on or after the Closing Date.

(ii)           From and after the consummation of the Closing, the Securityholders hereby agree, severally and not jointly, to indemnify and hold harmless each Purchaser Group Member from, and to reimburse each Purchaser Group Member for, any and all

Losses asserted against, imposed upon or incurred by such Purchaser Group Member in connection with, arising from, related to or which are the result of (A) any breach or inaccuracy of any representation or warranty of the Company made pursuant to Section 3.11 (Taxes) (without giving effect to any limitation or qualification in any such representation or warranty as to Material Adverse Effect, “material,” “materiality,” “in all material respects” or other similar qualification set forth therein), (B) any breach by the Securityholders (which, for the avoidance of doubt, shall include a breach by the Representative) of any of the covenants contained in this Section 7.7, (C) without duplication, any Taxes imposed on or with respect to the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries may otherwise be liable, that are attributable to any Pre-Closing Tax Period (including the portion of Taxes for any Straddle Tax Periods that are allocated to a Pre-Closing Tax Period as determined under Section 7.7(b)), (D) 50% of any Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement (which, for the avoidance of doubt, shall not include the Disposition), (E) without duplication, any Taxes (including Transfer Taxes) imposed on or with respect to the Company or any of its Subsidiaries as a result of the Disposition and (F) without duplication, any Taxes imposed on or with respect to any Disposed Subsidiary or the Disposed Assets. For the avoidance of doubt, the Securityholders shall not be required to indemnify, hold harmless or reimburse any Purchaser Group Member pursuant to this Section 7.7(h)(ii) for any reduction in net operating losses attributable to a Pre-Closing Tax Period as a result of any Tax Claim relating to a Pre-Closing Tax Period, unless such Tax Claim results in a requirement to pay Additional Taxes with respect to a Pre-Closing Tax Period.

(iii)          Purchaser shall be entitled to recover any Losses described in Section 7.7(h)(ii) by directing the Escrow Agent, pursuant to the terms of the Escrow Agreement, to release that portion of the Tax Escrow Amount equal to the amount of such Losses.  Purchaser’s sole recourse with respect to the obligations of the Securityholders pursuant to this Section 7.7(h) shall be recovery from the Tax Escrow Amount; provided, that the foregoing limitation on the Securityholders’ obligations to indemnify Purchaser Group Members shall not apply to any Purchaser Group Losses incurred (1) as a result of any breach of the covenants in Section 7.7(a), in which case Purchaser may be entitled to recovery for such covenant breach under Section 10.2(a)(iii), or (2) as a result of any fraud by or on behalf of the Company in connection with the negotiation or execution of this Agreement, in which case Purchaser may be entitled to recover additional amounts pursuant to Section 10.2(a)(viii) or Section 10.3, as the case may be.

(i)    Survival of Obligations.  Notwithstanding anything to the contrary in this Agreement, the obligations of the parties hereto set forth in Sections 7.7(a), 7.7(d), 7.7(e), 7.7(f), and 7.7(g) shall be unconditional and absolute and shall remain in effect without limitation as to time.

Section  7.8            Substitution of Guarantees.  Purchaser and the Company shall use their respective reasonable best efforts to (a) cause Purchaser or an Affiliate thereof to be substituted for the Company and/or its Affiliates in those guarantees, letters of credit, indemnities or similar arrangements entered into by the Company or any of its Affiliates listed on Section 7.8 of the Company Disclosure Schedule (collectively, the “Business Guaranties”) and (b) cause the Company and/or its Affiliates to be fully released, in each case, effective as promptly as practicable, in respect of all obligations of the Company or any of its Affiliate under all such Business Guaranties.  If Purchaser and the Company are unable to effect such a substitution and release with respect to any Business Guaranty after using reasonable best efforts to do so,

Purchaser shall indemnify the Securityholder Group Members from any Losses incurred thereby arising from such Business Guaranty.

Section  7.9            Financing.

(a)   Purchaser shall use commercially reasonable best efforts to arrange and consummate the Financing on the terms and conditions described in the Financing Commitments, including its commercially reasonable best efforts to (i) maintain the Financing Commitments and negotiate and execute definitive agreements with respect thereto on terms and conditions contained therein, which terms and conditions shall not expand upon the conditions to Closing or other contingencies to the funding on the Closing Date of the Financing as set forth in the Financing Commitments (the “Financing Agreements”); (ii) satisfy on a timely basis all conditions in the Financing Commitments and the Financing Agreements that are within its control; and (iii) draw upon and consummate the Financing at or prior to the Closing.  Purchaser shall deliver to the Company a copy of the Financing Agreements as promptly as practicable (and no later than two Business Days) after execution thereof.  In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Commitments or the Financing Agreements, Purchaser shall use commercially reasonable best efforts to arrange to obtain as promptly as practicable any such portion from alternative sources, including, subject to Section 7.9(b), in an amount sufficient, when added to the portion of the Financing that is available, to consummate the transactions contemplated by this Agreement and the other agreements contemplated hereby (the “Alternative Financing”) and to obtain, and, when obtained, to promptly provide the Company with a copy of, a new financing commitment that provides for financing in an amount that is sufficient, when added to the portion of the Financing that is available, to consummate the transactions contemplated by this Agreement and the other agreements contemplated hereby (the “Alternative Financing Commitment”).

(b)   To the extent applicable, Purchaser shall use commercially reasonable best efforts to arrange and consummate the Alternative Financing on the terms and conditions described in the Alternative Financing Commitment, including its commercially reasonable best efforts to (i) maintain the Alternative Financing Commitments and negotiate and execute definitive agreements with respect thereto on terms and conditions contained therein, which terms and conditions shall not expand upon the conditions to Closing or other contingencies to the funding on the Closing Date of the Alternative Financing as set forth in the Alternative Financing Commitments (the “Alternative Financing Agreements”); (ii) satisfy on a timely basis all conditions in the Alternative Financing Agreements within its control; and (iii) draw upon and consummate the Alternative Financing at or prior to the Closing.  Purchaser shall deliver to the Company a copy of the Alternative Financing Agreements as promptly as practicable (and no later than two Business Days) after execution thereof.  Neither the Alternative Financing Commitment nor the Alternative Financing Agreements shall (x) expand upon the conditions precedent or contingencies to the funding on the Closing Date of the Financing as set forth in the Financing Commitments as in effect on the date of this Agreement or the Financing Agreements or (y) prevent or materially impede or delay the consummation of the transactions contemplated by this Agreement.

(c)   Purchaser shall give the Company notice promptly upon becoming aware of any material breach by any party to the Financing Commitments or the Financing Agreements and, if applicable, the Alternative Financing Commitment or the Alternative Financing Agreements, and Purchaser shall give the Company notice promptly upon becoming aware of any termination of the Financing Commitments or the Financing Agreements and, if applicable, the Alternative Financing Commitment or the Alternative Financing Agreements.  Purchaser shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and, if applicable, the Alternative Financing.  Purchaser shall not, without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), amend, modify, supplement, restate, substitute or replace the Financing Commitments, any Alternative Financing Commitment, any Financing Agreement or any Alternative Financing Agreement in a manner that expands on the conditions precedent or contingencies to the funding on the Closing Date of the Financing or, if applicable, the Alternative Financing, as set forth in such agreements in a manner that would reasonably be expected to materially impair, delay or prevent the Closing or the consummation of the transactions contemplated by this Agreement.

(d)   Prior to the Closing, the Company shall use its commercially reasonable best efforts to provide, and shall use commercially reasonable best efforts to cause its Subsidiaries and their respective officers, directors, employees and agents to provide, all reasonable cooperation in connection with the arrangement of the Financing as may be reasonably requested by Purchaser and that is customary in connection with Purchaser’s efforts to obtain the Financing or, if applicable, the Alternative Financing, including its commercially reasonable best efforts to (i) provide financial and other information relating to the Company and its Subsidiaries to the parties that have committed to provide or otherwise entered into agreements in connection with the Financing or, if applicable, the Alternate Financing (the “Financing Parties”) (including information to be used in the preparation of an information package regarding the business, operations, financial projections and prospects of Purchaser and the Company and its Subsidiaries customary for such financing or reasonably necessary for the completion of the Financing or, if applicable, the Alternate Financing by the Financing Parties to the extent reasonably requested by Purchaser (including prior real estate title commitments, surveys, environmental reports and similar information), (ii) assist in the preparation of bank information memoranda and similar documents (including historical and pro forma financial statements and information) for the Financing or, if applicable, the Alternate Financing, (iii) cause the Company and its Subsidiaries to execute and deliver (and use commercially reasonable best efforts to obtain from the Company’s and its Subsidiaries’ advisors) customary certificates (including a certificate of the principal financial officer of the Company and its Subsidiaries with respect to solvency matters), accounting comfort letters (including consents of accountants for use of their reports in any materials relating to the Financing or, if applicable, the Alternate Financing) or other documents and instruments relating to guarantees and other matters ancillary to the Financing or, if applicable, the Alternate Financing as may be reasonably requested by Purchaser, (iv) assist in (A) the preparation of, entering into and syndication of one or more credit agreements, note purchase agreements, indentures, currency or interest hedging agreements or other agreements, including by refraining from entering into any competing financing transactions and (B) the amendment or termination of any of the Companies’ existing credit agreements, note purchase agreements, capital lease agreements, currency or interest hedging agreements, letters of credit or other agreements, in each case, on terms satisfactory to Purchaser and that are reasonably requested by Purchaser in connection with the Financing or, if applicable, the Alternate Financing, provided that no obligation of any Company under any such agreements or amendments shall be effective until the Closing, (v) have the independent accountants of the Company and its Subsidiaries provide their reasonable cooperation and assistance, (vi) cooperate reasonably with Purchaser’s financing sources’ due diligence, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of the Company and its Subsidiaries, (vii) refrain from pursuing any financing transactions that may delay, impede or otherwise adversely affect the Financing or, if applicable, the Alternate Financing and (viii) assist the Financing Parties to benefit from the existing lending relationships of the Company and its Subsidiaries; provided, however, that no requested cooperation pursuant to this paragraph (d) shall delay the Closing and, until the consummation of the Closing, neither the Company nor any of its Subsidiaries shall (A) be required to pay any commitment or other similar fee or (B) have any liability or obligation under any credit agreement, note purchase agreement, indenture, hedging agreement or other agreement or document related to the Financing or, if applicable, the Alternate Financing.  Neither Purchaser nor the Company or its Subsidiaries shall be required by this paragraph (d) to provide access to or to disclose (i) information that, if provided, would adversely affect the ability of the Company or its Subsidiaries to assert attorney-client or attorney work product privilege or a similar privilege, (ii) information that, in the reasonable opinion of legal counsel of the Company or its Subsidiaries, may result in a violation of any applicable Law or any binding Contract entered into prior to the date of this Agreement or (iii) information that the Company reasonably believes is competitively sensitive.  The Company shall use its commercially reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(e)   The Company and its Subsidiaries shall take all actions reasonably necessary, and shall cooperate as reasonably requested by Purchaser in taking all actions reasonably necessary, in each case to allow the Closing Indebtedness to be repaid at Closing in accordance with Section 2.10(b)(iv) and to cause the release or termination of any and all Liens (other than Permitted Liens) on (i) shares of Company Stock and any capital stock of or ownership or equity interests in any of the Retained Subsidiaries and (ii) any other assets of the Company or the Retained Subsidiaries relating to such Closing Indebtedness to be released promptly upon the repayment of such Closing Indebtedness.  Without limiting the generality of the foregoing, the Company and its Subsidiaries shall take actions set forth on Section 7.9(e) of the Company Disclosure Schedule in connection therewith.

(f)    Purchaser shall (i) promptly upon request by the Company (and in any case not later than two Business Days prior to the Closing Date), reimburse the Company or its designee for all reasonable and documented out-of-pocket costs incurred by the Company or its Subsidiaries in connection with the cooperation provided for in Section 7.9(d) and expressly requested by Purchaser.  All non-public or otherwise confidential information regarding the Company and its Subsidiaries obtained by Purchaser or its Affiliates or representatives pursuant to this Section 7.9 shall be kept confidential in accordance with the terms of the Confidentiality Agreement.

Section  7.10          Title.

(a)   The Company shall cooperate with Purchaser to obtain, at least 20 days prior to the Closing, title insurance commitments from Chicago Title Insurance Company (the “Title Company”) together with copies of all underlying title documents referenced therein for each parcel of Real Property except for the Corporate Headquarters (the “Title Insurance Commitments”).  Purchaser has ordered and the Company shall cooperate in delivery to Purchaser of a Survey for (i) each parcel of Owned Real Property and (ii) the following Leased Real Properties: (A) 655A Selig Drive in Atlanta, Georgia, (B) 400 Chandler Street in Somerset, Kentucky, (C) 1001 Cale Drive in Lawrenceburg, Kentucky and (D) 28 Park Drive in Amsterdam, New York.  At Closing, the Company shall cause to be delivered to Purchaser Title Insurance Policies for each parcel of Real Property except for the Corporate Headquarters.  The cost to obtain such Title Insurance Policies and Plats of Survey shall be paid by Purchaser.

(b)   With respect to the Surveys and Title Insurance Commitments, Purchaser shall have the right to object to any title exceptions or other matters disclosed thereon which do not constitute Real Property Exceptions (any such matters, “Title Defects”).  Any such objections  with respect to any parcel of Real Property must be made by written notice to the Company within 15 days after the later to occur of (x) the date of receipt of the applicable Title Insurance Commitment and (y) the date of receipt of the applicable Survey, and Purchaser shall certify in any such written notice the date of receipt of such Title Insurance Commitment and Survey.  Purchaser may object to a Title Defect, but the same shall be considered a Real Property Exception if (i) the Title Company is willing to insure over such Title Defect (without additional cost (other than costs that are nominal in amount) to Purchaser or where the Company elects to pay such cost for Purchaser’s account); (ii) the Title Company is willing to provide affirmative insurance over such Title Defect (without additional cost (other than costs that are nominal in amount) to Purchaser or where the Company elects to pay such cost for Purchaser’s account); or (iii) if such Title Defect will be extinguished upon the transfer of the affected Owned Real Property.  The Company shall have the right, but not the obligation, to cure or remove at or prior to the Closing, any Title Defects; provided, however, that the Company will cause any deed to secure debt, any deed of trust or any mortgage encumbering any Owned Real Property to be satisfied or otherwise released on or before the Closing.  In the event that a Title Defect exists and Purchaser gives a timely notice of objection to such Title Defect and the Company fails to cure or remove such exception at or prior to Closing, Purchaser shall notify the Company in writing prior to the Closing that it shall either (x) waive such objection and proceed with the Closing notwithstanding such Title Defect, in which event such Title Defect shall be deemed a Real Property Exception; or (y) terminate this Agreement pursuant to Section 9.1(g), if applicable.  If Purchaser fails to give such notice prior to the Closing, it shall be deemed to have exercised election (x) in the immediately preceding sentence.  All matters disclosed in the Title Insurance Commitments or Surveys that are not objected to or with respect to which Purchaser’s objections are waived or deemed waived, shall be Real Property Exceptions.

(c)   With respect to each parcel of Real Property, the Company shall deliver to Purchaser upon request such other documents and instruments relating to such property as may be reasonably requested by Purchaser or required by the Lenders, the costs of all of which shall be paid equally by Purchaser and the Company.  Such documents and instruments may include the following: (i) with respect to any leases, subleases or occupancy agreements affecting any of the Owned Real Property, subordination, non-disturbance and attornment agreements executed by the landlord and tenant (or sublandlord and subtenant, as applicable) thereunder in form and substance acceptable to Purchaser and, if applicable, the Lenders, (ii) estoppel certificates executed by any tenant, subtenant or occupant of any portion of the Owned Real Property and landlords under the Leases or any other Person holding rights with respect thereto, certifying as to such factual matters as Purchaser and, if applicable, the Lenders may request; (iii) consents executed by the landlords under all of the DL-6 Leases and the Lease at  700 N. Sam Houston Road, Mesquite, Texas allowing leasehold mortgages to be placed on the Leased Real Property covered by such Lease in favor of the Lenders in form and substance reasonably acceptable to the Lender, provided that the lessor of such real property has received subordination, non-disturbance and attornment agreements in form and substance reasonably satisfactory to such lessors;  (iv) a memorandum of lease in recordable form with respect to each of the Leases (except for the Lease with respect to the Corporate Headquarters) executed and acknowledged by the landlords under the Leases or evidence that each Lease or a memorandum of lease has been recorded in the relevant jurisdiction, to give constructive notice to the third party purchasers of such Leases and conferring upon such Lenders such other rights as such Lenders may require in order to preserve and protect its liens, rights and interests in the Leased Real Property. The Company shall use reasonable efforts to deliver to Purchaser a consent executed by the landlord under the Lease at 1001 Cale Drive, Lawrenceburg Kentucky allowing a leasehold mortgage to be placed on the Leased Real Property covered by such Lease in favor of the Lenders in form and substance reasonably acceptable to the Lender, provided that the lessor of such real property has received a subordination, non-disturbance and attornment agreement in form and substance reasonably satisfactory to such lessor.

Section  7.11          Shared Contracts.  The Company, its Subsidiaries and certain of their Affiliates are parties to certain Contracts that relate to the operations or conduct of the Surviving Business as well as the business of certain Persons other than the Company and the Retained Subsidiaries, including those Contracts set forth on Section 7.11 of the Company Disclosure Schedule.  From and after the date hereof, the parties hereto shall use their respective commercially reasonable efforts to identify any such Contracts (each, a “Shared Contract”) and shall cooperate with each other and use their respective reasonable best efforts to (a) obtain the agreement of any third party that is a counterparty to each Shared Contract to enter into a new contract effective as of the Closing pursuant to which the Company or a Retained Subsidiary, as applicable, will receive substantially the same goods and services provided by such Shared Contract to the Company or such Retained Subsidiary, as applicable, prior to the Closing on terms and conditions substantially similar to those contained in such Shared Contract as of the Closing (each, a “Replacement Contract”) and, where applicable, to cause the applicable counterparty to release the Securityholders and/or their Affiliates (other than the Company and the Retained Subsidiaries, and including the Disposed Subsidiaries) from any applicable obligations to the extent such obligations become the obligation of the Company or a Retained Subsidiary under the Replacement Contract and (ii) to the extent the Company or a Retained Subsidiary is a party to a Shared Contract, obtain the release (effective as the Closing) of any counterparty of the Company or such Retained Subsidiary, as applicable, from obligations arising after the Closing under such Shared Contract.  If one or more Replacement Contracts are not obtained prior to or on the Closing Date, unless the parties hereto otherwise agree in writing, during the remaining term of the applicable Shared Contract, such parties shall use their respective reasonable best efforts to allow the Company or the Retained Subsidiaries, as applicable, to the extent permitted by applicable Law and to the extent reasonably within the contractual or other ability or control of the parties hereto, as the case may be, to receive substantially the same goods and services with respect to the subject matter of the Shared Contract received prior to the Closing and to perform and comply with the economic and other obligations of such Shared Contract.  In connection with the foregoing sentence, the parties agree to allocate all sharing discounts, incentives, and rebates under each Shared Contract to the satisfaction of each party prior to Closing.

Section  7.12          ERISA Section 4204.  In connection with the disposition of the Company’s assets related to its facility in Milwaukee, Wisconsin, (i) the Company shall take all action necessary to ensure that the Disposition Purchaser of such assets (the “Milwaukee Purchaser”) shall assume all obligations of the Company and its Affiliates to contribute to the PACE Industry Union-Management Pension Fund (the “Milwaukee Multiemployer Plan”), (ii) the Company shall take all action necessary to ensure that, with respect to the Milwaukee Multiemployer Plan, (A) the Milwaukee Purchaser shall contribute substantially the same number of contribution base units, within the meaning of Section 4001(a)(11) of ERISA, for which the Company and its Affiliates had an obligation to contribute immediately prior to the date on which the disposition of the Company’s assets related to its facility in Milwaukee, Wisconsin is consummated (the “Milwaukee Closing Date”), and (B) the Milwaukee Purchaser shall either (1) provide to the Milwaukee Multiemployer Plan for a period of five plan years commencing with the first plan year beginning after the Milwaukee Closing Date, a bond issued by a corporate surety company that is an acceptable surety for purposes of Section 412 of ERISA, or an amount held in escrow by a bank or similar financial institution satisfactory to the Milwaukee Multiemployer Plan, in an amount equal to the greater of (x) the average annual contribution required to be made by the Company and its Affiliates under the Milwaukee Multiemployer Plan for the three plan years preceding the plan year in which the Milwaukee Closing Date occurs, and (y) the annual contribution that the Company and its Affiliates were required to make under the Milwaukee Multiemployer Plan for the last plan year before the plan year in which the Milwaukee Closing Date occurs, such that if the Milwaukee Purchaser withdraws from the Milwaukee Multiemployer Plan, or fails to make a contribution to the Milwaukee Multiemployer Plan when due, at any time during the first five plan years beginning after the Milwaukee Closing Date, then the bond or escrow attributable to the Milwaukee Multiemployer Plan shall be paid to the Milwaukee Multiemployer Plan, or (2) comply to the satisfaction of the Milwaukee Multiemployer Plan with an alternative to the bonding or escrow requirements of Section 4204(a)(1)(B) of ERISA pursuant to Section 4204(c) of ERISA and the regulations thereunder, (iii) the Milwaukee Purchaser shall agree that in the event the Milwaukee Purchaser incurs a complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) with respect to the Milwaukee Multiemployer Plan, the Milwaukee Purchaser shall timely pay, or shall cause to be timely paid, the resulting withdrawal liability, and (iv) the Company and the Milwaukee Purchaser shall agree that if the Milwaukee Purchaser incurs any such withdrawal liability under the Milwaukee Multiemployer Plan within the first five plan years beginning after the Milwaukee Closing Date and the Milwaukee Purchaser fails to pay such withdrawal liability, then, unless the requirements and conditions of a variance or exemption from the requirements of Section 4204(a)(1)(C) of ERISA granted pursuant to Section 4204(c) of

ERISA and the regulations thereunder have been satisfied, the Company shall be secondarily liable for any withdrawal liability it would have had to pay to the Milwaukee Multiemployer Plan as a result of the disposition of the Company’s assets related to its facility in Milwaukee, Wisconsin but for the application of this Section 7.12.  The intent with the respect to the disposition of the Company’s assets related to its facility in Milwaukee, Wisconsin shall be that such transaction not cause any withdrawal liability under Section 4203 or 4205 of ERISA to be incurred and the Company shall use commercially reasonable best efforts to effectuate such intent and to cause the Milwaukee Purchaser to effectuate such intent.  The Company and the Milwaukee Purchaser shall cooperate and use commercially reasonable efforts to seek a waiver of the requirements of Sections 4204(a)(1)(B) and (C) of ERISA.  Following the date hereof, the Company shall inform the Milwaukee Multiemployer Plan of the transactions contemplated by this Agreement, including the Disposition, and shall, and shall cause the Milwaukee Purchaser to, cooperate with the administrator of the Milwaukee Multiemployer Plan, and use commercially reasonable best efforts, to effectuate the intent of this Section 7.12.

Section  7.13          Supplier Consents.  The Company and Purchaser shall cooperate with one another and shall each use commercially reasonable best efforts to obtain consents and/or renegotiated agreements in light of the transactions contemplated by this Agreement, which consents and/or renegotiated agreements shall be in form and substance reasonably satisfactory to Purchaser, from each supplier of containerboard to the Company and/or its Subsidiaries set forth on Section 7.13 of the Company Disclosure Schedule.

Section 7.14           Environmental Insurance.  Promptly after the date hereof, the Company shall undertake the following actions to secure the Environmental Insurance:

(a)   the Company shall secure an extension of the existing environmental insurance policies issued by Greenwich Insurance Company (Policy Numbers PEC 0023234 and PEC002323301) (hereafter, the “Company Environmental Policies”) such that the policy term for each such policy is extended through October 1, 2014, at its sole cost and expense.  The Company further agrees that the Surviving Corporation and any Financing Party designated by Purchaser shall be added to the Company Policies as additional named insureds.  The Company shall assure that the entities currently named on the Company Environmental Policies as first named insured are the proper parties to be so designated and, if necessary, substitute the correct legal entity with an interest in the DL-6 Leases as the first named insured under such policies; and

(b)   the Company shall secure a comparable environmental insurance policy, with the Surviving Corporation as the first named insured and any Financing Party designated by Purchaser as additional named insureds, a term ending October 1, 2014 and limits reasonably acceptable to Purchaser, covering the nine manufacturing locations comprising the manufacturing Real Property not covered by the Company Environmental Policies (hereafter, the “Company New Environmental Policy”), at its sole cost and expense.  The Company agrees that Purchaser shall have the right to review and approve the application for such policy prior to its submission, including the extent of historic environmental information relating to the facilities that will be provided with such application.

Section 7.15           Amsterdam Insurance Proceeds.

(a)   The Company shall promptly pay to the Representative (for disbursement to the Securityholders) any insurance proceeds actually received after the Closing as an offset in respect of claims directly relating to the flooding that occurred at the Company’s Amsterdam, New York facility on August 28, 2011 and August 29, 2011 (the “Flooding”) (net of any applicable deductible amount, and net of any expenses or costs incurred by the Company or Purchaser after the Closing in connection with the collection of such insurance proceeds).

(b)   Prior to the Closing, the Company shall have repaired or replaced, as applicable, or fully funded the repair or replacement, as applicable, of any damaged property or equipment of the Company resulting from the Flooding.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section  8.1            Conditions to Obligations of Each Party.  The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by the Company or Purchaser and Merger Sub in whole or in part, to the extent permitted by applicable Law:

(a)   Legality of Merger.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated or enforced any Law which is in effect and which prohibits, enjoins or otherwise restrains the consummation of the transactions contemplated hereby; provided, that the parties shall use their commercially reasonable best efforts to cause any such Law to be vacated or lifted; provided further, that nothing in this Section 8.1(a) is intended to limit the obligations of Purchaser and Merger Sub under Sections 7.2 and 7.3, in each case solely with respect to regulatory approvals.

(b)   No Litigation or Injunction.  There shall not be instituted or pending any Proceeding relating to this Agreement or any of the other agreements contemplated hereby or any of the transactions contemplated hereby or thereby.  No Proceeding shall have been commenced seeking any temporary restraining order, preliminary or permanent injunction or other order from any court of competent jurisdiction or seeking any other legal restraint or prohibition preventing the consummation of the Merger other than any of the foregoing which shall have been dismissed with prejudice.

(c)   HSR Act Waiting Period and Other Approvals.  Any applicable waiting period under the HSR Act relating to the transaction contemplated hereby shall have expired or been terminated, and the approvals of Governmental Entities set forth on Section 8.1(c) of the Company Disclosure Schedule shall have been received.

Section  8.2            Conditions Precedent to the Obligations of the Company.  The obligation of the Company to effect the transactions contemplated hereby is also subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions, unless waived in writing by the Company:

(a)   Accuracy of Representations and Warranties.  The Purchaser Fundamental Representations shall be true and correct in all respects with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, and all other representations and warranties made by Purchaser and Merger Sub contained in Article IV hereof (i) that are qualified by “material adverse effect,” “material,” “materiality” or “in all material respects” shall be true and correct in all respects as so qualified as though such representations and warranties had been made on and as of the Closing Date and (ii) that are not so qualified shall be true and correct in all material respects as though such representations and warranties had been made on and as of the Closing Date; except, in each case, to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in the manner set forth above, as applicable, as of such other date.

(b)   Compliance with Covenants.  Purchaser and Merger Sub shall have performed and complied in all material respects with each obligation, agreement and covenant required by this Agreement to be performed or complied with by Purchaser or Merger Sub, as applicable, prior to or at the Closing.

(c)   Deliverables.  Purchaser and Merger Sub, as applicable, shall have delivered each of the following items to the Company:

(i)            a true and complete copy, certified by the secretary or an assistant secretary of Merger Sub, of the resolutions duly and validly adopted by the board of directors and sole stockholder of Merger Sub authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(ii)           a true and complete copy, certified by the secretary or an assistant secretary of Purchaser, of the resolutions duly and validly adopted by the board of directors of Purchaser authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(iii)          a certificate of each of Purchaser and Merger Sub, dated the Closing Date and signed by an executive officer thereof, to evidence satisfaction of the conditions set forth in Section 8.2(a) and Section 8.2(b) (insofar as each relates to Purchaser and Merger Sub, as applicable);

(iv)          a copy of the Escrow Agreement, duly executed by Purchaser and the Escrow Agent; and

(v)           a copy of the Reciprocal Restrictive Covenants Agreement, duly executed by Purchaser;

provided, however, that any certificates provided to the Company pursuant to this Section 8.2(c) shall be in form and substance reasonably satisfactory to the Company.

Section  8.3            Conditions Precedent to the Obligations of Purchaser and Merger Sub.  The obligation of Purchaser and Merger Sub to effect the transactions contemplated hereby is also subject to the satisfaction at or prior to the Closing Date of each of the following conditions, unless waived in writing by Purchaser and Merger Sub:

(a)   Accuracy of Representations and Warranties.  The Company Fundamental Representations shall be true and correct in all respects with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, and all other representations and warranties made by the Company contained in Article III hereof (i) that are qualified by Material Adverse Effect, “material,” “materiality” or “in all material respects” shall be true and correct in all respects as so qualified as though such representations and warranties had been made on and as of the Closing Date and (ii) that are not so qualified shall be true and correct in all material respects as though such representations and warranties had been made on and as of the Closing Date; except, in each case, to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in the manner set forth above, as applicable, as of such other date.

(b)   Compliance with Covenants.  The Company shall have performed and complied in all material respects with each obligation, agreement and covenant required by this Agreement to be performed or complied with by the Company prior to or at the Closing.

(c)   Termination of Related Party Contracts.  The Related Party Contracts set forth on Section 5.4 of the Company Disclosure Schedule shall have been terminated in accordance with Section 5.4.

(d)   Reciprocal Restrictive Covenants Agreement.  Dennis Mehiel, Dennis Dorian Mehiel, Four M Investments, LLC and each of the Disposition Purchasers shall have executed and delivered to Purchaser the Reciprocal Restrictive Covenants Agreement.

(e)   No Company Material Adverse Effect.  Between the date hereof and the Closing Date, there has been no Company Material Adverse Effect.

(f)    Disposition.  The Disposition shall have been completed in all respects in accordance with the terms of this Agreement.

(g)   Financing.  Purchaser shall have obtained the Financing or, if applicable, the Alternate Financing, with aggregate proceeds of at least $525,000,000.

(h)   Consents.  The Company or its Subsidiaries, as applicable, shall have received consents, in form and substance reasonable satisfactory to Purchaser, to the transactions contemplated hereby from each of the Persons set forth on Section 8.3(h) of the Company Disclosure Schedule.

(i)    Dissenting Shares.  The Dissenting Shares shall include (i) no shares of Class A Preferred Stock and (ii) no more than five percent (5%) of the shares of Company Stock issued and outstanding immediately prior to the Closing.

(j)    FIRPTA Certificate; Securityholder Certificates.  The Company shall have delivered to Purchaser, not more than 20 days prior to the Closing Date, either one of the following items:

(i)            A statement in accordance with Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h) certifying that the Company is not, and has not been, a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code, and Purchaser shall have no actual knowledge that such statement is false or receive a notice that such statement is false pursuant to Treasury Regulations Section 1.1445-4.   In addition, the Company shall have delivered to Purchaser on the Closing Date the notification to the IRS described in Treasury Regulations Section 1.897-2(h)(2) regarding delivery of the statement referred to in the preceding sentence, signed by a responsible corporate officer of the Company.  The Company acknowledges that Purchaser may cause the Company to file such notification with the IRS on or after the Closing Date.

(ii)           A certificate of non-foreign status from each Securityholder in accordance with Treasury Regulations Section 1.1445-2(b), which certificate shall be in form and substance reasonably satisfactory to Purchaser.

In the event that the Company does not deliver the certificate described in clause (i) above and all Securityholders other than 1903 Offshore Loans SPV Limited have delivered the certificate described in clause (ii) above, then, notwithstanding the foregoing, the condition set forth in this Section 8.3(j) shall be deemed to have been satisfied, provided, however, that any payments required to be made to 1903 Offshore Loans SPV Limited pursuant to this Agreement shall be made net of any required withholding in accordance with Section 2.14.

(k)   Release of Liens.  All Liens shall have been released (or, in the alternative, solely in connection with the Closing Indebtedness, Lien Release Letters shall have been obtained and delivered to Purchaser), or shall be positioned to be released simultaneous with the Closing, with respect to (i) shares of Company Stock and any capital stock of or ownership or equity interests in any of the Retained Subsidiaries and (ii) any other assets of the Company or the Retained Subsidiaries (other than (x) any matters described in clauses (a) through (e) of the definition of “Permitted Liens” (y) any Real Property Exceptions and (z) any Liens in respect of any equipment lease of the Company or any Retained Subsidiary).

(l)    Timberline Guarantor.  Each of U.S. Corrugated, Inc. and any other Retained Subsidiary acting as a guarantor shall have been released as a guarantor under the Revolving

Credit, Term Loan and Security Agreement, dated as of July 17, 2008, by and among Timberline Packaging, Inc., the Lenders (as defined therein) and PNC Bank, National Association, as amended by Amendment No. 1 to the Revolving Credit, Term Loan and Security Agreement, dated as of April 5, 2010.

(m)  Milwaukee Multiemployer Plan.  Written consent (in form and substance reasonably satisfactory to Purchaser) shall have been received from the administrator of the Milwaukee Multiemployer Plan consenting to the procedure described in Section 7.12 of this Agreement and confirming that such administrator will not treat the disposition of the Company’s assets related to its facility in Milwaukee, Wisconsin as triggering and withdrawal liability under the Milwaukee Multiemployer Plan.

(n)   Software Licenses.  The Company shall resolve all Software licensing issues, including obtaining valid licenses for each Software user at the Company and its Subsidiaries, to the reasonable satisfaction of Purchaser.

(o)   Discharge of Indenture.  The conditions for the “satisfaction and discharge” of the Indenture, in accordance with Section 8.02 thereof, shall have been satisfied (other than the requirement for deposit of funds with the Trustee)  and arrangements reasonably satisfactory to the Trustee under the Indenture shall have been made to redeem, within 45 days following the Closing Date, all of the Company Bonds

(p)   Company New Environmental Policy.  The Company shall have obtained the Company New Environmental Policy in accordance with Section 7.14.

(q)   RESERVED

(r)    Other Deliverables.  The Company and the Representative, as applicable, shall have delivered each of the following items to Purchaser and Merger Sub:

(i)            a true and complete copy, certified by the secretary or an assistant secretary of the Company, of the resolutions duly and validly adopted by the board of directors of the Company authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(ii)           a certificate of the Company, dated the Closing Date and signed by an executive officer thereof, to evidence satisfaction of the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(e);

(iii)          a certificate of the Company, dated the Closing Date and signed by the chief executive officer or chief financial officer thereof, to evidence satisfaction of the conditions set forth in 8.3(i);

(iv)          a copy of the Escrow Agreement, duly executed by the Representative;

(v)           Transfer Tax declarations with respect to the Real Property, if applicable, executed by the Company or its Subsidiaries;

(vi)          with respect to each of the Company and each of its Retained Subsidiaries, (A) a certified copy of the certificate of incorporation (or other formation or organizational document equivalent thereto) and (B) a certificate of good standing, in each case from the applicable jurisdiction of incorporation (or formation or organization);

(vii)         a copy of the Company Environmental Policies, duly issued by the insurers thereunder with terms and conditions as set forth in Section 7.14 and in full force and effect;

(viii)        a copy of Lien Release Letters, duly executed by each holder of Closing Indebtedness, on the one hand, and the Company or one of the Retained Subsidiaries, on the other hand;

(ix)           a certificate of the Company and each of the Retained Subsidiaries, dated the Closing Date and signed by the secretary or an assistant secretary thereof, as to (A) no amendments to the certificate of incorporation (or other formation or organizational document equivalent thereto) since a specified date and (B) the bylaws (or operating agreement or other document equivalent thereto) thereof;

(x)            resignation letters, effective as the Closing, from each of the officers and directors of the Company and the Retained Subsidiaries set forth on Section 8.3(p)(x) of the Company Disclosure Schedule; (which Section 8.3(r)(x) of the Company Disclosure Schedule shall be updated as requested by written notice to the Company given by Purchaser from time to time after the date hereof but in no event less than ten (10) Business Days prior to closing);

(xi)           the minute books, stock ledgers and corporate seals of the Company and each of the Retained Subsidiaries;

(xii)          copies of each Approval Consent executed by Stockholders;

(xiii)         executed copies of all of the Disposition Agreements;

(xiv)         a certificate of the Company, dated the Closing Date and signed by an executive officer thereof, to evidence that the actions required by each of Sections 5.3, 5.4, 5.5, 5.6, 5.7, 5.8, 5.9 and 5.10 have been taken; and

(xv)          the deliveries contemplated by Section 7.10;

provided, however, that any certificates provided to Purchaser and Merger Sub pursuant to this Section 8.3(p) (other than certificates provided by a Governmental Entity) shall be in form and substance reasonably satisfactory to Purchaser.

ARTICLE IX

TERMINATION

Section  9.1            Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(a)   by mutual written consent of the Company, Purchaser and Merger Sub;

(b)   by either Purchaser or Merger Sub, on the one hand, or the Company, on the other hand, if (i) any Governmental Entity shall have issued any judgment, injunction, order or decree prohibiting, enjoining or otherwise restraining the transactions contemplated by this Agreement and such judgment, injunction, order or decree shall have become final and nonappealable or (ii) any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity after the date of this Agreement which prohibits the consummation of the transactions contemplated hereby shall be in effect; provided, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including such party’s obligations set forth in Section 7.2 and Section 7.3) has been the primary cause of, or resulted in, such action;

(c)   by either Purchaser or Merger Sub, on the one hand, or the Company, on the other hand, if the Effective Time shall not have occurred on or before November 30, 2011 (the “Termination Date”); provided, however, that if the conditions set forth in Section 8.1 or Section 8.3(g) have not been satisfied prior to the Termination Date, the Termination Date may be extended from time to time by the Company or Purchaser one or more times by written notice to the other party up to a date not beyond December 31, 2011, which date shall thereafter be deemed to be the “Termination Date.”  Notwithstanding anything to the contrary herein, the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to (i) any party whose failure to fulfill any obligation under this Agreement (including such party’s obligations set forth in Section 7.2 and Section 7.3) has been the primary cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date or (ii) the Company during the pendency of any applicable cure period with respect to a Condition Failure Notice, a Title Defect or a matter that would give rise to a right of Purchaser or Merger Sub to terminate this Agreement pursuant to Section 9.1(e);

(d)   by the Company if there has been a breach of any representation, warranty, obligation, agreement or covenant made by Purchaser or Merger Sub in this Agreement, such that the conditions in Section 8.2(a) and Section 8.2(b) are not capable of being satisfied and which shall not have been cured by Purchaser or Merger Sub prior to 30 days after receipt of written notice from the Company requesting such breach to be cured; provided, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to the Company if the failure of the Company to fulfill any obligation under this Agreement (including the Company’s obligations set forth in Section 7.2 and Section 7.3) has been the primary cause of, or resulted in, such breach by Purchaser or Merger Sub;

(e)   by Purchaser and Merger Sub if there has been a breach of any representation, warranty, obligation, agreement or covenant made by the Company in this Agreement, such that the conditions in Section 8.3(a), Section 8.3(b) and Section 8.3(e) are not capable of being satisfied and which shall not have been cured by the Company prior to 30 days after receipt of written notice from Purchaser requesting such breach to be cured; provided, that the right to terminate this Agreement pursuant to this Section 9.1(e) shall not be available to Purchaser and Merger Sub if the failure of Purchaser to fulfill any obligation under this Agreement (including Purchaser’s obligations set forth in Section 7.2 and Section 7.3) has been the primary cause of, or resulted in, such breach by the Company;

(f)    by Purchaser and Merger Sub following receipt of a Condition Failure Notice; provided, that the right to terminate this Agreement pursuant to this Section 9.1(f) shall expire at 11:59 p.m., Central time, on the tenth Business Day after receipt of such Condition Failure Notice; or

(g)   by Purchaser and Merger Sub if (i) there exists a Title Defect which shall not have been cured by the Company prior to 30 days after receipt of written notice from Purchaser requesting such Title Defect to be cured and or (ii) the Company fails to provide the documents set forth in Section 7.10(c) prior to 10 Business Days prior to the Closing Date, in each such case as a result of which the condition set forth in Section 8.3(g) is not capable of being satisfied.

Section  9.2            Effect of Termination.  In the event of any termination of this Agreement pursuant to Section 9.1 hereof, this Agreement forthwith shall become void and of no further force or effect, and no party hereto (or any of its Affiliates, directors, officers, agents or representatives or the Lenders or their Affiliates) shall have any liability or obligation hereunder, except in accordance with Section 7.1, this Section 9.2 and Section 12.5 (and, to the extent relevant thereto, Article XII), which shall survive any such termination.  Nothing in this Section 9.2 shall (a) be deemed to release any party from any liability for any intentional or willful breach of any terms or provisions of this Agreement, (b) impair the right of any party to compel specific performance by any other party of its surviving obligations under this Agreement or (c) affect the Confidentiality Agreement, which shall survive any termination of this Agreement.

Section  9.3            Release of Deposit Amount.  In the event of any termination of this Agreement pursuant to (a) Section 9.1(c), which termination pursuant to Section 9.1(c) is a direct result of Purchaser’s failure to satisfy the condition set forth in Section 8.3(g) hereof, or (b) Section 9.1(d),  the Company and Purchaser shall promptly give joint written instructions to the Deposit Agent to release the Deposit Amount to the Company; provided, however, that in the event of any termination of this Agreement for any other reason, the Company and Purchaser shall promptly give joint written instructions to the Deposit Agent to release the Deposit Amount to Purchaser; provided, further, that in the event the Closing occurs, the Company and Purchaser shall promptly give joint written instructions to the Deposit Agent to cause the Deposit Amount to be delivered by the Deposit Agent to the Escrow Agent in accordance with Section 2.10(c).

ARTICLE X

SURVIVAL; INDEMNIFICATION

Section  10.1  Survival.  Except as provided for herein, none of the representations and warranties set forth in this Agreement shall survive the Closing; provided, however, that (a) the representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Capitalization), Section 3.3 (Authorization and Validity of Agreement), and Section 3.14 (Brokers and Finders), (b) the representations and warranties set forth under Section 3.11 (Taxes) shall survive until the three month anniversary of the expiration of the statute of limitations period applicable to the matters covered thereby (after giving effect to any extension of waiver thereof), (such representations and warranties set forth in clauses (a) and (b) of the foregoing collectively, the “Company Fundamental Representations”) and (c) the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authorization and Validity of Agreement) and Section 4.6 (Brokers and Finders) (collectively, the “Purchaser Fundamental Representations”) shall survive indefinitely.  All covenants and other agreements set forth in this Agreement and the agreements contemplated hereby with respect to matters to occur prior to the Closing shall survive the Closing.  No claim may be made for indemnification hereunder for an inaccuracy or breach of any representation, warranty or covenant after the expiration of the survival period applicable to such representation, warranty or covenant set forth in this Section 10.1; provided, however, that if Purchaser or the Representative, as applicable, delivers a written notice to the other party of an indemnification claim for an inaccuracy or breach of any representation, warranty or covenant (stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification) within the applicable time periods set forth above, such claim shall survive until resolved or judicially determined.

Section  10.2  Indemnification.  The parties hereto shall indemnify each other as set forth below:

(a)   Subject to the terms and conditions of this Article X, from and after the consummation of the Closing, the Securityholders hereby agree, severally to the extent of their respective Percentage Interests in the Indemnity Escrow Amount, and not jointly, to indemnify and hold harmless each Purchaser Group Member from, and to reimburse each Purchaser Group Member for, any and all Losses asserted against, imposed upon or incurred by such Purchaser Group Member in connection with, arising from, related to or which are the result of (collectively, the “Purchaser Group Losses”):

(i)            any breach or inaccuracy of any Company Fundamental Representation (in each case, without giving effect to any limitation or qualification in any such representation or warranty as to Material Adverse Effect, “material,” “materiality,” “in all material respects” or other similar qualifications set forth therein);

(ii)           any liability of the Company or any Retained Subsidiary arising, existing or incurred prior to the Closing or arising out of or relating to the Business or operations of the Company and its Subsidiaries prior to the Closing, whether absolute, accrued, contingent or otherwise, and for which a Purchaser Group Member gives written notice to the Representative of an indemnification claim within 18 months following the Closing Date, other than (i) liabilities shown on the Latest Balance Sheet, (ii) liabilities incurred in the ordinary course of business consistent with past practices between the date of the Latest Balance Sheet and the Closing, (iii) liabilities arising under this Agreement or in connection with the transactions contemplated hereby, (iv) liabilities that are otherwise disclosed in any section of the Company Disclosure Schedule; (v) liabilities that are disclosed in a Condition Failure Notice delivered prior to the Closing in accordance with Section 12.15(a) of this Agreement;

(iii)          any breach by the Company or the Representative of any of their respective covenants or agreements contained in this Agreement or any other agreement contemplated hereby or any failure by the Company or the Representative to perform any of their respective obligations hereunder or thereunder;

(iv)          the Disposition, including with respect to any Disposed Liabilities or the Disposition Agreements, or any current or former Disposed Assets Employee or any liability under Title IV of ERISA in connection with the Disposition;

(v)           any amounts paid in accordance with Section 2.12 by Purchaser or the Surviving Corporation as consideration in respect of the Dissenting Shares which is in excess of (A) the Adjusted Per Share Merger Consideration and any Per Share Escrow Proceeds in respect thereof, if and when payable in accordance with this Agreement and the Escrow Agreement, or (B) the Per Share Class A Consideration, as applicable;

(vi)          any Closing Indebtedness that remains unpaid following the Closing, other than by reason of Purchaser’s failure to satisfy its obligations under Section 2.10(b)(iv);

(vii)         any amount paid by Purchaser or the Surviving Corporation in respect of the deductible under the Environmental Insurance with respect to a claim covered by the Environmental Insurance that relates to a property leased under a DL-6 Lease;

(viii)        any fraud by or on behalf of the Company in connection with the negotiation, execution or performance of this Agreement; and

(ix)           the matters described on Section 10.2(a)(ix) of the Company Disclosure Schedule;

provided, however, that (A) no Purchaser Group Member shall be entitled to indemnification under this Section 10.2(a) for any Losses to the extent a reserve with respect to such Loss is taken into account in the calculation or determination of the Final Closing Amount (such reserve to be reduced for these purposes by the amount of any such Losses), (B) the Securityholders shall not be responsible for any Purchaser Group Losses in respect of Section 10.2(a)(i) or Section 10.2(a)(ii) until the aggregate amount of all Purchaser Group Losses exceeds $1,000,000 (the “Basket Amount”), at which point the Securityholders shall be responsible for all Purchaser Group Losses in excess of the Basket Amount; and (C) the aggregate indemnity obligation of the Securityholders for all Purchaser Group Losses shall be limited to, and shall be satisfied solely from, the Indemnity Escrow Amount.

(b)   Subject to the terms and conditions of this Article X, from and after the consummation of the Closing, Purchaser hereby agrees to indemnify and hold harmless each Securityholder Group Member from, and to reimburse each Securityholder Group Member for, any and all Losses asserted against, imposed upon or incurred by such Securityholder Group Member in connection with, arising from, related to or which are the result of (collectively, the “Company Group Losses”):

(i)            any breach or inaccuracy of any Purchaser Fundamental Representation (in each case, without giving effect to any limitation or qualification in any such representation or warranty as to Material Adverse Effect, “material,” “materiality,” “in all material respects” or other similar qualification set forth therein); and

(ii)           any breach by Purchaser or Merger Sub of its covenants or agreements contained in this Agreement or any other agreement contemplated hereby or any failure by Purchaser or Merger Sub to perform any of its obligations hereunder or thereunder;

provided, however, that (A) Purchaser shall not be responsible for any Company Group Losses in respect of Section 10.2(b)(i) until the aggregate amount of all of such Company Group Losses exceeds the Basket Amount, at which point Purchaser shall be responsible for all Company Group Losses in excess of the Basket Amount; and (B) the aggregate indemnity obligation of Purchaser for all Company Group Losses in respect of Section 10.2(b)(i) shall in no event exceed $16,500,000; provided further, however, that the limitations on Purchaser’s obligations to indemnity Securityholder Group Members set forth in the foregoing clauses (A) and (B) shall not apply to any Company Group Losses incurred as a result of any actual fraud on the part of Purchaser or Merger Sub in connection with the negotiation or execution of this Agreement.

(c)   Any Purchaser Group Member or Securityholder Group Member (an “Indemnified Party”) seeking indemnification pursuant to this Article X (each, an “Indemnification Event”) shall give written notice (an “Indemnification Claim”) to the party from which such indemnification is sought (an “Indemnifying Party”) describing in reasonable detail the Indemnification Event and the basis on which indemnification is sought.  If the Indemnifying Party is not so notified by the Indemnified Party promptly after the date of the receipt by the Indemnified Party or any of its Affiliates of notice of, or of the Indemnified Party or any of its Affiliates otherwise becoming aware of, any particular Indemnification Event, the Indemnified Party’s rights under this Article X shall not be affected except to the extent such failure is actually prejudicial in any material respect to the rights and obligations of the Indemnifying Party.  After the giving of any Indemnification Claim pursuant to this Article X, the amount of indemnification to which an Indemnified Party shall be entitled hereunder shall be determined by (i) written agreement between the Indemnified Party and the Indemnifying Party, (ii) a final judgment or decree of any arbitrator or court of competent jurisdiction or (iii) any other means to which the Indemnified Party and the Indemnifying Party shall agree in writing.  The judgment or decree of an arbitrator or court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

(d)   Third-Party Claims.  In the event that any written claim or demand for which an Indemnifying Party may have liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), the Indemnified Party shall (1) promptly, but in no event more than 60 days following receipt of such Third Party Claim, deliver written notice to the Indemnifying Party of such Third Party Claim; provided, however, that the right to indemnification hereunder shall not be affected by any failure of the Indemnified Party to give such notice (or by delay by the Indemnified Party in giving such notice) unless, and then only to the extent that, the rights and remedies of the Indemnifying Party shall have been prejudiced as a result of the failure to give, or delay in giving, such notice, and (2) permit the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party within 30 days after the Indemnifying Party’s receipt of such written notice of the Third Party Claim (or such shorter time period as may be necessary to avoid prejudicing the rights and remedies of the Indemnified Party thereunder), to assume the defense of such Third Party Claim with counsel reasonably acceptable to the Indemnified Party, if the relief claimed (and, in the reasonable judgment of the Indemnifying Party, is reasonably likely to be granted if the Third Party Claim is successful) relates only to money damages in an amount not reasonably expected to materially exceed the then available amount of Indemnity Escrow Amount or the Tax Escrow Amount, as the case may be, does not seek injunctive or equitable relief and would not reasonably be expected to involve material reputational harm to the Indemnified Party or any of its Affiliates.  Such defense shall be conducted diligently and in good faith.  The Indemnifying Party shall keep the Indemnified Party reasonably apprised of the status of the Third Party Claim and any resulting suit or proceeding, furnish such Indemnified Party with all documents and information reasonably requested by the Indemnified Party and shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim or any resulting suit or proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned).  If the Indemnifying Party is not entitled to assume the defense of a Third Party Claim in accordance with this Section 10.2(d), or if the Indemnifying Party does not assume the defense of any Third Party Claim in accordance with this Section 10.2(d), the Indemnified Party may defend against such Third Party Claim in such manner as it reasonably deems appropriate.

(e)   The Indemnified Party and the Indemnifying Party shall each cooperate fully (and shall each cause its Affiliates to cooperate fully) with the other in the defense of any Third-Party Claim pursuant to Section 10.2(d).  Without limiting the generality of the foregoing, each such Person shall furnish the other such Person (at the expense of the Indemnifying Party) with such documentary or other evidence as is then in its or any of its Affiliates’ possession as may reasonably be requested by the other Person for the purpose of defending against any such Third-Party Claim.

(f)    Following the consummation of the Closing, except with respect to the matters covered by Sections 2.11, 6.2, 6.3, 7.7, 7.8 or 12.4, or any remedies for fraud the rights and remedies of the Purchaser Group Members and Securityholder Group Members under this

Section 10.2 are exclusive and in lieu of any and all other rights and remedies which Purchaser or the Purchaser Group Members and Securityholder Group Members, as the case may be, may have against the other under this Agreement (i) with respect to (A) the breach or inaccuracy of any representation, warranty, certification or other statement made (or deemed made) thereby pursuant to this Agreement or the Company Disclosure Schedule, as the case may be, or (B) any breach of, or failure to perform or comply with, any covenant or agreement set forth in this Agreement or (ii) otherwise with respect to the transactions contemplated by this Agreement.  For avoidance of doubt, nothing contained in this Agreement is intended to limit the availability of any remedies that cannot be waived as a matter of law.

(g)   If at any time subsequent to the receipt by an Indemnified Party of an indemnity payment hereunder, such Indemnified Party (or any Affiliate thereof) receives any recovery, settlement or other similar payment with respect to the Loss for which it received such indemnity payment (the “Recovery”), such Indemnified Party shall promptly pay to the Indemnifying Party an amount equal to the amount of such Recovery, less any expense incurred by such Indemnified Party (or its Affiliates) in connection with such Recovery (the “Recovery Payment”), but in no event shall any such Recovery Payment exceed the amount of such indemnity payment; provided, however, in the event that the Indemnified Party is Purchaser and the Escrow Fund exists at the time Purchaser is required to make a Recovery Payment to the Indemnifying Party pursuant to this Section 10.2(g), Purchaser shall deliver such Recovery Payment to the Escrow Agent for deposit into the Escrow Fund pursuant to the Escrow Agreement in lieu of delivering such Recovery Payment to the Indemnifying Party.

(h)   Any payment made by Purchaser or the Securityholders pursuant to this Section 10.2 shall be deemed an adjustment in the Final Closing Amount.  The amount of any Losses will be reduced by the amount actually recovered by Purchaser or any of its Affiliates, including the Surviving Corporation and any of its Subsidiaries, from any third party under any contract with such party or under any applicable insurance policy.

(i)    Purchaser shall be entitled to recover any Purchaser Group Losses pursuant to this Section 10.2 by directing the Escrow Agent, pursuant to the terms of the Escrow Agreement, to release that portion of the Indemnity Escrow Amount equal to the amount of such Purchaser Group Losses.

(j)    Notwithstanding anything herein to the contrary, this Section 10.2 shall have no application to claims for indemnification for Taxes (including a claim for a breach or inaccuracy of representations and warranties pursuant to Section 3.11 (Taxes)), which are governed exclusively by the provisions of Section 7.7; provided, however, indemnification pursuant to this Section 10.2 shall be applicable with respect to a breach of the covenants set forth in Section 7.7(a).

Section  10.3  Mehiel Liability.  Dennis Mehiel and Dennis Dorian Mehiel shall be jointly and severally liable (for the avoidance of doubt, without regard for any of the limitations set forth in this Article X) for any fraud by or on behalf of either Dennis Mehiel or Dennis Dorian Mehiel in connection with the negotiation or execution of this Agreement.

ARTICLE XI

REPRESENTATIVE

Section  11.1          Appointment of Representative.

(a)   Dennis Mehiel (and any of his successors or assigns) is hereby appointed to act as the Representative under this Agreement for the Securityholders and, as such, to act as agent (with full power of substitution) of the Securityholders, to take such action on such Securityholders’ behalf with respect to all matters relating to this Agreement and the Escrow Agreement, including to make all determinations, agreements and settlements relating to the Final Closing Statement, Tax matters under Section 7.7 and the indemnification provisions of Article X, to sign receipts, consents and other documents to effect any of the transactions contemplated by this Agreement and the Escrow Agreement and to take all actions necessary or appropriate in connection with the foregoing.  All such determinations, agreements, settlements and compromises made by the Representative shall be binding on all of the Securityholders, regardless of whether such Securityholders are presented with and executed an Approval Consent.  The Representative shall not have any duties or responsibilities except those contemplated by this Agreement and the Escrow Agreement, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or shall otherwise exist against the Representative.

(b)   The parties to this Agreement agree that Purchaser, Merger Sub and the Escrow Agent shall be entitled to conclusively rely on the instructions, decisions and acts of the Representative required, permitted or contemplated to be taken by the Representative hereunder or under the Escrow Agreement, and Purchaser, Merger Sub and the Escrow Agent are hereby relieved from any liability to any Person for any acts done by them in accordance with any instructions, decisions or acts of the Representative.  The parties to this agreement further agree that Purchaser, Merger Sub and the Escrow Agent shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document furnished to it by or on behalf of the Representative, and reasonably believed by Purchaser, Merger Sub or the Escrow Agent to be genuine and to have been signed and presented by the proper party or parties.

(c)   The Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by any Securityholder, Purchaser or Merger Sub, or any other evidence deemed by the Representative to be reliable, and the Representative shall be entitled to act on the advice of counsel selected by it.

(d)   The Representative shall be entitled to retain counsel and other advisors and to incur such expenses as the Representative deems to be necessary or appropriate in connection with the performance of its obligations under this Agreement and the Escrow Agreement.  Each Securityholder shall be deemed to have hereby irrevocably granted the Representative exclusive and full power and authority in the name and on behalf of such Securityholder to set aside from the amounts to be paid to the Securityholders at Closing an aggregate amount in cash equal to the Representative Reserve Amount to be used to fund the reimbursement of expenses of the Representative as authorized by this Article XI, which amount shall be deducted proportionately on a pro rata basis based on such Securityholder’s Percentage Interests and held for the benefit of such Securityholder, and any portion of the Representative Reserve Amount not used to fund the reimbursement of the expenses of the Representative pursuant to this Agreement shall be released in such same proportions to each Securityholder upon the later of (i) the final distribution to the Securityholders of all remaining amounts of the Escrow Fund pursuant to the Escrow Agreement, or (ii) as otherwise determined by the Representative in its sole discretion; provided, however, that if the Representative reasonably determines that any such amounts are necessary for the Representative to carry out its obligations under this Agreement, such amounts shall not be distributed to the Securityholders until the Representative reasonably determines that such amounts are no longer necessary for such purpose.  All expenses, including reasonable legal fees and expenses incurred by the Representative in fulfilling the duties of the Representative as agent for the Securityholders, shall be paid from the Representative Reserve Amount.  Each Securityholder shall be deemed to have hereby irrevocably appointed the Representative exclusive and full power and authority to invest any such amounts in its sole discretion.  Any losses suffered as a result of any such investments shall be borne only by the Securityholders and any interest accrued on any such investments shall be allocated among and released to the Securityholders in the same manner as provided above with respect to the release of any portion of the Representative Reserve Amount.  If the Representative, in connection with acting in such capacity, shall incur any loss, cost or expense that is not reimbursed from the Representative Reserve Amount, each Securityholder shall be deemed to have agreed, at the written request of the Representative, to reimburse the Representative for a proportionate amount thereof, determined on a pro rata basis based on such Securityholders’s Percentage Interests (which, for the avoidance of doubt, shall not be taken out of the Escrow Account); provided, however, that such reimbursement obligation shall be limited to the aggregate proceeds received by such Securityholder in connection with the transactions contemplated by this Agreement.

(e)   The Representative shall incur no liability to the Securityholders with respect to any action taken or omitted to be taken by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuinely and duly authorized, nor for any other action or inaction except its own willful illegal acts or acts of fraud.  The Securityholders shall be deemed to have agreed that the Representative is acting solely on behalf of and as agent for the Securityholders and not in its personal capacity and in no event shall the Representative be personally liable to the Securityholders hereunder except as expressly provided in the first sentence of this Section 11.1(e).  The Securityholders shall indemnify the Representative (in its capacity as such) ratably according to their respective ownership interests in the Company against, and shall hold the Representative (in its capacity as such) harmless from, any and all losses of whatever kind which may at any time be imposed upon, incurred by or asserted against the Representative in such capacity in any way relating to or arising out of its action or failures to take action pursuant to this Agreement or the Escrow Agreement or in connection herewith or therewith in such capacity (other than in the case of illegal acts or acts of fraud by the Representative).  The agreements in this Section 11.1 shall survive termination of this Agreement.

ARTICLE XII

MISCELLANEOUS

Section  12.1          Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or sent by fax (with immediate confirmation) or nationally recognized overnight courier service, as follows:

(a)   if to Purchaser or Merger Sub, to:

c/o KapStone Paper and Packaging Corporation

1101 Skokie Blvd, Suite 300

Northbrook, Illinois  60062-4124

Facsimile:  (847) 205-7551

Attn:  General Counsel

with a copy to (which shall not constitute notice):

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois  60603
Facsimile:  (312) 853-7036

Attn:  Frederick C. Lowinger, Esq. and Kevin F. Blatchford, Esq.

(b)   if to the Company prior to the Closing, to:

U.S. Corrugated Acquisition Inc.

550 Broad Street, Suite 605

Newark, New Jersey  07102

Facsimile:  (973) 353-8099

Attn:  Dennis Mehiel, Chief Executive Officer

with a copy to (which shall not constitute notice):

Wollmuth Maher & Deutsch LLP
500 Fifth Avenue
New York, New York  10110
Facsimile:  (212) 382-0050
Attn:  Paul R. DeFilippo, Esq.

(c)   if to the Surviving Corporation after the Closing, to:

c/o KapStone Paper and Packaging Corporation

1101 Skokie Blvd, Suite 300

Northbrook, Illinois  60062-4124

Facsimile:  (847) 205-7551

Attn:  General Counsel

with a copy to (which shall not constitute notice):

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois  60603
Facsimile:  (312) 853-7036

Attn:  Frederick C. Lowinger, Esq. and Kevin F. Blatchford, Esq.

(d)   if to Dennis Mehiel (either as an individual party hereto or in his capacity as the Representative), to:

Mr. Dennis Mehiel

115 E. Stevens Avenue

Valhalla, New York  10595

Facsimile:  (914) 747-2399

with a copy to (which shall not constitute notice):

Wollmuth Maher & Deutsch LLP
500 Fifth Avenue
New York, New York  10110
Facsimile:  (212) 382-0050
Attn:  Paul R. DeFilippo, Esq.

(e)   if to Dennis Dorian Mehiel, to:

Mr. Dennis Dorian Mehiel

33 Bayberry Road,

Armonk, NY 10504

Facsimile:  (973) 817-8223

with a copy to (which shall not constitute notice):

Wollmuth Maher & Deutsch LLP
500 Fifth Avenue
New York, New York  10110

Facsimile:  (212) 382-0050
Attn:  Paul R. DeFilippo, Esq.

or to such other Person or address or facsimile number as any party shall specify by like written notice to the other parties hereto (any such notice of a change of address to be effective only upon actual receipt thereof).

Section  12.2          Entire Agreement.  This Agreement (including the schedules, exhibits and other documents and instruments referred to herein or contemplated hereby), together with the Confidentiality Agreement referred to in Section 7.1, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements and understandings between any of the parties hereto with respect to the subject matter hereof.

Section  12.3          Assignment; Binding Effect.  Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned, in whole or in part, by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto.  The preceding sentence notwithstanding, Purchaser and Merger Sub may assign this Agreement or all or any part of their rights and obligations under this Agreement, following written notice to the Representative, (i) to an Affiliate of Purchaser, (ii) to any subsequent purchaser of Purchaser or substantially all of its assets (whether such sale is structured as a sale of stock, a sale of assets, a merger or otherwise) and (iii) to any of their respective lenders (including Bank of America, N.A., as agent) as collateral security; provided, however, that no such assignment shall relieve Purchaser of its obligations under this Agreement.  Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.  Nothing in this Agreement, expressed or implied, is intended to confer on any Person, other than the parties or their respective successors and assigns and, (a) with respect to Sections 2.8, 2.10, 7.7 and 10.2, the holders of Stock Options, (b) with respect to Sections 2.8, 2.9, 2.10, 2.11, 2.12, 7.7 and 10.2, the Stockholders, (c) with respect to Section 6.3, the Disposition Purchasers, and (d) with respect to Section 6.2, the D&O Indemnified Persons, in each case to the extent such Persons are not parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section  12.4          Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed by the Company, Purchaser, Merger Sub or the Representative in accordance with the terms of this Agreement and that, in such event, such parties could not be adequately compensated by monetary damages alone.  Accordingly, in addition to any other remedy at law or equity (including monetary damages), Purchaser, Merger Sub, the Company and the Representative shall be entitled to specific performance of the terms of this Agreement, including temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the terms of this Agreement.  Each party hereto (i) agrees that it shall not oppose the granting of such specific performance or relief and (ii) hereby irrevocably waives any requirement for the security or posting of any bond in connection with such relief.

Section  12.5          Fees and Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including fees and disbursements of counsel, financial advisors and accountants) shall be borne by the party which incurs such cost or expense; provided, that all fees incurred in connection with any (i) filings under the HSR Act and (ii) Other Filings shall be borne equally by Purchaser, on the one hand, and by the Company, on the other hand.

Section  12.6          Amendments.  This Agreement may be amended by the parties hereto at any time prior to the Closing Date without further action by any other Securityholders; provided, that this Agreement may not be amended or modified except by an instrument in writing signed on behalf of each of the parties hereto.

Section  12.7          Waivers.  At any time prior to the Closing Date, the Company, on the one hand, or Purchaser or Merger Sub, on the other hand, may, to the extent legally allowed, (a) extend the time specified herein for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other with any of the agreements or covenants of such other party or parties (as the case may be) contained herein.  Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party or parties to be bound thereby.  No such extension or waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other breach or failure to strictly comply with the provisions of this Agreement.  The failure of any party to insist on strict compliance with this Agreement or to assert any of its rights or remedies hereunder or with respect hereto shall not constitute a waiver of such rights or remedies.

Section  12.8          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated thereby is not affected in any manner materially adverse to any party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section  12.9          Captions.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section  12.10        Counterparts.  This Agreement may be executed in counterparts (including by means of facsimile), each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

Section  12.11        Governing Law.  This Agreement shall be governed by, and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that State, without regard to its principles of conflicts of law that would result in the application of any laws other than the laws of the State of New York.

Section  12.12        Arbitration.

(a)   This Section 12.12 shall not be of any force or effect unless and until the Closing shall have occurred.  From and after the Closing, except with respect to any Proceeding initiated to assert a fraud claim or as otherwise expressly set forth in any other provision of this Agreement, including Section 2.11, subject to Section 12.12(b), any dispute, controversy or claim between the parties to this Agreement arising from or in connection with this Agreement or any other agreement contemplated hereby whether based on contract, tort, common law, equity, statute, regulation, order or otherwise (a “Dispute”), regardless of the magnitude thereof or the amount in controversy, shall be submitted to, and finally determined by, arbitration in accordance with the following provisions of this Section 12.12(a):

(i)            Any such arbitration shall be conducted by the American Arbitration Association (“AAA”) in accordance with the AAA Commercial Rules (“AAA Rules”), except as the AAA Rules conflict with the provisions of this Section 12.12, in which event the provisions of this Section 12.12 shall control.

(ii)           The arbitral panel (the “Panel”) shall consist of three arbitrators independent of the parties (the “Arbitrators”).  The Arbitrators shall be appointed pursuant to AAA’s procedure for selecting arbitrators as described in the AAA Rules. Each Arbitrator shall be either an attorney or business person knowledgeable in commercial matters and have at least ten years’ experience in his field of expertise.

(iii)          The arbitration shall be conducted in New York, New York or in such other location as the parties may designate by mutual written consent; provided, however, that the Panel may from time to time convene, carry on hearings, inspect property or documents, and take evidence at any location which the Panel deems appropriate.

(iv)          The Panel may in its discretion order a pre-hearing exchange of information including production of documents, exchange of summaries of testimony or exchange of statements of position, and shall schedule promptly limited discovery (to the extent necessary and appropriate) and other procedural steps and otherwise assume case management initiative and control to effect an efficient and expeditious resolution of the Dispute.

(v)           At any oral hearing of evidence in connection with an arbitration pursuant to this Section 12.12, each party and its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of the other party.  No testimony of any witness shall be presented in written form unless the opposing party or parties shall have the opportunity to cross-examine such witness, except as the parties otherwise agree in writing or except under extraordinary circumstances where, in the opinion of the Panel, the interests of justice require a different procedure.

(vi)          Within 15 days after the closing of the arbitration hearing, the Panel shall prepare and distribute to the parties a written award setting forth the Panel’s findings of facts and conclusions of law relating to the Dispute, including the reasons for the giving or denial of any award or relief.  Except as necessary in court Proceedings to enforce this arbitration provision or an award rendered or relief granted hereunder as required by Law or the rules or regulations of any securities exchange or to comply with applicable accounting and Securities and Exchange Commission disclosure obligations, or to obtain interim relief, no party hereto nor an Arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of each of Purchaser and the Representative.

(vii)         The parties hereto consent to the jurisdiction of the state and federal courts specified in Section 12.13 with respect to such arbitration and further consent that any notice of arbitration upon the other party hereto by the party instituting such arbitration shall be deemed sufficient if made in accordance with Section 12.13, and that such notice shall have the same effect as if personal service of notice had been made.  A judgment upon the award rendered by the Panel may be entered in any court specified in Section 12.13 or in any other court having jurisdiction over the relevant parties.

(viii)        Purchaser and the Representative (on behalf of the Securityholders) agree to share equally the cost of any administrative fee, any compensation of the Arbitrators and any expenses of any witnesses or proof produced at the direct request of the Panel, provided, however, that the Panel, in its discretion, may allocate such fees and expenses between the parties in any manner it deems appropriate to reflect (i) the decision or any award of the Panel, (ii) each party’s efforts to comply with this Section 12.12 in good faith or (iii) such factors as the Panel deems relevant.

(ix)           The parties shall each bear all their own costs and attorneys’ fees and expenses of arbitration.

(x)            The Panel shall not have the power or authority to award punitive or indirect damages (other than those required to be paid to a third party pursuant to a Third-Party Claim pursuant to a final, non-appealable order).  Otherwise, the Panel shall have the authority to grant any other relief a court of competent jurisdiction could grant, including an injunction or other equitable relief.

(b)   Notwithstanding the Dispute resolution procedures contained in this Section 12.12, (i) nothing in this Section 12.12 shall prohibit any party hereto from joining another party in a Proceeding initiated by a Person that is not a party hereto and (ii) any party hereto may apply to any court specified in Section 12.13 (A) to enforce this agreement to arbitrate, (B) to seek provisional injunctive relief so as to enforce any agreements in this Agreement or any other agreement contemplated hereby until the arbitration award is rendered or the Dispute is otherwise resolved, (C) to avoid the expiration of any applicable limitation period, (D) to preserve a superior position with respect to other creditors, (E) to challenge or vacate any final judgment, award or decision of the Panel that does not comport with the express provisions of this Section 12.12 or (F) to enforce any provision of this Agreement or any other agreement contemplated hereby that provides for specific performance, a restraining order, a permanent or temporary injunction or other equitable remedy.

Section  12.13        Jurisdiction; Venue; Service of Process.  Subject to the duty to arbitrate in Section 12.12, each of the parties hereto hereby irrevocably and unconditionally consents and agrees to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York or the Southern District of New York, as applicable, for any Proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 12.1 (with copies to such other Persons as specified therein) shall be effective service of process for any Proceeding brought against it in any such court.  Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in the County of New York or the Southern District of New York, as applicable, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum.  Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section  12.14        WAIVER OF JURY TRIAL.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW AND SUBJECT TO THE DUTY TO ARBITRATE IN SECTION 12.12, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER AGREEMENTS CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.14.

Section  12.15        Disclosure Schedules.

(a)   The Company and its Subsidiaries may, from time to time, prior to or at the Closing (but in no event less than ten Business Days prior to the Closing Date) by written notice to Purchaser and Merger Sub, update or supplement the Company Disclosure Schedule in order to disclose any New Matter (the Company Disclosure Schedule, as so updated or supplemented, the “Updated Schedules”).  None of such Updated Schedules will be deemed to cure the representations and warranties to which such matters relate with respect to satisfaction of the conditions set forth in Section 8.3(a) or otherwise affect any other term or condition contained in this Agreement (including, for the avoidance of doubt, indemnification rights under Article X), except as provided in the immediately following sentence.  If the Company or any of its Subsidiaries provides written notice to Purchaser concurrently with the delivery of the Updated Schedules (such notice, a “Condition Failure Notice”) that, as a result of the New Matters described in such Condition Failure Notice and the accompanying Updated Schedules, the conditions set forth in Section 8.3(a) will not be satisfied at the Closing, Purchaser shall have until the earlier of (i) ten (10) Business Days after receipt of such Condition Failure Notice and (ii) two (2) Business Days prior to the Closing Date to notify the Company of Purchaser’s termination of this Agreement pursuant to Section 9.1(f); provided, however, if Purchaser does not exercise such termination right within the specified time period, then the New Matters disclosed in the Updated Schedules shall qualify the representation or warranty to which they relate for purposes of Article X and Purchaser shall be barred from seeking indemnification for Losses with respect to a breach or inaccuracy of such representation or warranty.

(b)   The inclusion of any information in the Company Disclosure Schedule will not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Schedule, that such information is required to be listed in the Company Disclosure Schedule or that such items are material to the Company or its Subsidiaries.  The headings, if any, of the individual sections of each of the Company Disclosure Schedules are inserted for convenience only and will not be deemed to constitute a part thereof or a part of this Agreement.  The Company Disclosure Schedule is arranged in sections corresponding to those contained in this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Schedule as an exception to a particular covenant, representation or warranty will be deemed adequately disclosed as an exception with respect to all other covenants, representations or warranties to the extent that the relevance of such item to such other covenants, representations or warranties is reasonably apparent on the face of such item, notwithstanding the presence or absence of any disclosure thereof in an appropriate section of the Company Disclosure Schedule with respect to such other covenants, representations or warranties or an appropriate cross-reference thereto.

Section  12.16        No Presumption.  With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof or referred to herein, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

Section 12.17         Claims Against Debt Financing Sources.  Subject to the rights of the parties to the Financing Commitments under the terms thereof, none of the parties hereto, nor or any of their respective Affiliates, solely in their respective capacities as parties to this Agreement, shall have any rights or claims against the Lenders, any other financing sources of the Financing or any Affiliate thereof (collectively, the “Debt Financing Sources”), solely in their respective capacities as lenders or arrangers in connection with the Financing, and the Debt Financing Sources, solely in their respective capacities as lenders or arrangers, shall not have any rights or claims against any party hereto or any related person thereof, in connection with this Agreement or the Financing, whether at law or equity, in contract, in tort or otherwise.  Without limiting the foregoing and notwithstanding anything to the contrary contained herein, each of the parties hereto (x) agrees that it will not, and will not permit any of its Affiliates to, bring or support any action or proceeding (whether at law, in equity, in contract, in tort or otherwise) against a Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Financing Commitments or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and (y) waives any right to trial by jury in respect of any such claim, suit, action or proceeding. The provisions of this Section, as well as Section 9.2, shall be enforceable by each Debt Financing Source, its Affiliates and their respective successors and permitted assigns as express third-party beneficiaries.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first above written.

U.S. CORRUGATED ACQUISITION INC.

By:	/s/ Dennis Mehiel
Name:	Dennis Mehiel
Title:	Chairman

KAPSTONE KRAFT PAPER CORPORATION

By:	/s/ Roger W. Stone
Name:	Roger W. Stone
Title:	Chairman & CEO

PINE MERGER CORP.

By:	/s/ Roger W. Stone
Name:	Roger W. Stone
Title:	Chairman & CEO

DENNIS MEHIEL, as the Representative and for purposes of Section 10.3

/s/ Dennis Mehiel
Dennis Mehiel, an individual

DENNIS DORIAN MEHIEL, for purposes of Section 10.3

/s/ Dennis Dorian Mehiel
Dennis Dorian Mehiel, an individual

[AGREEMENT AND PLAN OF MERGER]